As filed with the Securities and Exchange Commission on June __, 2007
Registration No. 333- 113821
===============================================================

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 5 to
FORM SB-2
Registration Statement Under The Securities Act of 1933

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	3900	39-1661164
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)
50 Lakeview Parkway, Suite 111 Vernon Hills, IL 60061 (847) 573-8000 (Address and telephone number of registrants principal executive offices and principal place of business)		David Ellison Chief Financial Officer 50 Lakeview Parkway, Suite 111 Vernon Hills, IL 60061 (847) 573-8000 (Name, address and telephone number of agent for service)
Copies to:
ADAM EILENBERG, ESQ.
Eilenberg Krause & Paul LLP
11 East 44th St., 19th Floor
New York, New York 10017
Telephone: (212) 986-9700

Approximate date of proposed sale to public: From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)	Amount of Registration fee
Common Stock, par value $0.0025	42,940,714	$0.37	$15,888,064	$2,013.02
Common Stock, par value $0.0025	47,084,795	$0.30	$14,125,439	$1,789.69
Common Stock, par value $0.0025	1,000,000	$0.20	$200,000	$25.34
Total	91,025,509		$30,213,503	$3,828.05

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
(2)  Pursuant to Rule 457(c), calculated upon the basis of the average of the bid and asked prices of the common stock, as quoted through the over-the-counter bulletin board, on March 18, 2004, a date within five days of the original filing date of this Registration Statement.
(3) Represents the number of shares that may be sold by the selling security holders following the exercise of a warrant.
(4) Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holders.
(5) Registration fee has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

EXPLANATORY NOTE: THIS POST EFFECTIVE AMENDMENT NO. 5 TO FORM SB-2 IS BEING FILED TO UPDATE THE RESPECTIVE HOLDINGS OF CERTAIN SELLING SECURITY HOLDERS IN THE TABLE UNDER THE CAPTION “SELLING SECURITY HOLDERS.” CERTAIN OTHER INFORMATION INCLUDED HEREIN HAS ALSO BEEN UPDATED

SUBJECT TO COMPLETION DATED, JUNE ___, 2007

APPLIED NEUROSOLUTIONS, INC.

42,940,714 shares of common stock
48,084,795 shares issuable upon exercise of warrants

This prospectus relates to the disposition by the selling security holders listed on page 15 or their transferees, of up to 42,940,714 shares of our common stock already issued and outstanding and 48,084,795 shares of our common stock issuable upon the exercise of warrants held by the selling security holders. We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders. We will receive proceeds of $0.30 per share from the exercise of any of the 34,690,824 warrants. On April 27, 2007, 9,782,805 warrants were exercised by selling security holders.

For a description of the plan of distribution of the shares, please see page 25 of this prospectus.

Our common stock is included for quotation on the over-the-counter bulletin board under the symbol "APNS." The closing price for the common stock on June 18, 2007 was $0.29 per share.

The securities offered hereby involve a high degree of risk. Please read the "Risk factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 50 Lakeview Parkway, Suite 111, Vernon Hills, Illinois 60061. Our telephone number is (847) 573-8000.

The date of the prospectus is ________, 2007.

TABLE OF CONTENTS

Prospectus Summary	5
Special Note Regarding Forward Looking Statement	7
Risk Factors	7
Use of Proceeds	17
Selling Security Holders	17
Plan of Distribution	25
Legal Proceedings	27
Directors, Executive Officers, Promoters and Control Persons	27
Security Ownership of Certain Beneficial Owners and Management	29
Description of Securities	30
Interest of Named Experts and Counsel	33
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	33
Organization Within Last Five Years	33
Description of Business	34
Management’s Discussion and Analysis or Plan of Operation	43
Description of Property	53
Certain Relationships and Related Transactions	53
Market for Common Equity and Related Stockholder Matters	53
Executive Compensation	55
Where you can Find Additional Information	60
Financial Statements	61
Indemnification of Directors and Officers	98
Other Expenses of Issuance and Distribution	98
Recent Sales of Unregistered Securities	98
Exhibits	100
Undertakings	103
Signatures	105

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, "Applied NeuroSolutions", “APNS”, “the Company”, "we", "us" and "our" refer to Applied NeuroSolutions, Inc., a Delaware company, unless the context otherwise requires.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Company Summary

We are Applied NeuroSolutions, Inc. (“APNS”), a development stage biopharmaceutical company primarily engaged in the research and development of novel therapeutic targets for the treatment of Alzheimer's disease (“AD”) and diagnostics to detect AD.

Alzheimer’s disease is the most common cause of dementia among people age 65 and older. Dementia is the loss of memory, reason, judgment and language to such an extent that it interferes with a person’s daily life and activities. Currently it is estimated that over five million people in the U.S. have Alzheimer’s disease and the national cost of caring for people with Alzheimer’s is thought to be $100 billion annually. The market for AD therapy is estimated to be 30 million people worldwide.

Our core technology in the AD field is based on exclusive licenses with Albert Einstein College of Medicine (“AECOM”) covering all diagnostic and therapeutic applications in the field of neurodegenerative disease discovered in Dr. Peter Davies’ laboratories at AECOM. As a result of Dr. Davies’ research, we are focused on discovery of unique therapeutic targets that may be involved in a common intracellular phosphorylation pathway leading to the development of the abnormal, destructive brain structures, amyloid plaques and neurofibrillary tangles, that are characteristic of Alzheimer’s disease. We have discovered biomarkers that we believe will aid in the development of effective AD treatments.

In November 2006, we announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. According to the terms of the agreement, we received $2 million in cash, including an equity investment of $500,000, from Lilly, plus we will receive annual research and development support for the duration of the collaboration agreement. In addition, Lilly will, based on the achievement of certain milestones, provide us with up to $10 million to $20 million per therapeutic compound. There are no assurances that any milestones will be met. Royalties are to be paid to us for AD therapies brought to market that result from the collaboration. Lilly received the exclusive worldwide rights to the intellectual property related to our expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

We have also been working on both a cerebrospinal fluid (“CSF”) based test and serum based tests to detect AD at an early stage. In a research setting, our CSF-based test has demonstrated an ability to differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease.

On April 27, 2007, we entered into a letter agreement with several of the selling security holders under this prospectus pursuant to which these security holders agreed to exercise their warrants to purchase 9,782,805 shares of our common stock at a reduced exercise price of $0.17 per share. These warrants were originally issued in a private placement in February 2004 at an exercise price of $0.30 per share, and the resale of our common stock issued upon the exercise of these warrants is covered by this prospectus. The letter agreement with us provided that in exchange for the reduced exercise price these selling security holders agreed not to sell the shares received from the exercise of the warrants for 45 days from the warrant exercise date. On and after 45 days from the warrant exercise date, these selling security holders may sell up to 20% of the shares received from the exercise of the warrants. On and after 90 days from the warrant exercise date, these selling security holders may sell up to an additional 30% of the shares received from the exercise of the warrants. On and after 180 days from the warrant exercise date, these selling security holders may sell all of the shares received from the exercise of the warrants. Other than the exercise price and the resale restriction, all other terms of the warrants remain in full force and effect.

We received $1,663,077 from the exercise of these warrants. We anticipate that our existing cash balances, coupled with funds received from the warrant exercises and funds anticipated to be received from operations, should be adequate to fund operations through December 31, 2007. We will need additional funding prior to January 2008 to cover operations.

Incorporating the exercise of these warrants, we now have 108,484,956 shares of common stock outstanding and 38,296,417 warrants outstanding.

We are subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations. We have experienced significant operating losses since our inception. As of March 31, 2007, we had an accumulated deficit of approximately $46.2 million. Notwithstanding payments that we may receive under our collaboration agreement with Eli Lilly and Company, we expect to incur operating losses over the next several years as our research and development efforts continue.

We currently have no approved products on the market and have not received any commercial revenues from the sale or license of any products.

Key Facts of the Offering

Shares of common stock being registered	42,940,714
Total shares of common stock outstanding as of the date of this prospectus	108,484,956
Number of shares of common stock issuable upon the exercise of warrants	34,690,824 (excludes 9,782,805 shares that were issued to exercising warrant holders on April 27, 2007
Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees
We will receive no proceeds from the disposition of already outstanding shares of our common stock by the selling security holders or their transferees.

We will receive proceeds of up to $10,407,247 from the exercise of the remaining 34,690,824 unexercised warrants covered by this registration statement. In April 2007, we received proceeds of $1,663,077 from the exercise of 9,782,805 warrants covered by this registration statement.

Recent Developments

    On April 27, 2007, we entered into a letter agreement with several of the selling security holders under this prospectus pursuant to which these security holders agreed to exercise their warrants to purchase 9,782,805 shares of our common stock at a reduced exercise price of $0.17 per share. These warrants were originally issued in a private placement in February 2004 at an exercise price of $0.30 per share, and the resale of our common stock issued upon the exercise of these warrants is covered by this prospectus. The letter agreement with us provided that in exchange for the reduced exercise price these selling security holders agreed not to sell the shares received from the exercise of the warrants for 45 days from the warrant exercise date. On and after 45 days from the warrant exercise date, these selling security holders may sell up to 20% of the shares received from the exercise of the warrants. On and after 90 days from the warrant exercise date, these selling security holders may sell up to an additional 30% of the shares received from the exercise of the warrants. On and after 180 days from the warrant exercise date, these selling security holders may sell all of the shares received from the exercise of the warrants. Other than the exercise price and the resale restriction, all other terms of the warrants remain in full force and effect.

We received $1,663,077 from the exercise of these warrants. We anticipate that our existing cash balances, coupled with funds received from the warrant exercises and funds anticipated to be received from operations, should be adequate to fund operations through December 31, 2007. We will need additional funding prior to January 2008 to cover operations.

Incorporating the exercise of these warrants, we now have 108,484,956 shares of common stock outstanding and 38,296,417 warrants outstanding.

On April 20, 2007, Dr. Michael Sorell, a Class III director, passed away. We have not filled the vacancy resulting from Dr. Sorell’s untimely passing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form SB-2 contains forward-looking statements. For this purpose, any statements contained in this Form SB-2 that are not statements of historical fact may be deemed to be forward-looking statements. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as "may," "will," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "continue" or the negative of these similar terms. In evaluating these forward-looking statements, you should consider various factors, including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking statements. The Company assumes no obligation to update forward-looking statements.

RISK FACTORS

Investing in us entails substantial risks. Factors that could cause or contribute to differences in our actual results include those discussed in the following section. You should consider carefully the following risk factors, together with all of the other information included in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.

We need to raise funds by January 2008 in order to continue operations

As of March 31, 2007, we had cash of $674,174. On April 27, 2007, we received $1,663,077 from the exercise of 9,782,805 warrants at an exercise price of $0.17 per share. We anticipate that our cash balances at March 31, 2007, coupled with the funds received from the warrant exercises and funds anticipated to be received from operations, should be adequate to fund operations through December 31, 2007. We will need additional funding prior to January 2008 in order to fund our research, product development and our operations. The cash on hand will be used for ongoing research and development, working capital, general corporate purposes and possibly to secure appropriate partnerships and expertise. Since we do not expect to generate significant revenues from operations in 2007, we will be required to raise additional capital in financing transactions or through some form of collaborative partnership in order to satisfy our expected cash expenditures after December 31, 2007. We expect to raise such additional capital by selling shares of our capital stock, proceeds from exercises of existing warrants and/or stock options and/or by borrowing money. However, such additional capital may not be available to us at acceptable terms or at all. In order to raise funds through the sale of capital stock, we will most likely need to increase our authorized common stock, which will require the time and expense of obtaining stockholder approval. Further, if we sell additional shares of our capital stock, your ownership position in our Company will be subject to dilution. In the event that we are unable to obtain additional capital, we may be forced to reduce our operating expenditures or to cease operations altogether.

We have had net losses for each of the years ended December 31, 2006 and 2005, and we have an accumulated deficit of $45.5 million as of December 31, 2006. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, in the view of our independent auditors, these conditions raise substantial doubt about our ability to continue as a going concern. Furthermore, since we do not expect to generate any significant revenues for the foreseeable future, our ability to continue as a going concern depends, in large part, on our ability to raise additional capital through equity or debt financing transactions, and receipt of payments from collaborative partnerships. If we are unable to raise additional capital, we may be forced to discontinue our business.

We are a development stage company without any products currently in clinical trials

    We are a development stage company. Our product furthest along in development is a diagnostic test which detects Alzheimer’s disease utilizing cerebrospinal fluid (CSF) and we are continuing the development. Our other potential diagnostic and therapeutic products and technologies are early in the research and development phase, and product revenues may not be realized from the sale of any such products for at least the next several years, if at all. Our proposed products will require significant additional research and development efforts prior to any commercial use, including extensive preclinical and clinical testing as well as lengthy regulatory approval. There can be no assurances that our research and development efforts will be successful, that our potential products will prove to be safe and effective in clinical trials or that we will develop any commercially successful products. We currently have no approved products on the market and have not received any commercial revenues from the sale or license of any diagnostic or therapeutic products.

We have a history of operating losses and expect to sustain losses in the future

We have experienced significant operating losses since our inception. As of March 31, 2007, we had an accumulated deficit of approximately $46.2 million. We expect to incur operating losses over the next several years as our research and development efforts continue. Our ability to achieve profitability depends in part upon our ability, alone or with or through others, to raise additional capital to execute our business plan, to complete development of our proposed products, to obtain required regulatory approvals, to manufacture and market our products, and to successfully commercialize our approved products.

We need to raise additional capital by January 2008, however, we may not be able to raise such capital, or we may only be able to raise capital on unfavorable terms

Our operations to date have consumed substantial amounts of cash. Our development of our technologies and potential products will require substantial funds to conduct the costly and time-consuming activities necessary to research, develop and optimize our technologies, and ultimately, to establish manufacturing and marketing capabilities. Our future capital requirements will depend on many factors, including:

•	continued scientific progress in the research and development of our technologies;
•	our ability to establish and maintain collaborative arrangements with others for product development;
•	progress with validation testing, pre-clinical and clinical trials;
•	the time and costs involved in obtaining regulatory approvals;
•	the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims;
•	competing technological and market developments;
•	changes in our existing research relationships; and
•	effective product commercialization activities and arrangements.

We anticipate that our cash balances at March 31, 2007, coupled with the funds received from the warrant exercises and funds anticipated to be received from operations, should be adequate to fund operations through December 31, 2007. We will need additional funding prior to January 2008 in order to fund our research, product development and our operations. The cash on hand will be used for ongoing research and development, working capital, general corporate purposes and possibly to secure appropriate partnerships and expertise. If additional funding is not obtained, we will not be able to fund costs of any programs, and we may have to significantly minimize or eliminate our programs, and possibly discontinue all our product development and/or our operations. We are currently evaluating our options to maximize the value of our diagnostic technology, including seeking partnerships and licensing arrangements.

We face extensive governmental regulation and any failure to comply could prevent or delay product approval or cause the disallowance of our products after approval

The U.S. Food and Drug Administration, and comparable agencies in foreign countries, impose many requirements on the introduction of new therapeutics through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures relating to the manufacture, distribution, advertising, pricing and marketing of pharmaceutical products. These requirements make it difficult to estimate when any of our products in development will be available commercially, if at all.

The regulatory process takes many years and requires the expenditure of substantial resources. Clinical trials for diagnostic products, including the FDA submission and approval process, generally take less time than for therapeutic products. Data obtained from pre-clinical and clinical activities are subject to varying interpretations that could delay, limit or prevent regulatory agency approval. We may also encounter delays or rejections based on changes in regulatory agency policies during the period in which we develop our products and/or the period required for review of any application for regulatory agency approval of a particular product. Delays in obtaining regulatory agency approvals will make the projects more costly and adversely affect our business.

Diagnostic products have a different path to regulatory approval than the path for pharmaceutical products. In vitro diagnostic products have a different path to regulatory approval, i.e., the Premarket Approval Application (PMA) process regulated by the Office of In Vitro Diagnostic Device and Safety (OIVD) of the FDA. The regulatory process leading to a submission of an in vitro diagnostic device PMA for FDA approval to market involves a multistage process including: (1) a Pre-Investigational Device Exemption (Pre-IDE) program in which preliminary information is submitted to the FDA for review and guidance on, and acceptance of, the test protocol and proposed clinical trial to evaluate the safety and effectiveness of an in vitro diagnostic product followed by, (2) an Investigational Device Exemption (IDE) submission for approval to allow the investigational diagnostic device to be used in a clinical study in order to (3) collect safety and effectiveness data required to support a PMA to receive FDA approval to market a device.

Even if we successfully enroll patients in clinical trials for our diagnostic or therapeutic products, setbacks are a common occurrence in clinical trials. These setbacks often include:

•	Failure to comply with the regulations applicable to such testing may delay, suspend or cancel our clinical trials,
•	The FDA might not accept the test results,
•
The FDA, or any comparable regulatory agency in another country, may suspend clinical trials at any time if it concludes that the trials expose subjects participating in such trials to unacceptable health risks

•	Human clinical testing may not show any current or future product candidate to be safe and effective to the satisfaction of the FDA or comparable regulatory agencies
•	The data derived from clinical trials may be unsuitable for submission to the FDA or other regulatory agencies.

In 2005 we filed with the FDA a Pre-Investigational Device Exemption (“Pre-IDE”) application with respect to our CSF-based diagnostic test and we had our Pre-IDE meeting with the FDA in November 2005. Subsequent to our meeting with the FDA, we worked with our clinical consultants to refine our clinical protocol. At that time, work was suspended due to funding constraints. It is uncertain when we will file a Pre-IDE for our serum-based diagnostics in development. We have not filed any Investigation New Drug (“IND”) with respect to our AD therapeutic, and the timing of such filing in the future is uncertain, and subject to the progress of our collaboration with Eli Lilly and Company. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business may be adversely affected. If the FDA grants approval for a drug or device, such approval may limit the indicated uses for which we may market the drug or device and this could limit the potential market for such drug or device. Furthermore, if we obtain approval for any of our products, the marketing and manufacture of such products remain subject to extensive regulatory requirements. Even if the FDA grants approval, such approval would be subject to continual review, and later discovery of unknown problems could restrict the products future use or cause their withdrawal from the market. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. Failure to comply with regulatory requirements could, among other things, result in:

•	product recalls or seizures;
•	fines and penalties;
•	injunctions;
•	criminal prosecution;
•	refusals to approve new products and withdrawal of existing approvals; and/or
•	enhanced exposure to product liabilities.

In order to market our products outside of the United States, we must comply with numerous and varying regulatory requirements of other countries regarding safety and quality. The approval procedures vary among countries and can involve additional product testing and administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA approval. The regulatory approval process in other countries includes all of the risks associated with obtaining FDA approval detailed above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries.

In addition, many countries require regulatory agency approval of pricing and may also require approval for the marketing in such countries of any drugs or devices we develop. We cannot be certain that we will obtain any regulatory approvals in other countries and the failure to obtain such approvals may materially adversely affect our business.

Under our agreement with Eli Lilly and Company, however, all aspects of our therapeutic collaboration will be largely funded by Lilly.

We may not identify a cost effective protocol for obtaining FDA approval that could yield desired claims for any of our proposed products

Prior to beginning the clinical testing process required to obtain FDA approval for any of our proposed products, we must determine if there is a cost effective protocol that would be acceptable to the FDA and offer the opportunity to obtain desired claims and indications. If a cost effective clinical testing protocol cannot be structured in a time appropriate duration for a specific proposed product, we will not attempt to obtain FDA approval for that proposed product. This may reduce or eliminate any potential revenues we would receive from the proposed product.

Our technologies are subject to licenses and termination of any of those licenses would seriously harm our business

We have exclusive licenses with Albert Einstein College of Medicine ("AECOM") covering virtually all of our Alzheimer's disease technology, including all our AD related diagnostic and therapeutic products currently in development. We depend on these licensing arrangements to maintain rights to our products under development. These agreements require us to make payments in order to maintain our rights. The agreements also generally require us to pay royalties on the sale of products developed from the licensed technologies, fees on revenues from sublicensees, where applicable, and the costs of filing and prosecuting patent applications. We are currently in compliance with our license agreements, however, we will need to raise additional capital in order to meet our ongoing obligations to AECOM. If we fail to raise sufficient funds, and consequently default on our obligations to AECOM, our licenses could terminate, and we could lose the rights to our proprietary technologies. Such a loss would have a material adverse effect on our operations and prospects.

Our collaboration agreement with Eli Lilly and Company may not provide the future payments we anticipate over the course of the agreement

In November 2006, we announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. Lilly received the exclusive worldwide rights to the intellectual property related to our expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles. Lilly may not advance any of the technology under the agreement as fast, or as far, as we would anticipate, if at all, to provide us with the milestone and royalty payments we expected when we signed the agreement. In addition, Lilly may decide to allocate internal resources to other projects and slow down, or stop the work, under our collaboration agreement for a period of time, which could cause our technology under the agreement not to be advanced at the rate we expected, or not be advanced at all. Such a situation could have a material adverse effect on our operations and prospects.

The demand for diagnostic products for Alzheimer’s disease may be limited because there is currently no cure or effective therapeutic products to treat the disease

Since there is currently no cure or therapy that can stop the progression of Alzheimer’s disease, the market acceptance and financial success of a diagnostic technology capable of detecting Alzheimer’s disease may be limited. As a result, even if we successfully develop a safe and effective diagnostic technology for identifying this disease, its commercial value might be limited.

The value of our research could diminish if we cannot protect, enforce and maintain our intellectual property rights adequately

The pharmaceutical and diagnostic industries place considerable importance on obtaining patent and trade secret protection for new technologies, products and processes, and where possible, we actively pursue both domestic and foreign patent protection for our proprietary products and technologies. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. When patent protection is available, it is our policy to file patent applications in the United States and selected foreign jurisdictions. We currently hold and maintain 12 issued United States patents and various related foreign patents. Two of the issued United States patents are for our Alzheimer's diagnostic technology, nine of the issued United States patents are for our Alzheimer's therapeutic technology and one of the issued United States patents relates to transgenic animals. Two of the issued AD patents are assigned to AECOM and are licensed to us, and ten of the issued AD patents are assigned to us. We currently have six patent applications filed, two have Alzheimer's diagnostic applications, three have Alzheimer's therapeutic applications, and one has both Alzheimer's diagnostic and therapeutic applications. The issued United States Alzheimer's technology patents expire between 2014 and 2023. No assurance can be given that our issued patents will provide competitive advantages for our technologies or will not be challenged or circumvented by competitors. With respect to already issued patents, there can be no assurance that any patents issued to us will not be challenged, invalidated, circumvented or that the patents will provide us proprietary protection or a commercial advantage. We also rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality agreements with employees, consultants, collaborative partners and others. There can be no assurance that these agreements will not be breached.

The ability to develop our technologies and to commercialize products will depend on avoiding the infringement of patents of others. While we are aware of patents issued to competitors, we are not aware of any claim of patent infringement against us, except as described in the following two paragraphs. Any potential patent infringement may require us to acquire licensing rights to allow us to continue the development and commercialization of our products. Any such future claims concerning us infringing patents and proprietary technologies could have a material adverse effect on our business. In addition, litigation may also be necessary to enforce any of our patents or to determine the scope and validity of third-party proprietary rights. There can be no assurance that our patents would be held valid by a court of competent jurisdiction. We may have to file suit to protect our patents or to defend use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.

In March 2004 we were notified by email from Innogenetics, a Belgian biopharmaceutical company involved in specialty diagnostics and therapeutic vaccines, that it believes the CSF diagnostic test we have been developing uses technology that is encompassed by the claims of its’ U.S. patents. Innogenetics also informed us that it could be amenable to entering into a licensing arrangement or other business deal with APNS regarding its patents. We had some discussions with Innogenetics concerning a potential business relationship, however no further discussions have been held since the second quarter of 2006.

We have reviewed these patents with our patent counsel on several occasions prior to receipt of the email from Innogenetics and subsequent to receipt of the email. Based on these reviews, we believe that our CSF diagnostic test does not infringe the claims of these Innogenetics patents. If we were unable to reach a mutually agreeable arrangement with Innogenetics, we may be forced to litigate the issue. Expenses involved with litigation may be significant, regardless of the ultimate outcome of any litigation. An adverse decision could prevent us from possibly marketing a future diagnostic product and could have a material adverse impact on our business.

We also rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets can be difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and others to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy if unauthorized disclosure of confidential information occurs. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position. None of our employees, consultants, scientific researchers or collaborators has any rights to publish scientific data and information generated in the development or commercialization of our products without our approval, with the exception of Eli Lilly and Company’s rights under our collaboration agreement. Under the license agreements with us, AECOM has a right to publish scientific results relating to the diagnosis of AD and precursor or related conditions in scientific journals, provided, that AECOM must give us pre-submission review of any such manuscript to determine if it contains any of our confidential information or patentable materials.

We face large competitors and our limited financial and research resources may limit our ability to develop and market new products

The biotechnology, diagnostic and pharmaceutical markets generally involve rapidly changing technologies and evolving industry standards. Many companies, both public and private, are developing products to diagnose and to treat Alzheimer’s disease. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. As a result, our competitors may more rapidly develop effective diagnostic products as well as therapeutic products that are more effective or less costly than any product that we may develop. Under our agreement with Eli Lilly and Company, however, all aspects of our therapeutic collaboration will be largely funded by Lilly.

We also face competition from colleges, universities, governmental agencies and other public and private research institutions. These competitors are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed. Some of these technologies may compete directly with the technologies being developed by us. Also, these institutions may also compete with us in recruiting highly qualified scientific personnel.

We do not have manufacturing capability and we must rely on third party manufacturers to produce our products, giving us limited control over the quality of our products and the volume of products produced

While we have internally manufactured the reagents and materials necessary to conduct our activities related to development and validation of our diagnostic products, we do not currently have any large scale manufacturing capability, expertise or personnel and expect to rely on outside manufacturers to produce material that will meet applicable standards for clinical testing of our products and for larger scale production if marketing approval is obtained.

Under our agreement with Eli Lilly and Company, Lilly has an exclusive world-wide license to manufacture, market and sell any AD therapeutic that comes to market from our collaboration agreement. We do not have any manufacturing agreements for our proposed diagnostic products. We cannot assure that any outside manufacturer that we, or Lilly, select will perform suitably or will remain in the contract manufacturing business, in which instances we (or Lilly) would need to find a replacement manufacturer or we would have to develop our own manufacturing capabilities. If we are unable to do so, our ability to obtain regulatory approval for our products could be delayed or impaired. Our ability, and Lilly’s ability, to market our products could also be affected by the failure of our third party manufacturers or suppliers to comply with the good manufacturing practices required by the FDA and foreign regulatory authorities.

We do not have marketing and sales staff to sell our products and we must rely on third parties to sell and market our products, the cost of which may make our products less profitable for us

We do not have marketing and sales experience or personnel. As we currently do not intend to develop a marketing and sales force, we will depend on arrangements with partners or other entities for the marketing and sale of our proposed products. Under our agreement with Eli Lilly and Company, Lilly has an exclusive world-wide license to market and sell any AD therapeutic that comes to market from our collaboration agreement. We do not currently have any agreements with corporate partners or other entities to provide sales and marketing services for our proposed diagnostic products. We may not succeed in entering into any satisfactory third-party arrangements for the marketing and sale of our proposed products, or we may not be able to obtain the resources to develop our own marketing and sales capabilities. We may never have an AD therapeutic come to market under the Lilly agreement, or we may never have a diagnostic product come to market. The failure to develop those capabilities, either externally or internally, will adversely affect future sales of our proposed products.

We must rely on third party relationships to develop, manufacture and market our products without which we may fail

We do not possess all the resources necessary to complete the development, clinical testing, regulatory process, manufacturing, marketing and commercialization of our diagnostic and therapeutic products and we will need to obtain such resources from third parties. In order to obtain such resources, we will need to enter into collaborations with corporate partners, licensors, licensees and possibly relationships with third parties from whom we will outsource the necessary expertise and resources. Our success may depend on securing such relationships. This business strategy would utilize the expertise and resources of third parties in a number of areas including:

•	performing various activities associated with pre-clinical studies and clinical trials;
•	preparing submissions seeking regulatory approvals;
•	manufacture of kits and solutions; and
•	sales and marketing of our products.

This strategy of reliance on third party relationships creates risks to us by placing critical aspects of our business in the hands of third parties, whom we may not be able to control as effectively as our own personnel. For example, under our agreement with Eli Lilly and Company, Lilly has an exclusive world-wide license to manufacture, market and sell any AD therapeutics that comes to market from our collaboration agreement. We cannot be sure that the Lilly agreement or any future collaborative agreements will be successful. If these third parties, such as Eli Lilly and Company, do not perform in a timely and satisfactory manner, we may incur additional costs and lose time in our development and clinical programs as well as commercializing our products. To the extent we choose not to, or are not able to, establish such arrangements, we could experience increased risk and capital requirements.

We do not have the ability to conduct clinical trials independently. We intend to rely on our partners, clinical investigators and third-party clinical research organizations to perform a significant portion of these functions. There can be problems with using third party clinical research organizations such as:

•	we are not able to locate acceptable contractors to run this portion of our clinical trials;
•	we can not enter into favorable agreements with them;
•	third parties may not successfully carry out their contractual duties; and/or
•	third parties may not meet expected deadlines.

If any of these problems occur, we will be unable to obtain required regulatory approvals and will be unable to commercialize our products on a timely basis, if at all.

We are dependent on our key employees and consultants, who may not readily be replaced

We are highly dependent upon the principal members of our management team, especially Ellen R. Hoffing, President and Chief Executive Officer, and Peter Davies, Ph.D., our founding scientist, as well as our other officers and directors. Ms. Hoffing’s employment began on August 29, 2006. Our consulting agreements with Dr. Davies are effective through November 2008, and we have employment agreements with John DeBernardis, Ph.D., Senior Advisor to Ms. Hoffing, Daniel Kerkman, Ph.D., Vice President of Research and Development, and David Ellison, Chief Financial Officer and Corporate Secretary, all of which run through October 31, 2007. We do not currently maintain key-man life insurance and the loss of any of these persons' services, and the resulting difficulty in finding sufficiently qualified replacements, would adversely affect our ability to develop and market our products and obtain necessary regulatory approvals.

Our success also will depend in part on the continued service of other key scientific and management personnel, and our ability to identify, hire and retain additional staff. We face intense competition for qualified employees and consultants. Large pharmaceutical companies and our competitors, which have greater resources and experience than we have, can, and do, offer superior compensation packages to attract and retain skilled personnel. As a result, we may have difficulty retaining such employees and consultants because we may not be able to match the packages offered by such competitors and large pharmaceutical companies, and we may have difficulty attracting suitable replacements.

We expect that our potential expansion into areas and activities requiring additional expertise, such as clinical trials, governmental approvals, contract and internal manufacturing and sales and marketing, will place additional requirements on our management. We expect these demands will require an increase in management and scientific personnel and the development of additional expertise by existing management personnel. The failure to attract and retain such personnel or to develop such expertise could materially adversely affect prospects for our success.

If our current research collaborators, scientific advisors, and specifically our founding scientist, Dr. Peter Davies, terminate their agreements with us, or develop relationships with competitors, our ability to advance existing programs and add new tools and technologies could be adversely impacted.

We derive significant support and benefit from research collaborators and other expertise that we utilize. These collaborators are not our employees and operate under consulting agreements that are subject to termination provisions. Our core technology in the AD field is based on exclusive licenses with AECOM covering all of our diagnostic and therapeutic applications in the field of neurodegenerative diseases. We therefore cannot control the explicit amount of time or output that is derived from our collaborators through our agreements. Dr. Davies is currently actively deploying the time and resources at his lab at AECOM that is necessary to advance our collaboration agreement with Eli Lilly and Company. We may not derive any new or additional tools or technologies from our relationship with Dr. Davies at AECOM, that would be appropriate for us to develop, or that fall outside of the rights of the Lilly collaboration.

We use hazardous materials in our research and that may subject us to liabilities in excess of our resources

Our research and development involves the controlled use of hazardous materials such as acids, caustic agents, flammable solvents and carcinogens. Although we believe that our safety procedures for handling and disposing of hazardous materials comply in all material respects with the standards prescribed by government regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result. Although we have insurance coverage for third-party liabilities of this nature, such liability beyond this insurance coverage could exceed our resources. Our insurance for hazardous materials liabilities has a deductible of $5,000 and a cap on coverage for damages of $250,000. There can be no assurance that current or future environmental or transportation laws, rules, regulations or policies will not have a material adverse effect on us.

Potential product liability claims against us could result in reduced demand for our products or extensive damages in excess of insurance coverage

The use of our products in clinical trials or from commercial sales will expose us to potential liability claims if such use, or even their misuse, results in injury, disease or adverse effects. We intend to obtain product liability insurance coverage before we initiate clinical trials for any of our products. This insurance is expensive and insurance companies may not issue this type of insurance when needed. Any product liability claim resulting from the use of our diagnostic test in a clinical study, even one that was not in excess of our insurance coverage or one that is meritless, could adversely affect our ability to complete our clinical trials or obtain FDA approval of our product, which could have a material adverse effect on our business.

The healthcare reimbursement environment is uncertain and our customers may not get significant insurance reimbursement for our products, which could have a materially adverse affect on our sales and our ability to sell our products

Recent efforts by governmental and third-party payors, including private insurance plans, to contain or reduce the costs of health care could affect the levels of revenues and profitability of pharmaceutical, diagnostic and biotechnology products and companies. For example, in some foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. Pricing constraints on our potential products could negatively impact revenues and profitability.

In the United States and elsewhere, successful commercialization of our products will depend in part on the availability of reimbursement to the consumer using our products from third-party health care payors. Insufficient reimbursement levels could affect demand for our products, and therefore, our ability to realize an appropriate return on our investment in product development. Third-party health care payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. If we succeed in bringing one or more products to market, and the government or third-party payors fail to provide adequate coverage or reimbursement rates for those products, it could reduce our product revenues and profitability.

Current proposed regulations for reference laboratory developed diagnostic tests may impact our ability to sell our proposed diagnostic tests under the Clinical Laboratory Improvement Amendment (“CLIA”) exemption

Governmental agencies are currently reviewing additional regulations to be imposed on reference laboratory developed diagnostic tests, so called “homebrew” tests, including evidence of analytic and clinical validity and enhanced labeling requirements. In addition, there have been discussions concerning lower Medicare reimbursement for non-FDA approved tests. Increased FDA regulation of reference laboratory developed diagnostic tests could significantly increase the costs and significantly reduce the demand for such tests.

We must enroll a sufficient number of participants in our clinical trials and generate clinical data that shows our products are safe and effective in order to obtain the necessary regulatory approval to market our products

In order to sell our products, we must receive regulatory approval to market our products. Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through all necessary regulatory studies, including pre-clinical and clinical trials, that the product is safe and effective for use in each target indication. If our products fail in research, development and/or clinical trials, this may have a significant negative impact on us.

In addition, the results from pre-clinical testing and early clinical trials may not be predictive of results obtained in late stage clinical trials. There can be no assurance that our clinical trials will demonstrate sufficient safety and efficacy to obtain regulatory approvals. The completion rate of our clinical trials is dependent on, among other factors, the patient enrollment rate. Patient enrollment is a function of many factors including:

•	patient population size;
•	access to patients;
•	competitive trials;
•	the nature of the protocol to be used in the trial;
•	patient proximity to clinical sites; and
•	eligibility criteria for the study

Delays in patient enrollment would increase costs and delay ultimate sales, if any, of our products.

Our stock price may fluctuate significantly due to reasons unrelated to our operations, our products or our financial results. Our stock price may decrease if we have to issue a large number of shares of common stock that we may have to issue in order to raise the additional funds needed by January 2008.

Stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating performance or new product or service announcements. Broad market fluctuations, earnings and other announcements of other companies, general economic conditions or other matters unrelated to us or our operations and outside our control also could affect the market price of the Common Stock. During the 2005 and 2006 fiscal years and the three-month period ended March 31, 2007, the highest interday price of our stock was $0.50 and the lowest interday price of our stock during the same period was $0.09. We have sufficient cash to last through December 31, 2007, and we will need to raise additional funds prior to January 2008. In order to raise additional funds, we may have to sell a significant number of shares of our common stock and/or issue warrants exercisable to purchase shares of our common stock. While the inflow of additional funds may cause our stock price to increase, the prospect of issuing, or the actual issuance of, a substantial number of additional shares of common stock may cause our stock price to decrease.

We will need to increase the number of our authorized shares of common stock in order to raise a meaningful amount of capital through the sale of equity securities. Such increase will require approval of our stockholders. If our stockholders do not approve the increase in authorized common stock, we will be limited in our ability to raise a significant amount of capital through the sale of equity securities.

We have 200,000,000 authorized shares of common stock. We current have 108,484,956 shares of common stock issued and outstanding, and we have reserved (i) 38,296,417 shares of common stock for issuance upon the exercise of outstanding warrants, (ii) 20,452,531 shares of common stock for issuance upon the exercise of outstanding options, and (iii) 400,000 shares of restricted stock to be issued to our CEO pursuant to the terms of her employment. Consequently, unless we increase our authorized shares of common stock, we only have 32,366,096 shares of common stock available for issuance in any capital raising transaction. Because we expect to have to issue warrants in any equity deal to raise capital, we will have significantly less than 32.366 million shares to sell, which reduces the amount of capital we could raise. In order to raise a significant amount of capital for future operations, we will need to increase our authorized common stock to at least 400 million shares, or more. To increase our authorized common stock, we will need to secure stockholder approval. Because of the large number of shares held in street name, we expect to incur significant expenses in order to obtain such approval.

Our share price may decline due to a large number of shares of our common stock eligible for sale in the public markets and a large number of shares of our common stock that could be issued upon the exercise of warrants and options that are “in the money”

As of May 31, 2007, we had outstanding 108,484,956 shares of Common Stock, without giving effect to shares of Common Stock issuable upon exercise of (i) warrants issued in the February 2004 Offering, exercisable for 31,547,489 shares of our common stock (at an exercise price of $0.30 per share), (ii) the Placement Agent's warrants, exercisable for 3,143,335 shares of our common stock (at an exercise price of $0.30 per share), (iii) 10,452,531 options granted under our stock option plan, (iv) 10,000,000 options granted outside of our stock option plan, and (iv) 3,605,593 other warrants previously issued. Of such outstanding shares of Common Stock, all are freely tradable, except for any shares not yet registered, shares underlying stock options that are not yet vested, and any shares held by our "affiliates" within the meaning of the Securities Act (officers, directors and 10% security holders), which shares will be subject to the resale limitations of Rule 144 promulgated under the Securities Act. We will need to raise capital and this may cause us to issue additional shares of our common stock in 2007.

The holders of our outstanding warrants and stock options may not exercise them, or they may expire before we are able to receive any proceeds from the exercise of these warrants and stock options

As of May 31, 2007, we had 38,296,417 outstanding warrants and 20,452,531 outstanding stock options. 34,690,824 of these warrants, with an exercise price of $0.30, expire on February 6, 2009. The remaining 3,605,593 outstanding warrants have an average exercise price of $0.16 and have expiration dates between 2008 and 2012. The outstanding stock options have exercise prices ranging from $0.15 to $0.285 and have expiration dates between 2008 and 2017. We may not receive any significant proceeds from the exercise of these outstanding warrants and stock options due to market conditions and/or the expiration of the warrants and stock options prior to exercise. This could impact our future fund raising options.

We have not paid any dividends and do not anticipate paying dividends in the foreseeable future

A predecessor of Applied NeuroSolutions liquidated most of its assets and paid a dividend to its shareholders in August 2001. We have not paid cash dividends on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Investors who require dividend income should not rely on an investment in our common stock to provide such dividend income. Potential income to investors in our common stock would only come from any rise in the market price of our common stock, which is uncertain and unpredictable.

A limited market for our common stock and “Penny Stock” rules may make buying or selling our common stock difficult

Our common stock presently trades in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it difficult to sell, or to obtain accurate quotations as to the price of, our securities. In addition, our common stock is subject to the penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. The SEC regulations generally define a penny stock to be an equity that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions and high net worth individuals). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to transactions prior to sale. Regulations on penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their shares in the secondary market.

Our internal controls may not be adequate

Although we have performed an internal review of our controls and procedures and deemed them to be effective, Section 404 of the Sarbanes Oxley Act of 2002 (“Section 404”) requires significant additional procedures and review processes. Section 404 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-KSB for the year ending December 31, 2007. In addition, our independent auditors must report on management’s evaluation of those controls for the year ending December 31, 2008. The additional costs associated with this process may be significant. Our internal controls under Section 404 may not be adequate. We are continuing, and are in the early stages of, the process of documenting and testing our system of internal controls to provide the basis for our report. However, at this time, due to ongoing evaluation and testing, no assurance can be given that there may not be significant deficiencies or material weaknesses that would be required to be reported.

Our Independent Registered Public Accountants have substantial doubt about our ability to continue as a going concern

We have had net losses for each of the years ended December 31, 2006 and 2005 and for the three months ended March 31, 2007, and we have an accumulated deficit as of December 31, 2006 and March 31, 2007. Since the financial statements for each of these periods were prepared assuming that we would continue as a going concern, in the view of our independent registered public accountants, these conditions raise substantial doubt about our ability to continue as a going concern. Furthermore, since we do not expect to generate any material revenues for the foreseeable future, our ability to continue as a going concern depends, in large part, on our ability to raise additional capital. If we are unable to raise additional capital, we may be forced to discontinue our business.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees. On April 27, 2007, several large selling security holders exercised their warrants to purchase 9,782,805 shares of common stock at a reduced exercise price of $0.17 per share. We received an aggregate of $1,663,077 in gross proceeds from this exercise of warrants. We may receive proceeds up to an additional $10,407,247 upon the exercise of all the remaining warrants. As we cannot predict when or if we will receive such proceeds, we expect to use these proceeds, if received, for working capital purposes, which shall be allocated to projects or needs of the Company at such time. The proceeds received from the securities sold in the Offering were intended to be used to advance our various programs. The additional proceeds we could receive from the exercise of the warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive proceeds from the exercise of the warrants.

SELLING SECURITY HOLDERS

We are registering shares of our common stock purchased by investors in our 2004 private placement offering, the shares of our common stock issuable upon the exercise of warrants purchased by those investors in the same offering, the shares of our common stock purchased by bridge loan holders upon conversion of outstanding convertible promissory loans, including accrued interest, the shares of our common stock issuable upon the exercise of warrants purchased by the bridge loan holders, the shares of our common stock issuable upon the warrants issued to the placement agent and sub-agents engaged in our 2004 private placement, and the shares of common stock issuable upon the exercise of certain warrants previously issued by us to investors and consultants.

       Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Stockholder	Common Stock Beneficially Owned Before Offering (1)	Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
Charles Abramovitz (2)	400,000	400,000	0	*
Eric Berger (2)	200,000	200,000	0	*
Douglas G. Liu 6801 Wolf Creek Court Columbia, Maryland	300,000	300,000	0	*
Roy D. Mittman (2)	200,000	200,000	0	*
James R. Porter (2)	200,000	200,000	0	*
Mohammad S. Rahman One SW Columbia, Suite 850 Portland, Oregon	165,000	130,000	35,000	*
Larry Roher and Deborah Hessel-Roher One Gracewood Drive Manhasset, New York	380,000	380,000	0	*
Steven M. Sack 135 East 57th Street 12th Floor New York, New York	655,000	500,000	155,000	*

Jay Solan and Sandra Solan 15 Mohawk Drive Westbury, New York	1,030,000	1,030,000	0	*
Scott Ziegler 570 Lexington Avenue 44th Floor New York, New York	200,000	200,000	0	*
High Peak Ltd. (3) 57 Dartmouth Park Road London NW5 1SL UK	100,000	100,000	0	*
Arbuthnot SIPP A/C SE Sanbar (4) 57 Dartmouth Park Road London NW5 1SL UK	200,000	200,000	0	*
Edward J. Sisk (2)	160,000	160,000	0	*
Alpha Capital AG (5) Pradatant 7 Furstentums 9490 Vaduz, Liechtenstein Germany	1,000,000	1,000,000	0	*
Nathan Sugerman (2)	100,000	100,000	0	*
Bruce and Janet Allen Joint Revocable Trust dated July 31, 2003 (6) 83 Idlewood Road San Francisco, California	665,000	665,000	0	*
G. Richard Hicks (2)	200,000	200,000	0	*
The O'Hara Family Trust (7) 1621 Ocean Front Street San Diego, California	200,000	200,000	0	*
Guerrilla Partners, L.P.(8) 247 Park Avenue New York, New York 10017	395,000	395,000	0	*
Guerrilla IRA Partners, L.P. (9) 247 Park Avenue New York, New York	395,000	395,000	0	*
Odin Partners (10) 237 Park Avenue New York, New York	740,000	740,000	0	*
Erik Franklin 534 Penaki Road Denville, New Jersey	500,000	500,000	0	*
Q Capital Investment Partners, L.P. (11) 2 Executive Drive Fort Lee, New Jersey	500,000	500,000	0	*
Mark Lenowitz 11 Fred Street Old Tappan, New Jersey	1,000,000	1,000,000	0	*
Castle Creek Healthcare Partners, LLC (12) 111 West Jackson Blvd. Suite 2020 Chicago, Illinois	1,000,000	1,000,000	0	*
Steven Epstein (2)	360,000	360,000	0	*
Wells Family Revocable Living Trust (13) 22 Battery Street Suite 800 San Francisco, California	180,000	180,000	0	*
American Health Care Fund, L.P. (14) 2748 Adeline Berkeley, California	380,000	380,000	0	*
Vincent Smith c/o Quest Software 800 Irvine Center Drive Irvine, California	1,400,000	1,400,000	0	*
Marshall Senk P.O. Box 824 Corona Del Mar, California	320,000	300,000	20,000	*
J. Leroy Thompson, Jr. 126 Via Monte Walnut Creek, California	320,000	320,000	0	*
MicroCapital Fund, L.P.(15) 201 Post Street San Francisco, California	2,000,000	2,000,000	0	*
MicroCapital Fund, Ltd. (16) 201 Post Street San Francisco, California	1,000,000	1,000,000	0	*
Samuel Gerald Birin 46 Barrington Drive Bedford, New Hampshire	600,000	600,000	0	*
The Timken Living Trust (17) 7 Mercury Avenue Tiburon, California	800,000	800,000	0	*
My Dang 7135 South Durango Drive Las Vegas, Nevada	400,000	400,000	0	*
Robert T. Lempert (2)	100,000	100,000	0	*
Ronald Leong 75 27th Avenue San Francisco, California	200,000	200,000	0	*
Kenneth G. Cala 425 Sheffield Road Alameda, California	331,000	331,000	0	*
Adam Hershey (2)	800,000	800,000	0	*
Hutchinson Family Trust (18) 1059 Bryant Way Sunnyvale, California	50,000	50,000	0	*
The Bolloten Family Trust (19) 3039 Ryan Avenue Santa Clara, California	50,000	50,000	0	*
Gregory Bolloten 3811 Anza Street San Francisco, California	2,258,417	2,258,417	0	*
John Coulthurst 1990 Marin Avenue Berkeley, California	80,000	80,000	0	*
Joan M. Hammond (2)	100,000	100,000	0	*
J. Paul Irvin (2)	60,000	60,000	0	*
William C. Irvin Revocable Trust (20) 1641 Wild Azalea Lane Athens, Georgia	200,000	200,000	0	*
David M. Spada, IRA (2)	100,000	100,000	0	*
Clarion Capital Corporation (21) 1801 East 9th Street, Suite 1120 Cleveland, Ohio	1,000,000	1,000,000	0	*
Samuel and Jennifer Skinner 2000 Trust (22) 505 Sansome Street San Francisco, California	100,000	100,000	0	*
Samuel D. Skinner IRA (23) 505 Sansome Street San Francisco, California	232,000	200,000	32,000	*
Omicron Master Trust (24) 810 Seventh Avenue, 39th Floor New York, New York	683,233	683,233	0	*
Rockmore Investment Master Fund Ltd. (24A) 150 East 58th Street, 28th Floor New York, New York	316,767	316,767	0	*
Jam Capital Assoc. LLC (25) c/o Leonard D. Pearlman 112 West 56th Street Suite 20S New York, New York	100,000	100,000	0	*
John Peter Christensen (2)	400,000	400,000	0	*
Jonathan Heller Money Purchase Plan (26) 775 Bryant Street Woodmere, New York	100,000	100,000	0	*
Jerome Heller (2)	100,000	100,000	0	*
Benjamin Family Trusts (27)	8,317,780	5,189,572	3,128,208	3.4%
Central Yeshiva (28) 418 Avenue I Brooklyn, New York	288,382	288,382	0	*
David Baker (2)	751,637	203,277	548,360	*
George Rohr (2)	1,412,657	1,412,657	0	*
Harry J. Blumenthal, Jr. (2)	546,984	453,277	93,707	*
Howard P. Milstein (2)	3,759,955	2,271,852	1,488,103	1.5%
Joshua Schein (2)	2,264,840	745,120	1,519,720	1.5%
Judson Cooper (2)	1,869,084	224,550	1,644,534	1.7%
Kevin Eilian 2025 Broadway, #30H New York, New York	214,209	214,209	0	*
Ravinia Capital Opportunity Fund, LP (28A) 115 East 57th Street, Suite 1003 New York, New York	428,686	428,686	0	*
Lee Schlesinger (2)	472,394	435,402	36,992	*
Leon Khoury, Jr. (2)	172,478	172,478	0	*
Louis Zauderer (2)	524,993	324,993	200,000	*
Richard Lipsey (2)	242,569	214,410	28,159	*
Richard Stone (29)*** c/oBluegrass Growth Fund, L.P. 122 E. 42nd St, Suite 2606 New York, New York	3,107,056	1,042,299	2,064,757	2.1%
Clubhouse Partners, L.L.C. (30) 228 St. Charles Ave. New Orleans, LA 70130	419,632	419,632	0	*
Everett Place Partners, L.L.C. (31) 228 St. Charles Ave. New Orleans, LA 70130	53,841	53,841	0	*
Redwood Capital Partners (32)228 St. Charles Ave. New Orleans, LA 70130	1,078,668	1,078,668	0	*
Theofania Merkos (2)	10,000	10,000	0	*
Marcia Kucher (2)	5,160	5,000	160	*
Jeffrey Steingarten (2)	100,000	50,000	50,000	*
Smithfield Fiduciary LLC (33) 9 West 57th Street, 27th Floor New York, New York	1,158,507	1,158,507	0	*
Sunrise Securities** (34) 135 East 57th St., 11th Floor New York, NY	400,000	400,000	0	*

Michael Marrale*** 43 Kensington Circle North Hills, New York	400,000	400,000	0	*
David Roffe (2)	100,000	100,000	0	*
Christopher Basta*** 18 Peppermill Lane Dix Hills, New York	200,000	200,000	0	*
Harry Gruszecki 269-27D Grand Central Parkway Floral Park, New York	255,499	255,499	0	*

John Mon 16903 Harbour Town Drive Silver Spring, Maryland	50,000	50,000	0	*
Michael Palin and Dean Palin 235 Park Avenue South New York, New York 10003	800,000	800,000	0	*
Brosig 2000 Family Revocable Trust (35)	160,000	160,000	0	*
Sachs Investing Company (36) 155 East 55th Street New York, New York	300,000	300,000	0	*
Thomas Lackovic (2)	80,000	80,000	0	*
Special Situations Private Equity Fund LP (37) 527 Madison Avenue, Suite 2600 New York, New York	6,250,000	6,250,000	0	*
Moors & Cabot, Inc.** (38) 505 Sansome Street San Francisco, California	151,840	151,840	0	*
John Dakin*** (2), (39)	766,660	766,660	0	*
Alexandra Dakin*** (2), (39)	466,660	466,660	0	*
Sam Skinner*** (39)	81,480	81,480	0	*
William Payne*** (39)	162,960	162,960	0	*
MCC Securities** (40) 575 Madison Avenue New York, New York	388,800	388,800	0	*
Eric Gier*** (41)	216,000	216,000	0	*
Karl Kirwan*** (41)	189,335	189,335	0	*
Daniel S. Gulick*** (41)	43,200	43,200	0	*
Guy G. Clemente*** c/o Andrew Garrett, Inc. 380 Lexington Avenue Suite 2135 New York, New York	258,800	258,800	0	*
Gregg Lerman*** c/o SW Bach & Co. Two Expressway Plaza Suite 200 Roslyn Heights, New York	129,400	129,400	0	*
Scott Shapiro*** c/o SW Bach & Co. Two Expressway Plaza Suite 200 Roslyn Heights, New York	129,400	129,400	0	*
CK Cooper & Co.** (42) 18300 Von Karman Avenue Suite 440 Irvine, California	160,000	160,000	0	*
Westcap Securities** (43) 8201 Von Karman Avenue Irvine, California	8,800	8,800	0	*
Ezra Fabiarz*** (44)	20,000	20,000	0	*

* Indicates ownership of less than 1.0%

**Registered broker-dealer

***Affiliate of a registered broker-dealer

(1) Includes shares of common stock issuable upon the exercise of warrants, and is adjusted to reflect the sale of shares pursuant to this offering. Shares have been adjusted to reflect sales of common stock made prior to the date of this prospectus.

(2) Address is c/o Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, IL 60061.

(3) S E Sanbar, director of High Peak Limited (“High Peak”), has voting, investment and dispositive power over the shares of common stock held by High Peak and the shares of common stock issuable upon the exercise of the warrants held by High Peak

(4) S E Sanbar, trustee of Arbuthnot SIPP a/c S E Sanbar (“Arbuthnot”), has voting, investment and dispositive power over the shares of common stock held by Arbuthnot and the shares of common stock issuable upon the exercise of the warrants held by Arbuthnot.

(5) Konrad Ackerman, director of Alpha Capital AG, has voting, investment and dispositive power over the shares of common stock held by Alpha Capital and the shares of common stock issuable upon the exercise of the warrants held by Alpha Capital.

(6) Bruce B. Allen, trustee of the Bruce and Janet Allen Joint Revocable Trust dated July 31, 2003 (“Allen Trust”), has voting, investment and dispositive power over the shares of common stock held by the Allen Trust and the shares of common stock issuable upon the exercise of the warrants held by the Allen Trust.

(7) Tim O’Hara, trustee of The O’Hara Family Trust (“O’Hara Trust”), has voting, investment and dispositive power over the shares of common stock held by the O’Hara Trust and the shares of common stock issuable upon the exercise of the warrants held by the O’Hara Trust.

(8) The general partner of Guerrilla Partners, L.P. (“Guerrilla”) is Guerrilla Advisors. Each of Leigh S. Curry and Peter J. Siris, each a managing director of Guerrilla Advisors, has voting, investment and dispositive power over the shares of common stock held by Guerrilla and the shares of common stock issuable upon the exercise of the warrants held by Guerrilla IRA.

(9) The general partners of Guerrilla IRA Partners, L.P. (“Guerrilla IRA”) is Guerrilla Advisors. Leigh S. Curry and Peter J. Siris, each a managing director of Guerrilla Advisors, each has voting, investment and dispositive power over the shares of common stock held by Guerrilla and the shares of common stock issuable upon the exercise of the warrants held by Guerrilla.

(10) John A. Gibbons, Jr., the managing partner of Odin Partners L.P. (“Odin”), has voting, investment and dispositive power over the shares of common stock held by Odin and the shares of common stock issuable upon the exercise of the warrants held by Odin.

(11) Erik Franklin, the general partner of Q Capital Investment Partners, L.P. (“Q Capital”), has voting, investment and dispositive power over the shares of common stock held by Q Capital and the shares of common stock issuable upon the exercise of the warrants held by Q Capital.

(12) Daniel Asher and Nathan Fischel each has voting, investment and dispositive power over the shares of common stock held by Castle Creek Healthcare Partners, LLC and the shares of common stock issuable upon the exercise of the warrants held by Castle Creek Healthcare Partners, LLC.

(13) Benjamin G. Wells, trustee of The Wells Family Revocable Living Trust (“Wells Trust”), has voting, investment and dispositive power over the shares of common stock held by the Wells Trust and the shares of common stock issuable upon the exercise of the warrants held by the Wells Trust.

(14) James D. McCamant, the general partner of American Health Care Fund, L.P. (“AHCF”) has voting, investment and dispositive power over the shares of common stock held by AHCF and the shares of common stock issuable upon the exercise of the warrants held by AHCF.

(15) The General Partner of MicroCapital Fund L.P. is MicroCapital LLC. Ian P. Ellis, the President of MicroCapital LLC, has voting, investment and dispositive power over the shares of common stock held by MicroCapital L.P. and the shares of common stock issuable upon the exercise of the warrants held by MicroCapital L.P.

(16) The investment adviser to MicroCapital Fund Ltd. is MicroCapital LLC. Ian P. Ellis, the President of MicroCapital LLC, has voting, investment and dispositive power over the shares of common stock held by MicroCapital Ltd. and the shares of common stock issuable upon the exercise of the warrants held by MicroCapital Ltd.

(17) William R. Timken and Judith P. Timken, trustees of The Timken Living Trust U/A/D 9/14/99, each has voting, investment and dispositive power over the shares of common stock held by The Timken Living Trust and the shares of common stock issuable upon the exercise of the warrants held by The Timken Living Trust.

(18) C.H. Hutchinson, trustee of the Hutchinson Family Trust A/CHH (“Hutchinson Trust”), has voting, investment and dispositive power over the shares of common stock held by the Hutchinson Trust and the shares of common stock issuable upon the exercise of the warrants held by the Hutchinson Trust.

(19) Betty F. Bolloten, trustee of the Bolloten Family Trust, has voting, investment and dispositive power over the shares of common stock held by the Bolloten Family Trust and the shares of common stock issuable upon the exercise of the warrants held by the Bolloten Family Trust.

(20) William C. Irvin, trustee of the William C. Irvin Revocable Trust (“Irvin Trust”), has voting, investment and dispositive power over the shares of common stock held by the Irvin Trust and the shares of common stock issuable upon the exercise of the warrants held by the Irvin Trust.

(21) Morton A. Cohen, the Chairman of Clarion Capital Corporation (“Clarion”), has voting, investment and dispositive power over the shares of common stock held by Clarion and the shares of common stock issuable upon the exercise of the warrants held by Clarion.

(22) Samuel D. Skinner, trustee of the Samuel and Jennifer Skinner 2000 Trust (“Skinner Trust”), has voting, investment and dispositive power over the shares of common stock held by the Skinner Trust and the shares of common stock issuable upon the exercise of the warrants held by the Skinner Trust.

(23) Includes 22,000 shares of common stock held by Gerado Trust.

(24) Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions with respect to the shares of our common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act or the SEC’s Regulation 13d-G) controls Omicron and Winchester.

(24A)  Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the state of Delaware, serve as investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of the date of this prospectus, Mr. Bruce T. Bernstein and Mr. Brian Daily, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(25) Leonard D. Pearlman, Manager of Jam Capital Assoc. LLC (“Jam”), has voting, investment and dispositive power over the shares of common stock held by Jam and the shares of common stock issuable upon the exercise of the warrants held by Jam.

(26) Jonathan Heller, trustee of the Jonathan Heller Money Purchase Plan (the “Heller Plan”), has voting, investment and dispositive power over the shares of common stock held by the Heller Plan and the shares of common stock issuable upon the exercise of the warrants held by the Heller Plan.

(27) Consists of 4,526,944 shares of common stock and 2,937,818 shares of common stock issuable upon the exercise of warrants held by various family trusts. The trustees of these various family trusts are U.S. Trust Company of New York, 114 W. 47th St, 8th Floor, New York, NY 10036 with respect to family trusts holding 6,762,060 shares of common stock (including shares of common stock issuable upon the exercise of warrants) and Stuart M. Benjamin, 4302 Peachway Drive, Durham, NC 27705 with respect to family trusts holding 702,702 shares of common stock (including shares of common stock issuable upon the exercise of warrants).

(28) Rabbi Joffen has voting, investment and dispositive power over the shares of common stock held by Central Yeshiva and the shares of common stock issuable upon the exercise of the warrants held by Central Yeshiva.

(28A) Kevin Eilian, the general partner of Ravinia Capital Opportunity Fund, LP (“Ravinia”), has voting, investment and dispositive power over the shares of common stock held by Ravinia and the shares of common stock issuable upon the exercise of the warrants held by Ravinia.

(29) Richard Stone served as one of our directors from 1994 until October 2005. Includes shares of common stock issuable upon the exercise of warrants and stock options previously issued to Mr. Stone.

(30) Michael A. Stone has voting, investment and dispositive power over the shares of common stock held by Clubhouse Partners, L.L.C. and the shares of common stock issuable upon the exercise of the warrants held by Clubhouse Partners, L.L.C.

(31) Michael A. Stone has voting, investment and dispositive power over the shares of common stock held by Everett Place Partners, L.L.C. and the shares of common stock issuable upon the exercise of the warrants held by Everett Place Partners, L.L.C.

(32) Harvey M. Stone has voting, investment and dispositive power over the shares of common stock held by Redwood Capital Partners and the shares of common stock issuable upon the exercise of the warrants held by Redwood Capital Partners.

(33) Adam Chill has voting, investment and dispositive power over the shares of common stock held by Smithfield Fiduciary LLC and the shares of common stock issuable upon the exercise of the warrants held by Smithfield Fiduciary LLC.

(34) Sunrise Securities, which is a registered broker-dealer, is an underwriter with respect to the shares of common stock held by Sunrise Securities and the shares of common stock issuable upon the exercise of the warrants held by Sunrise Securities, which are being offered for resale under this prospectus.

(35) Margaret J. Hook, trustee of the Brosig 2000 Family Revocable Trust (“Brosig Trust”) has voting, investment and dispositive power over the shares of common stock held by the Brosig Trust and the shares of common stock issuable upon the exercise of the warrants held by the Brosig Trust.

(36) Marvin Sachs and David Sachs, partners of Sachs Investing Co (“Sachs”), each has voting, investment and dispositive power over the shares of common stock held by Sachs and the shares of common stock issuable upon the exercise of the warrants held by Sachs.

(37) MG Advisors, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. (the “Private Equity Fund”). Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of the Private Equity Fund.

(38) William Payne, a director of Moors & Cabot, Inc., may be deemed to have voting, investment and dispositive power over the shares of common stock held by Moors & Cabot and the shares of common stock issuable upon the exercise of the warrants held by Moors & Cabot.

(39) During 2006, Moors & Cabot transferred shares of our common stock and warrants covered by this prospectus to John Dakin, a former employee of Moors & Cabot, Samuel Skinner, a former director of Moors & Cabot, and William Payne, a director of Moors & Cabot. Mr. Payne is an affiliate of Moors & Cabot, a registered broker dealer. Mr. Dakin transferred shares of common stock and warrants covered by this prospectus to Alexandra Dakin, his ex-wife pursuant to a court-approved settlement agreement.

(40) Daniel S. Gulick, a registered principal and managing director of MCC Securities, Inc. (“MCC”), and Ken Denos, General Counsel for MCC, each has voting, investment and dispositive power over the shares of common stock held by MCC and the shares of common stock issuable upon the exercise of the warrants held by MCC.

(41) During 2006, MCC transferred shares of our common stock and warrants covered by this prospectus to Eric Gier, a former director of MCC, Karl Kirwan, a former director of MCC and Daniel S. Gulick, a registered principal and managing director of MCC. Mr. Gulick is an affiliate of MCC, a registered broker dealer.

(42) Mikael Van Loon, a director of C.K. Cooper & Co., may be deemed to have voting, investment and dispositive power over the shares of common stock held by C.K. Cooper & Co. and the shares of common stock issuable upon the exercise of the warrants held by C.K. Cooper & Co.

(43) Thomas S. Rubin, Chief Executive Officer and majority owner of Westcap Securities, Inc. (“Westcap”) has voting, investment and dispositive power over the shares of common stock issuable upon the exercise of the warrants held by Westcap.

(44) During 2006, Westcap transferred shares of our common stock and warrants covered by this prospectus to Ezra Fabiarz, a director of Westcap. Mr. Fabiarz is an affiliate of Westcap, a registered broker dealer.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Sunrise Securities, as a registered broker-dealer, is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus. Any commissions received by Sunrise Securities and any profit on the resale of the shares of our common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by Sunrise Securities while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, Sunrise Securities will be subject to prospectus deliver requirements.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- privately negotiated transactions;

- short sales;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

- a combination of any such methods of sale; and

- any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of the common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL PROCEEDINGS

We are not currently a party in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors, executive officers, and certain key scientists and advisors of the Company and their ages, as of May 25, 2007, are as follows:

Robert S. Vaters	46	Chairman of the Board of Directors & Class III Director
Ellen R. Hoffing	50	President, Chief Executive Officer & Class II Director
David Ellison	45	Chief Financial Officer & Corporate Secretary
Daniel J. Kerkman, Ph.D.	55	Vice President, Research & Development
Jay B. Langner	77	Class II Director
Bruce N. Barron	52	Class I Director
Alan L. Heller	53	Class III Director

On April 20, 2007, Dr. Michael Sorell, a Class III director, passed away. We have not filled the vacancy resulting from Dr. Sorell’s untimely passing.

Robert S. Vaters, a Class III director, has served as a director since October 2005 and was appointed Chairman of the Board in June 2006. Mr. Vaters is currently a General partner in Med Opportunity Partners, a New York based private equity firm. Previously, Mr. Vaters was Executive Vice President, Strategy and Corporate Development of Inamed Corporation from November 2004 to March 2006 after serving as Inamed's Chief Financial Officer from August 20, 2002 to November 2004. From September 2001 to August 2002, Mr. Vaters worked on a variety of private merchant banking transactions. He was Executive Vice President and Chief Operating Officer at Arbinet Holdings, Inc., a leading telecom capacity exchange from January 2001 to July 2001. He served as Chief Financial Officer at Arbinet from January 2000 to December 2000. Prior to that he was at Premiere Technologies from July 1996 through January 2000, where he held a number of senior management positions, including Executive Vice President and Chief Financial Officer, Managing Director of the Asia Pacific business based in Sydney, Australia and Chief Financial Officer of Xpedite Systems Inc., formerly an independent public company that was purchased by Premiere. Additional experience includes Senior Vice President, Treasurer of Young and Rubicam Inc., a global communications firm with operations in 64 countries. From 1995 to 1998, Mr. Vaters was also an independent board member and chairman of the audit committee of Rockford Industries, a public company providing healthcare equipment financing.

Ellen R. Hoffing, a Class II director, has been President and Chief Executive Officer since August 29, 2006. Since 2005, she has been a consultant to healthcare focused companies. In 2005, Ms. Hoffing was Vice President, Strategic Planning at American Pharmaceutical Partners, a publicly traded specialty pharmaceutical company focused on injectable oncology, anti-infective and critical care products. From 2002 to 2005, Ms. Hoffing was Vice President, Renal Pharmaceuticals at Baxter Healthcare, a New York Stock Exchange listed company. From 2001 to 2002, she was Vice President, Strategy and Acquisitions, at Merisant (the maker of Equal®) and from 2000 to 2001, Ms. Hoffing was a strategy and management consultant to healthcare focused companies. Prior to 2000, Ms. Hoffing took on roles of increasing responsibility in her 17 years at the Searle division of Monsanto, which culminated in her position as Vice President, Global Analytics.

David Ellison, CPA, has been Chief Financial Officer of the Company since May, 1996 and Corporate Secretary since August, 1999. He had been Chief Financial Officer of a long-term care facility specializing in Alzheimer’s care and prior to that he was a senior manager in a Chicago-area public accounting firm.

Daniel J. Kerkman, Ph.D., joined the Company in August 1993 as Group Leader of Chemistry and now serves in his role of Vice President, Research and Development. Prior to joining the Company, Dr. Kerkman spent thirteen years at Abbott Laboratories where he began his career as a research chemist initially in the cardiovascular area followed by several positions within both the immunoscience and neuroscience areas. A series of promotions ended with his position as the Project Leader in Adrenergic research within the Pharmaceutical Products Division supervising a 35 person staff. During his tenure, a number of IND candidates were identified. Dr. Kerkman received his Ph.D. degree from MIT in 1979 and worked one year as a postdoctoral fellow in the Department of Chemistry at MIT. He is co-author on more than 40 scientific publications and holds 18 U.S. patents.

Jay B. Langner, a Class II director, was appointed as a director in July 2005. Since 1985, Mr. Langner has served as the Chairman of the Board of Trustees of Montefiore Medical Center. Located in The Bronx, NY, Montefiore Medical Center is the University Hospital for the Albert Einstein College of Medicine (AECOM) and one of the largest health care systems in the United States. From 1961 to 2003, he served as Chairman and CEO of the Hudson General Corporation, which was sold to Luftansa Airlines in 1999. Mr. Langner began his career in 1954, serving as president of Langner Leasing Corporation.

Bruce N. Barron, a Class I director, has been a director of the Company since June 1994. On January 30, 2007, Mr. Barron informed the Company that he would not run for re-election at the Company’s next annual meeting of stockholders, due to an increase in Mr. Barron’s external business commitments. Mr. Barron was Chairman of the Board from August 1999 until June 2006, and was Chief Executive Officer of the Company from April 1995 through September 2004. Mr. Barron is currently a partner and manager of a private equity/venture capital fund. Previously, he had been President of the Company from April 1995 to August 1999. He had also been Chief Financial Officer of the Company from September 1993 on a part-time basis and on a full-time basis from April 1994 to April 1995. Mr. Barron has been a director of ClaimForce, Inc. since February 2006. From 1989 until June 1994, Mr. Barron was a director and Vice Chairman and Chief Executive Officer of Xtramedics, Inc. and from 1988 to 1989, a Vice President of Finance, in all instances on a part-time basis. Xtramedics was merged into Athena Medical Corp. in June, 1994. From 1985 to August, 1993, Mr. Barron was a director and Vice President of Finance and Chief Financial Officer of Gynex Pharmaceuticals, Inc. in addition to serving in various other capacities, including Vice Chairman from 1988 to 1989, in all instances on a part-time basis. Gynex was acquired by BioTechnology General Corp. (now Savient Pharmaceuticals) in August 1993. From 1985 to 1992, Mr. Barron also served as a director and part-time executive officer of Pharmatec, Inc. (now Pharmos Corp.) in various capacities including President, Chief Executive Officer, Chief Financial Officer, and Vice President. Mr. Barron was a member of the Board of Directors of Trimedyne, Inc., a publicly traded manufacturer of lasers for use in various medical applications from 1985 until February, 2001.

Alan L. Heller, a Class III director, since September 6, 2006. Since March 2006, Mr. Heller has been an Operating Partner at a private equity firm, Water Street Capital Partners. Mr. Heller currently serves on the Board of Directors of two public companies: Savient Pharmaceuticals, Inc. and Northfield Laboratories Inc. From November 2004 to November 2005, Mr. Heller was President and Chief Executive Officer of American Pharmaceutical Partners, Inc., a company that develops, manufactures and markets branded and generic injectable pharmaceutical products. From January 2004 to November 2004 Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JP Morgan Chase. From 2000 to 2004, Mr. Heller also served as Senior Vice President and President Global Renal operations at Baxter Healthcare Corporation. Prior to joining Baxter, Mr. Heller spent 23 years at G.D. Searle. He served in several senior level positions including Co-President and Chief Operating Officer, with responsibility for all commercial operations worldwide, and Executive Vice President and President, Searle Operations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our securities as of May 31, 2007, by (a) each person known by us to be the beneficial owner of more than 5% of any class of our securities, (b) our directors, (c) our executive officers, and (d) all directors and executive officers as a group. Except as listed below, the address of all owners listed is C/O Applied NeuroSolutions, Inc., 50 Lakeview Parkway, Suite 111, Vernon Hills, Illinois 60061. As of May 31, 2007, a total of 108,484,956 shares of our common stock was outstanding.

Nature of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class (1)

Bruce N. Barron (3)	3,644,066 (5)	3.3%
Ellen R. Hoffing (2)	2,000,002 (6)	1.8%
Jay B. Langner (3)	550,000 (7)	*
Robert S. Vaters (3)	2,000,000 (8)	1.8%
Daniel J. Kerkman, Ph.D. (4)	914,926 (9)	*
David Ellison (4)	779,263 (10)	*
Alan L. Heller	200,000 (11)	*
Special Situations Private Equity Fund, LP 527 Madison Avenue New York, NY 10022	6,250,000 (12)	5.5%
Benjamin Family Trusts	8,317,780 (13)	7.5%
All Directors and Officers as a group (7 persons)	10,088,257 (14)	8.6%

* Less than 1.0%

(1)
Based on 108,484,956 shares of common stock outstanding as of May 31, 2007, plus each person’s warrants or options that are currently exercisable or that will become exercisable within 60 days of May 31, 2007.

(2)	Director and officer.
(3) Director.
(4) Officer.
(5)  Consists of 877,403 shares of common stock and 2,766,663 shares of common stock issuable upon the exercise of currently exercisable stock options.
(6)	Consists of 2,000,002 shares of common stock issuable upon the exercise of currently exercisable stock options. Does not include 400,000 shares of restricted stock that have not vested.

(7)  Consists of 350,000 shares of common stock and 200,000 shares of common stock issuable upon the exercise of currently exercisable stock options.
(8) Consists of 2,000,000 shares of common stock issuable upon the exercise of currently exercisable stock options.

(9)  Consists of 175,785 shares of common stock and 739,141 shares of common stock issuable upon the exercise of currently exercisable stock options.
(10)  Consists of 779,263 shares of common stock issuable upon the exercise of currently exercisable stock options.
(11) Consists of 200,000 shares of common stock issuable upon the exercise of currently exercisable stock options.
(12) Consists of 250,000 shares of common stock and 6,000,000 shares of common stock issuable upon the exercise of warrants. MG Advisors, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P., (“Private Equity Fund”). Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of the Private Equity Fund.
(13) Consists of 8,317,780 shares of common stock held by various family trusts. The trustees of these various family trusts are U.S. Trust Company of New York, 114 W. 47th St, 8th Floor, New York, NY 10036 with respect to family trusts holding 6,762,060 shares of common stock and Stuart M. Benjamin, 4302 Peachway Drive, Durham, NC 27705 with respect to family trusts holding 702,702 shares of common stock.
(14) Consists of 1,403,188 shares of common stock and 8,685,069 shares of common stock issuable upon the exercise of currently exercisable stock options.

DESCRIPTION OF SECURITIES

Under our Certificate of Incorporation, as amended, we are authorized to issue up to 200,000,000 shares of Common Stock, and 5,000,000 shares of Preferred Stock. As of May 25, 2007 there were 108,484,956 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share of such stock held of record by them, and may cumulate their votes for the election of directors. Subject to the preferences of any then-outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore, subject to the prior rights of the holders of outstanding shares of Preferred Stock. Upon our liquidation or dissolution, holders of Common Stock are entitled to receive all assets available for distribution to security holders, after payment of creditors and preferential liquidation distributions to preferred security holders, if any exist at the time of such liquidation. The Common Stock has no preemptive or other subscription rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable.

Warrants

Set forth below is information concerning the various warrants issued by us to our investors, placement agents and consultants and warrants issued to consultants and former employees by our predecessor, Hemoxymed, Inc.

Warrants issued to investors, placement agents and certain consultants. From September 2003 to July 2006, we issued warrants to various investors and consultants. These warrants were issued as follows: (A) In September 2003, we issued warrants exercisable for a total of 2.1 million shares of our common stock to: Equity Communications, LLC; Richard Stone, a director of the Company at the time; David Stone, a consultant and the brother of Richard Stone; and MCC Securities (the “September 2003 warrants”); (B) In January 2004, we issued warrants exercisable for 200,000 shares of our common stock to Equity Communications, LLC (the “ECC warrant”); (C) In February 2004, we issued warrants exercisable for a total of 32 million shares of our common stock to investors; warrants exercisable for approximately 11.5 million shares of our common stock upon the conversion of bridge loans by the holders thereof; warrants exercisable for a total of 3.2 million shares of our common stock to Moors & Cabot, Inc., the placement agent in our February 2004 private placement, and its selected dealers (collectively, the “February 2004 warrants”); (D) In February 2004 we issued warrants exercisable for 400,000 shares of our common stock to Sunrise Securities (the “Sunrise warrant”); (E) In November 2004 we issued warrants exercisable for 500,000 shares of our common stock to Equity Communications, LLC (the “November I warrant”); and (F) In November 2004 we issued warrants exercisable for 200,000 shares of our common stock to David Stone (the “November II warrant”); (G) In November 2004 we issued warrants exercisable for 200,000 shares of our common stock to Edward Benjamin (the “November III warrant”) and (H) In July 2006, we issued warrants exercisable for 922,500 shares of our common stock to private investors (the “July 2006 warrant”).

The September 2003 warrants, the ECC warrant, the February 2004 warrants, the Sunrise warrant, the November I warrant, the November II warrant, the November III warrant and the July 2006 warrant have substantially the same terms except for the exercise price, number of shares and the exercise period. In addition, the February 2004 warrants have a call provision. These warrants are described below, with any variation in terms specifically described.

Exercise Price and Terms. The September 2003 warrants are immediately exercisable, commencing September 2003, for a five year period at exercise prices ranging from $0.15 per share to $0.20 per share. The ECC warrant is immediately exercisable, commencing January 2004, for a five-year period at an exercise price of $0.20 per share. The February 2004 warrants issued to Moors & Cabot and its selected dealers are exercisable for a four-year period, commencing February 6, 2005, at an exercise price of $0.30 per share. The other February 2004 warrants are immediately exercisable for a five-year period, commencing February 6, 2004, at an exercise price of $0.30 per share. The Sunrise warrant is immediately exercisable, commencing February 6, 2004, for a five-year period at an exercise price of $0.30 per share. The November I warrant is immediately exercisable, commencing November 4, 2004, for a five-year period at an exercise price of $0.30 per share. The November II warrant and November III warrant are immediately exercisable, commencing November 4, 2004, for a five-year period at an exercise price of $0.25 per share. The July 2006 warrant is immediately exercisable, commencing July 10, 2006, for a five-year period at an exercise price of $0.0025 per share.

Transferability. The warrants are not listed for trading on any exchange or for quotation on any Nasdaq Market, the OTC Bulletin Board or the Pink Sheets, but are transferable. The July 2006 warrants are non-transferable for one year from the date of issuance.

Adjustments. The exercise price and the number of shares of our common stock issuable upon the exercise of the warrants are subject to adjustment from time to time as set forth hereinafter.

(a) Stock dividends, Stock Splits, Reclassification. If we pay a dividend or make a distribution on our common stock in shares of common stock, subdivide our outstanding shares of common stock into a greater number of shares or combine our outstanding shares of common stock into a smaller number of shares or issue by reclassification of our outstanding shares of common stock any shares of our capital stock (including any such reclassification in connection with a consolidation or merger in which we are the continuing corporation), then the number of shares of common stock issuable upon the exercise of the warrants and the exercise price then in effect shall be adjusted by us so that the holder of the warrant thereafter exercising his, her or its warrants shall be entitled to receive the number of shares of our common stock or other capital stock which the holder of the warrant would have received if the warrant had been exercised immediately prior to such event upon payment of the exercise price that has been adjusted to reflect a fair allocation of the economics of such event to the holder of the warrant.

(b) Reorganization, reclassification, consolidation, merger or sale of all or substantially all of our assets. If any capital reorganization, reclassification of our capital stock, our consolidation or merger with another corporation in which we are not the survivor, or sale, transfer or other disposition of all or substantially all of our assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each holder of warrants shall thereafter have the right to purchase and receive in lieu of shares of our common stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock for which the holder’s warrants were exercisable immediately prior to such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.

(c) Distribution of indebtedness or assets other than cash or shares of our common stock. In case we fix a payment date for the making of a distribution to all holders of common stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions for stock splits and stock dividends), or subscription rights or warrants, the exercise price then in effect will be adjusted by multiplying the exercise price in effect immediately prior to such payment date by a fraction, (x) the numerator of which shall be the total number of shares of our common stock outstanding multiplied by the market price per share of our common stock immediately prior to such payment date, less the fair market value (as determined by our Board of Directors in good faith) of the assets or evidences of indebtedness so distributed, or of related subscription rights or warrants, and (y) the denominator of which shall be the total number of shares of our common stock outstanding multiplied by such market price per share of Common Stock immediately prior to such payment date.

Call Provision. The call provision applies only to the February 2004 warrants. In the event that the closing bid price of a share of our common stock as reported on the exchange or stock market on which our common stock may then be listed or quoted equals or exceeds $1.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend or other reclassification or combination of the Common Stock occurring after the date hereof) for twenty (20) consecutive trading days commencing after the date of this prospectus, we, upon thirty (30) days prior written notice (the “Notice Period”) given to the holder of the warrants within one business day immediately following the end of such twenty (20) trading day period, may call the warrant, in whole but not in part, at a redemption price equal to $0.05 per share of common stock then purchasable pursuant to the warrant; provided that (i) the Company simultaneously calls all warrants that have been issued on the same terms, (ii) all of the shares of common stock issuable under the warrants either (A) are registered pursuant to an effective registration statement which has not been suspended and for which no stop order is in effect, and pursuant to which the holder of the warrants is able to sell such shares of common stock at all times during the Notice Period or (B) no longer constitute “registerable securities” (as defined in the applicable registration rights agreement), and (iii) in the case of the February 2004 warrants issued to Moors & Cabot and its selected dealers, the one year lock up period has expired. Notwithstanding any such notice by us, the holder of the warrants shall have the right to exercise this Warrant prior to the end of the Notice Period.

Fractional Shares. We will not be required to issue fractions of shares of our common stock upon the exercise of the warrant. If any fractional share of our common stock would be deliverable upon exercise of a warrant, we, in lieu of delivering such fractional share, will pay to the exercising warrantholder an amount in cash equal to the market price of such fractional share of our common stock on the date of exercise.

Holder of any warrants Not a Stockholder. The holder of any of the September 2003 warrants, the ECC warrant, the February 2004 warrants, the Sunrise warrant, the November I warrant, the November II warrant, the November III warrant and the July 2006 warrant do not confer upon holders thereof any voting, dividends or other rights as our shareholders.

Warrants issued to consultants and former employees by our predecessor, Hemoxymed, Inc. In September 2002, prior to our merger with Molecular Geriatrics, we issued warrants exercisable for (i) approximately 1.6 million shares of our common stock to certain of our shareholders in exchange for past services (the “Hemoxymed warrants”) and (ii) 800,000 shares to Prism Ventures as part of a consulting agreement for financial consulting services (the “PV warrants”). The terms of the Hemoxymed warrants and the PV warrants are as follows:

Exercise Price, Vesting and Term. The Hemoxymed warrants are exercisable, without any vesting, for a period of seven years, commencing September 2002, at an exercise price of $0.0001 per share. The PV warrants are exercisable, without any vesting, for a period of seven years, commencing September 10, 2002, at an exercise price of $0.20 per share.

Transferability. The Hemoxymed warrants and the PV warrants are transferable only with our prior written consent.

Adjustments. The number of ordinary shares issuable upon the exercise of the Hemoxymed warrants and the PV warrants and the exercise price of the Hemoxymed warrants and the PV warrants will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock as a result of any stock split, reverse stock split, stock dividend combination or reclassification of our common stock or any other increase or decrease in the number of issued and outstanding shares of our common stock effected without the receipt of consideration (excluding any conversion of a convertible security).

Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the warrant will be assumed or an equivalent warrant or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.

Registration.  We have agreed to register the shares of our common stock underlying the Hemoxymed warrants on a Form S-8 within 120 days after the effective date of our prospectus dated July 28, 2004. We also agreed to register the shares of our common stock underlying the PV warrants.

Conversion Right. In lieu of payment of the exercise price, at any time the exercise price is less than the market price of our common stock (such difference being the “Per Share Value of the PV warrant”), the holder of the PV warrants shall have the right to require us to convert the PV warrants, in whole or part, into shares of our common stock as follows (the “Conversion Right”): Upon exercise of the Conversion Right, we shall deliver to the holder of the PV warrants (without payment by the holder of any of the exercise price) up to that number of the shares of our common stock equal to the quotient obtained by dividing (x) the product of (i) the Per Share Value of the PV warrant at the time the Conversion Right is exercised and (ii) the number of shares of our common stock issuable upon exercise of the PV warrants immediately prior to the exercise of the Conversion Right by (y) the market price of one share of our common stock immediately prior to the exercise of the Conversion Right.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of Applied NeuroSolutions, Inc. and subsidiaries (a company in the development stage) as of December 31, 2006 and 2005 and for each of the years then ended has been included herein and in the Registration Statement in reliance upon the report of Virchow Krause & Company, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by the law firm Eilenberg, Krause & Paul LLP, New York, New York.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended and restated, incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of Directors. The provisions eliminate a Director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a Director's duty of care. Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

Our Certificate of Incorporation, as amended and restated, also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors. Applied NeuroSolutions believes that these provisions will assist it in attracting or retaining qualified individuals to serve as Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

During 2003, 2002 and 2001, due to cash constraints, officers of the Company deferred compensation, loaned funds to the Company and personally paid for some Company expenses. In June, 2002, $215,000 of the amount due to these officers was converted to shares of common stock at the merger adjusted market price of $0.228 per share. The balance due to these officers was paid in February 2004.

In 2003, Richard Stone, one of our directors at the time, invested $100,000 in our convertible bridge debt at a coupon rate of 6% per annum. Mr. Stone’s investment, including accrued interest, was converted, at rate of $0.25 per unit of one share and 1.1 warrant, to 413,819 shares of common stock and 455,201 warrants to purchase shares of common stock at an exercise price of $0.30 per share in the debt conversion in conjunction with the February 2004 private placement. The conversion rate was the same offered to all holders of the bridge debt.

We believe that each of the transactions set forth above were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors who did not have an interest in the transaction and who had access to our counsel at our expense.

DESCRIPTION OF BUSINESS

We are Applied NeuroSolutions, Inc. (“APNS”), a development stage biopharmaceutical company primarily engaged in the research and development of novel therapeutic targets for the treatment of Alzheimer’s disease (“AD”) and diagnostics to detect AD.

Alzheimer’s disease is the most common cause of dementia among people age 65 and older. Dementia is the loss of memory, reason, judgment and language to such an extent that it interferes with a person’s daily life and activities. Currently it is estimated that over five million people in the U.S., and 30 million people worldwide, have Alzheimer’s disease and the national cost of caring for people with Alzheimer’s is thought to be $100 billion annually.

Our core technology in the AD field is based on exclusive licenses with AECOM covering all diagnostic and therapeutic applications in the field of neurodegenerative disease discovered in Dr. Peter Davies’ laboratories at Albert Einstein College of Medicine (“AECOM”). Dr. Davies’ research has focused on AD and the roll of certain proteins; primarily hyperphosphorylated tau, which are involved in the formation of neurofibrillary tangles within neurons (nerve cells). Excessive phosphorylation of tau (the addition of one or more phosphate groups, which are comprised of phosphorous and oxygen, to a molecule) prevents it from stabilizing microtubules, thereby causing the breakdown of the transit system of the nerve cell. This internal neuronal damage leads to the development of the paired helical filaments and neurofibrillary tangles which are contributing factors to the eventual death of the neurons related to Alzheimer’s disease. Tau in this abnormally phosphorylated form is the building block for the paired helical filaments and the neurofibrillary tangles (“NFTs”); one of the hallmark pathologies associated with AD. There is a high correlation among the presence of hyperphosphorylated tau, NFTs and AD. Thus, it is believed that the hyperphosphorylated tau represents an early abnormality in the Alzheimer’s disease process.

Articles published in the scientific journals Nature (co-authored by Dr. Peter Davies) and Proceedings of the National Academy of Sciences have described research showing that a mutation in the gene that codes for tau is associated with dementia. The research described in the articles demonstrates that abnormal tau represents an appropriate target for research on neurodegenerative diseases, such as Alzheimer’s disease. Applied NeuroSolutions scientists and Dr. Davies have been applying their expertise in research directed towards abnormal tau for many years and have developed a vast array of proprietary antibodies which are being used in the development of our diagnostic pipeline to detect AD, and targets directed at AD therapeutic solutions.

We are involved in the discovery and development of novel therapeutic targets for the development of treatments for Alzheimer’s disease based upon a concept developed by Peter Davies, Ph.D., the Company’s founding scientist and the Burton P. and Judith Resnick Professor of Alzheimer’s Disease Research at AECOM. As a result of Dr. Davies’ research, we are focused on the discovery of unique therapeutic targets that may be involved in a common intracellular phosphorylation pathway leading to the development of the abnormal, destructive brain structures, amyloid plaques and neurofibrillary tangles, that are characteristic of Alzheimer’s disease. We have discovered biomarkers that we believe will aid in the development of effective AD treatments.

In November 2006, we announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. According to the terms of the agreement, we received $2 million in cash, including an equity investment of $500,000, from Lilly, plus we will receive annual research and development support for the duration of the collaboration agreement. In addition, Lilly will, based on the achievement of certain milestones, provide us with up to $10 million to $20 million per therapeutic compound. There are no assurances that any milestones will be met. Royalties are to be paid to us for AD therapies brought to market that result from the collaboration. Lilly received the exclusive worldwide rights to the intellectual property related to our expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

We have also been working on both a cerebrospinal fluid (“CSF”) based test and serum based tests to detect AD at an early stage. In a research setting, our CSF-based test has demonstrated an ability to differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease.

Our product farthest along in development is a CSF-based diagnostic test to detect whether a person has AD. This diagnostic, based upon the detection of a certain AD associated protein found in the CSF of AD patients, has achieved, in research based validation studies, an overall sensitivity and specificity in the range of 85% to 95%. This is based on extensive testing in our lab, utilizing CSF samples to differentiate patients diagnosed with AD from patients diagnosed with other forms of dementia and relevant neurological diseases, including major depression, as well as healthy controls. In 2005, we submitted Pre-IDE documents to the FDA and had a Pre-IDE meeting with the FDA in November 2005. Subsequent to our meeting with the FDA, we worked with our clinical consultants to refine our clinical protocol. At that time, work was suspended due to funding constraints. We are planning to continue development of our CSF-based diagnostic test while seeking appropriate partnerships and expertise to assist us in advancing towards commercialization.

We are developing serum-based diagnostic tests to detect Alzheimer’s disease that could have a much larger potential market than the CSF-based diagnostic test. In January 2006, we entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist us in the development of serum-based diagnostic tests for AD. We are currently working on developing new tools that may enable us to best utilize Nanosphere’s proprietary technology, or other appropriate technologies, to further evaluate and develop serum-based diagnostic tests.

In order to maximize the value, and minimize the time to market, of our diagnostic programs, we may seek some form of partnering, including collaborations, strategic alliances and/or licensing opportunities.

History

On September 10, 2002, Hemoxymed, Inc. (previously called Ophidian Pharmaceuticals, Inc.) and Molecular Geriatrics Corporation (“MGC”) established a strategic alliance through the closing of a merger (the “Merger”). The Merger Agreement provided that the management team and Board of Directors of MGC took over control of the merged company. The transaction was tax-free to the shareholders of both companies. In October 2003, we changed our name to Applied NeuroSolutions, Inc. The Merger transaction has been accounted for as a reverse merger. For financial reporting purposes, MGC is continuing as the primary operating entity under the Company’s name, and its historical financial statements have replaced those of the Company. Thus, all financial information prior to the Merger date is the financial information of MGC only.

After the Merger, we had two wholly-owned operating subsidiaries, which we dissolved during 2004. The assets of these dissolved subsidiaries were transferred to us.

One of the wholly-owned operating subsidiaries we dissolved was MGC, a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect AD, and therapeutic targets directed at AD solutions.

The other wholly-owned operating subsidiary we dissolved was Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, medical needs. We are not currently funding the development of this technology.

We are subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations. We have experienced significant operating losses since our inception. As of December 31, 2006, we had an accumulated deficit of approximately $45.5 million. Notwithstanding payments that we may receive under our collaboration agreement with Eli Lilly and Company, we expect to incur operating losses over the next several years as our research and development efforts continue. We need to raise additional capital before May 2007 to continue our operations.

We currently have no regulatory approved therapeutic or diagnostic products on the market and have not received any commercial revenues from the sale or license of any such products.

Alzheimer's Disease Background

Alzheimer’s disease is the most common cause of dementia among people age 65 and older. Dementia is the loss of memory, reason, judgment and language to such an extent that it interferes with a person’s daily life and activities. Currently it is estimated that over five million people in the U.S., and 30 million people worldwide, have Alzheimer’s disease and the national cost of caring for people with Alzheimer’s is thought to be $100 billion annually. The market for AD therapy is expected to grow, based on the aging demographic of the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan). Currently there are only five drugs approved in the U.S. to treat AD. All of these drugs are primarily acetylcholinesterase inhibitors and are only beneficial in treating symptoms associated with AD in a minority of AD patients.

Alzheimer’s disease is an intractable, chronic and progressively incapacitating disease characterized by the degeneration and death of several types of neurons in certain regions of the brain. Patients affected by the disease initially suffer loss of memory, then a decline of intellectual abilities severe enough to interfere with work and activities of daily living, followed by severe dementia and, finally, death. This illness, currently affecting an estimated to affect over five million people in the United States, and as many as 24 million people worldwide, is a leading cause of death behind cardiovascular disease and cancer. While the disease is most common in the elderly, affecting nearly 10% of people age 65 and older and up to 50% of people age 85 and older, it has been diagnosed in patients in their 40’s and 50’s. Alzheimer’s disease, at present, can be conclusively diagnosed only by histological examination of the brain by biopsy or autopsy. The diagnosis of patients suspected of having AD is therefore typically made through a process of elimination, by conducting neurological and psychiatric examinations, extensive laboratory tests and brain imaging to rule out other conditions (such as stroke, brain tumor, or depression) with similar symptoms.

Alzheimer’s disease was first described in 1907 by Dr. Alois Alzheimer, a German psychiatrist who discovered large numbers of unusual microscopic deposits in the brain of a demented patient upon autopsy. These deposits, called amyloid plaques and neurofibrillary tangles, are highly insoluble protein aggregates that form in the brains of AD patients in particular regions, including those involved with memory and cognition. Generally, amyloid plaques are deposited on the surface of neurons, whereas neurofibrillary tangles are formed within neurons. The plaques and tangles are associated with degeneration and loss of neurons. The actual loss of neurons, as well as the impaired function of surviving neurons, is generally believed to be the key neuropathological contributors to the memory loss and dementia that characterizes Alzheimer’s disease.

Therapeutic Program

We are working to discover and develop novel therapeutic targets for the development of treatments for AD. The basis for this work is Dr. Davies discovery of a novel initiation point that we believe is common to the ultimate development of both the neurofibrillary tangles and amyloid plaques. A patent application was filed in 2005 covering Dr. Davies work relative to this area. As a result of Dr. Davies’ research, we are focused on the discovery of unique therapeutic targets that may be involved in a common intracellular phosphorylation pathway leading to the development of abnormal, destructive brain structures characteristic of AD. In November 2006, we announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. In conjunction with Lilly, we are developing novel therapeutics for the treatment of Alzheimer’s disease based upon a concept developed by Dr. Davies. The agreement forms a collaboration that will combine the expertise, research tools and tau-based approach advanced by Dr. Davies and our team at APNS with the scientists, therapeutic development expertise and financial resources at Eli Lilly and Company. Lilly has an exclusive world-wide license to manufacture, market and sell any AD therapeutic that comes to market from our collaboration agreement.

The market potential for a drug to effectively treat Alzheimer’s disease is extremely large. Currently there are only five drugs approved in the U.S. to treat AD. All of these drugs are primarily acetylcholinesterase inhibitors and are only beneficial in treating symptoms associated with AD in a minority of AD patients. Despite the problems with the currently approved therapeutics, market research data indicate that these drugs sell nearly $3 billion annually in the U.S. The therapeutic market is estimated to be in excess of $6 billion for effective therapeutics by 2010 in the U.S.

Diagnostic Program

Alzheimer’s disease, at present, can be conclusively diagnosed only by histological examination of the brain by biopsy or autopsy. The diagnosis of patients suspected of having AD is therefore typically made through a process of elimination, by conducting neurological and psychiatric examinations, extensive laboratory tests and brain imaging to rule out other conditions (such as stroke, brain tumor, or depression) with similar symptoms. The AD predictive accuracy of such exams is generally in the range of 75%-85% in some of the larger AD centers, but is usually closer to 60%, on average, when diagnosed outside of the larger AD centers. Costs to patients for such testing can range from $1,000 - $4,000, including imaging procedures. A simple, predictive, accurate and cost effective diagnostic test would therefore address a large unmet medical need. According to a report by the research organization, Datamonitor, the market for an AD diagnostic test could be up to $160 million in the U.S. for a CSF-based test and significantly higher for a serum-based test, which could potentially be utilized as a routine screening test.

Our approach to meeting this need is based on Dr. Davies’ research of the tau pathology, and revolves around building a pipeline of diagnostic tests, including: (i) the detection of hyperphosphorylated tau in CSF, (ii) a screening test to rule out AD in serum, and (iii) the detection of hyperphosphorylated tau in serum. Competitive diagnostics in development, as well as some that are marketed through reference laboratories, include approaches which attempt to identify AD patients by measuring: (i) normal tau, total tau or phosphorylated tau in CSF, either individually, or as part of a panel, (ii) beta amyloid, (iii) neural thread protein in CSF and/or urine, (iv) amyloid derived diffusible ligands (ADDL’s) in CSF, (v) imaging plaques in the brain, or (vi) employing proteomic or genetic markers for AD.

We have completed the development of a prototype diagnostic test utilizing CSF. To date, we have completed numerous validation studies comprising in excess of 3,500 CSF samples utilizing our diagnostic test in our lab. These studies were designed using human CSF in blinded samples to determine the test’s ability to differentiate patients diagnosed with AD from patients diagnosed with other forms of dementia and relevant neurological diseases, including major depression, as well as healthy controls. These studies have shown the ability of our test to correctly identify the patients diagnosed with AD with an overall sensitivity and specificity in the 85% to 95% range. The studies have been published in peer reviewed scientific journals such as Neuroscience Letters, Archives of Neurology, and American Journal of Psychiatry. We currently have 15 peer-reviewed publications that report the performance of our CSF-based test in various patient populations, including AD, mild cognitive impairment (“MCI”), depression, other neurological disorders and normal controls. In addition, a study has been published in Annals of Neurology addressing the relationship between phosphotau levels in CSF and natural AD progression. We have shown with our test that phosphotau concentrations in CSF correlate well with the degree of cognitive impairment.

A study published in the January 2004 edition of Archives of General Psychiatry has shown that detecting phosphorylated tau (“ptau”) proteins in CSF comes closest to fulfilling the criteria of a biological marker for AD. This publication reported that our CSF-based test exceeded standards for an AD diagnostic test established by the National Institute of Aging and the Ronald and Nancy Reagan Research Institute of the Alzheimer’s Association in a 1998 published “Consensus Report”. It was determined by that group that a successful biological marker would be one that had a sensitivity level and specificity level of at least 80%.

Studies published in the December 2005 edition of Neuroscience Letters and in the March 2006 journal Neurobiology of Aging support the use of our CSF-based diagnostic test in identifying individuals with mild cognitive impairment (“MCI”) who, over time, are most likely to develop AD.

A study published in the January 2006 journal Neurobiology of Aging reported on the ability of our CSF-based test to distinguish AD from Creutzfeldt-Jacob disease, either alone or in combination with a total tau test.

A report published in the November 2006 edition of Brain describes a study utilizing our CSF-based test that shows a high correlation of phosphotau 231 levels from 26 living patients with the neurofibrillary pathology subsequently observed in those 26 patients upon autopsy.

While results in the above noted published studies demonstrate that our CSF-based test may represent an effective, early, biochemical marker for AD, the results may not be predictive of results that may be obtained in clinical studies. Our CSF-based test detects a characteristic feature of pathophysiology and may allow one to track disease progression as well as accurately discriminate between AD patients, patients with other forms of dementia, and patients with other neurological diseases.

In 2006, we completed two research agreements under which we performed certain research services under a fee for service contract. These agreements are unrelated to the development of any of our potential products or technologies. While providing useful data to further validate our CSF-based test, these research agreements, however, are not collaboration agreements and do not provide us with any future milestone or royalty payments (for example, in the event that a product is brought to market) or rights to future agreements with these companies. Furthermore, these agreements are not financially material to the success of our business, but are evidence, however, of our ability to enter into working relationships with major pharmaceutical companies. We cannot provide any assurances that these agreements will lead to future agreements with these companies or any other major pharmaceutical company or biotechnology company.

In December 2004, we announced a non-exclusive license agreement with bioMérieux, S.A., a leading international diagnostics company, with the aim of bringing to market on a worldwide basis the first definitive biologic test for the diagnosis of AD. The agreement granted bioMérieux an option to further evaluate our technology. The option period was extended and has subsequently expired. bioMérieux has communicated to us that they have embarked on a new strategic direction and therefore, we will not be moving forward with bioMérieux relative to our CSF-based diagnostic test.

In 2006, we continued to make improvements to the effectiveness and ease-of-use of our CSF-based diagnostic test, and explored the utilization of our CSF-based test in the mild cognitive impaired (“MCI”) population. In order to maximize the value, and minimize the time to market, of our diagnostic programs, we may seek some form of partnering, including collaborations, strategic alliances and/or licensing arrangements.

Before approval by the FDA for general sale, under certain conditions, companies can supply either “investigational use only” or “research use only” assay kits under the Clinical Laboratory Improvement Amendment (“CLIA”) of 1988. We have had discussions with reference laboratories for distribution of our diagnostic under a CLIA exemption. No agreements have been reached with any reference lab. As part of our plan to seek commercialization opportunities for our proposed diagnostic products, we may continue to pursue some form of agreement with a reference lab.

We are developing serum-based diagnostic tests to detect Alzheimer’s disease that could have a much larger potential market than the CSF-based diagnostic test. In January 2006, we entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist us in the development of serum-based diagnostic tests for AD. We are currently working on developing additional tools that may enable us to best utilize Nanosphere’s proprietary technology, or other appropriate technologies, to further evaluate and develop serum-based diagnostic tests.

Transgenic Mice Model

To date, no widely accepted animal model for AD has been developed. However, Dr. Peter Davies, through collaboration with a researcher at Nathan Klein Institute (“NKI”), has developed a transgenic mouse containing the human tau (“htau”) gene that develops human paired helical filaments, the building blocks of the neurofibrillary tangles, which are known to be involved in the pathology of Alzheimer’s disease. The pathology in these mice is Alzheimer-like, with hyperphosphorylated tau accumulating in cell bodies and dendrites as neurofibrillary tangles. In addition, these transgenic mice have exhibited extensive neuronal death which accompanies the tau pathology. These transgenic mice could be used for testing the efficacy of therapeutic compounds. AECOM and the New York State Office of Mental Health, the agency that oversees NKI, each have an interest in these transgenic mice. Through our license agreements with AECOM, we have the license rights to AECOM’s interest in these transgenic mice. 2005. In 2006, we entered into additional license agreements that provide us with the exclusive rights to sell these mice. The mice are currently available through Jackson Laboratories. In December 2006, we entered into our first agreement to sell a breeding pair of these mice.

Research and Product Development

During the next 24 months, we expect to spend a significant amount of our financial resources on research and development activities. We incurred costs of approximately $2,119,000 in 2006 and $1,891,000 in 2005 on research and development activities. Since we are not yet engaged in the commercial distribution of any diagnostic or therapeutic products and we have no revenues from the sale of any such products, these research and development costs must be financed by us. Throughout our collaboration with Eli Lilly and Company, Lilly will provide annual research and development support that partially offsets these expenses. We estimate that we will incur costs of approximately $150,000 to $180,000 per month on research and development activities over the next 24 months. This excludes the non-cash charges resulting from the accounting for equity instruments included in such monthly expenditures. These expenditures, however, may fluctuate from quarter-to-quarter and year-to-year depending upon the resources available and our development schedule. Results of preclinical therapeutic studies, diagnostic validation and proof of concept work, clinical trials, regulatory decisions and competitive developments may significantly influence the amount of our research and development expenditures.

Sales and Marketing

We do not have marketing and sales expertise or personnel. As we currently do not intend to develop a marketing and sales force, we will depend on arrangements with corporate partners or other entities for the marketing and sale of our proposed products. Under our agreement with Eli Lilly and Company, Lilly has an exclusive world-wide license to market and sell any AD therapeutic that comes to market from our collaboration agreement. We do not currently have any agreements with partners or other entities to provide sales and marketing services for our proposed diagnostic products, but would seek those arrangements at the appropriate time.

Manufacturing

We currently do not have any facilities suitable for manufacturing on a commercial scale basis any of our proposed products nor do we have any experience in volume manufacturing. We will either find our own manufacturing facilities, hire additional personnel with manufacturing experience and comply with the extensive Good Manufacturing Practices (GMP) regulations of the FDA and other regulations applicable to such a facility, rely upon third-party manufacturers to manufacture our proposed products in accordance with these regulations, or we will most likely utilize the capabilities of our partners and/or collaborators. Under our agreement with Eli Lilly and Company, Lilly has an exclusive world-wide license to manufacture any therapeutic for AD that comes to market from our collaboration agreement.

Competition

Companies in the pharmaceutical, diagnostic and biotechnology fields are subject to intense competition. We compete with numerous larger companies that have substantially greater financial and other resources and more experience. The principal factors affecting our competitive markets include scientific and technological factors, the availability of patent and other protection for technology and products, the ability and length of time required to obtain governmental approval for testing, manufacturing, marketing and physician acceptance. Companies that complete clinical trials, obtain regulatory approvals and commence commercial sales of their products before us may achieve a significant competitive advantage. In addition, such companies may succeed in developing products that are more effective and less costly than products that may be developed by us. There can be no assurance that developments by other companies will not render our products or technologies obsolete or noncompetitive or that we will be able to keep pace with the technological developments of our competitors.

We believe that some of our competitors are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic or diagnostic effect than products being developed by us. These competing products may be more effective and less costly than the products developed by us.

Significant levels of research within our fields of interest occur at universities, non-profit institutions, and for-profit organizations. These entities compete with us in recruiting skilled scientific talent.

We believe that our ability to compete successfully will depend upon our ability to create and maintain scientifically advanced technology, obtain adequate funding, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for our products, develop strategic alliances to enhance the likelihood of success, obtain required regulatory approvals and manufacture and successfully market our products either directly by us or through our collaboration with Eli Lilly and Company and other collaborations or partnerships we may enter into.

Diagnostics

There is currently no FDA-approved biochemical diagnostic to detect Alzheimer’s disease (“AD”), although there are tests available under the CLIA exemption through reference labs. Our CSF-based diagnostic to detect AD, if successfully marketed, would compete against, or augment, the most widely used current practice of detecting AD through a battery of tests, namely neurological and psychiatric examinations, extensive laboratory tests and brain imaging to rule out other conditions (such as stroke, brain tumor, or depression) with similar symptoms. The AD predictive accuracy of such a battery of exams is generally in the range of 75%-85% in some of the larger AD centers, but is usually closer to 60% when diagnosed outside of the AD centers. Costs to patients for such testing can range from $1,000 - $4,000, including imaging procedures. A simple, predictive, accurate and cost effective diagnostic test could, therefore, be an attractive alternative for medical practitioners and insurers to the current practice to detect AD. According to a report by the research organization, Datamonitor, the market for an AD diagnostic test could be up to $160 million in the U.S. for a CSF test and significantly higher for a serum-based test, which could potentially be utilized as a routine screening test.

We are aware of other companies and academic institutions pursuing the development of biochemical markers to be utilized in the diagnosis of AD. Potential competitors include Nymox Pharmaceutical Corp. and Innogenetics, who are both developing diagnostic tests for AD. Athena Diagnostics has “research use only” type CSF-based tests available, and others (Satoris, Power 3 Medical, Proteosome Science, and Bio-Rad/Cyphergen) have programs directed toward identifying proteomic or genetic markers for AD. Competitive diagnostics in development, as well as some that are marketed through reference laboratories, include approaches which attempt to identify AD patients by measuring: (i) normal tau, total tau or phosphorylated tau in CSF, either individually, or as part of a panel, (ii) beta amyloid, (iii) neural thread protein in CSF and/or urine, (iv) amyloid derived diffusible ligands (ADDL’s) in CSF, (v) imaging plaques in the brain, or (vi) employing proteomic or genetic markers for AD. Much of our knowledge of potential competitors and their diagnostic tests comes from our review of published articles in scientific journals. Recent articles indicate that tests being developed by these companies and others are unable to adequately distinguish AD from other brain disorders or are in too early a development stage to be evaluated. At this time, we believe our CSF-based diagnostic test exhibits a unique ability to recognize early stage AD and to differentiate patients diagnosed with AD from patients diagnosed with other forms of dementia and relevant neurological diseases, including major depression, as well as healthy controls.

Therapeutics

The only current strategy available for the pharmaceutical management of AD in the U.S. is symptomatic treatment through the use of acetylcholinesterase (“AchE”) inhibitors, of which there are five currently marketed by some of the largest pharmaceutical companies, including Aricept (Pfizer), Exelon (Novartis), Reminyl (Johnson & Johnson), Tacrine (Pfizer) and Memantine (Forest Labs). Despite limited clinical effectiveness and a poor safety and side effect profile, sales in the U.S. in 2006 are estimated to be $3 billion, according to IMS Health.

The market for AD therapy is expected to grow, based on the aging demographics of the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan). AchE inhibitors remain the largest class of drugs within the late stage development pipeline. However, their apparent limited efficacy would seem to provide an opportunity for other promising compounds. It is estimated that over 100 potential compounds are currently being developed by both major pharmaceutical companies as well as small biotech companies. The lack of current effective pharmacological therapy for an increasing AD population provides an attractive opportunity for therapeutics we may discover utilizing our novel therapeutic approach in our collaboration with Eli Lilly and Company.

Patents, licenses, trade secrets and proprietary rights

Our success depends and will continue to depend, in part, upon our ability to retain our exclusive licenses, to maintain patent protection for our products and processes, to preserve our trade secrets and proprietary information and to operate without infringing the proprietary rights of third parties. We believe in securing and supporting a strong competitive position through the filing and prosecution of patents where available, and through trade secrets, when patenting is precluded.

We have filed patent applications in the U.S. for composition of matter and use of compounds to treat AD, method of use, as well as applications covering aspects of the diagnostic test technologies and methods for developing novel therapeutic screens for the discovery of compounds useful in the treatment of AD, novel approaches to therapeutic intervention, transgenic mouse production, and a novel gene. Patent Cooperation Treaty (P.C.T.) applications have been filed abroad, when applicable.

In March 2004 we were notified by email from Innogenetics, a Belgian biopharmaceutical company involved in specialty diagnostics and therapeutic vaccines, that it believes the CSF diagnostic test we have been developing uses a technology that is encompassed by the claims of their U.S. patents. Innogenetics also informed us that it could be amenable to entering into a licensing arrangement or other business deal with APNS regarding its patents. We had some discussions with Innogenetics concerning a potential business relationship, however no further discussions have been held since the second quarter of 2006

We have reviewed these patents with our patent counsel on several occasions prior to receipt of the email from Innogenetics and subsequent to receipt of the email. Based on these reviews, we believe that our CSF diagnostic test does not infringe the claims of these Innogenetics patents. If we were unable to reach a mutually agreeable arrangement with Innogenetics, we may be forced to litigate the issue. Expenses involved with litigation may be significant, regardless of the ultimate outcome of any litigation. An adverse decision could prevent us from possibly marketing a future diagnostic product and could have a material adverse impact on our business.

Alzheimer's disease technology license

We have various License and Collaborative Research Agreements (the "Agreements") with Albert Einstein College of Medicine ("AECOM"). These Agreements grant us the exclusive rights to neurodegenerative disease technology, primarily Alzheimer's disease technology for diagnostic and therapeutic applications from Dr. Peter Davies’ lab at AECOM. These Agreements were amended in March 2002, in September 2002, and again in October 2006 and remain effective on an evergreen basis. The minimum annual payments to be made to AECOM, which consist of payments due for support of research conducted in Dr. Davies' lab and for annual license maintenance, are as follows:

Year	Amount
2007	$475,000
2008 and each subsequent year	$500,000

We are obligated to continue to pay AECOM $500,000 for each year after 2007 in which the Agreements are still in effect. In addition, we are obligated to pay AECOM a percentage of all revenues we receive from selling and/or licensing aspects of the AD technology licensed under the Agreements that exceeds the minimum obligations reflected in the annual license maintenance payments.

Confidentiality and assignment of inventions agreements

We require our employees, consultants and advisors having access to our confidential information to execute confidentiality agreements upon commencement of their employment or consulting relationships with us. These agreements generally provide that all confidential information we develop or make known to the individual during the course of the individual's employment or consulting relationship with us must be kept confidential by the individual and not disclosed to any third parties. We also require all of our employees and consultants who perform research and development for us to execute agreements that generally provide that all inventions conceived by these individuals will be our property.

Government regulation

The research, development, manufacture, and marketing of our potential products are subject to substantial regulation by the U.S. Food and Drug Administration (”FDA”) in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, research and development activities and the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of our potential products.

Therapeutics

As an initial step in the FDA regulatory approval process for a prospective therapeutic product, preclinical studies are typically conducted in animals to identify potential safety problems. For certain diseases, animal models may exist which are believed to be predictive of human efficacy. For these diseases, a drug candidate is tested in an animal model. The results of the studies are submitted to the FDA as a part of an Investigational New Drug Application (“IND”), which is filed to comply with FDA regulations prior to beginning human clinical testing.

Clinical trials for new therapeutics are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the compound is tested in healthy human subjects for safety (adverse effects), dosage tolerance, absorption, biodistribution, metabolism, excretion, clinical pharmacology and, if possible, to gain early information on effectiveness. Phase II typically involves studies in a small sample of the intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range, and to gather additional information relating to safety and potential adverse effects. Phase III trials are comparative clinical studies undertaken to further evaluate clinical safety and efficacy in an expanded patient population at geographically dispersed study sites in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for physician labeling. Each trial is conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be evaluated by an independent Institutional Review Board (IRB) at the institution at which the study will be conducted. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

Data from preclinical testing and clinical trials are submitted to the FDA in a New Drug Application (“NDA”) for marketing approval. Preparing an NDA involves considerable data collection, verification, analysis and expense, and there can be no assurance that any approval will be granted on a timely basis, if at all. The approval process is affected by a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. The FDA may deny an NDA if applicable regulatory criteria are not satisfied or require additional testing or information. Among the conditions for marketing approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the FDA's good manufacturing practices (“GMP”) regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance. Manufacturing establishments serving the U.S. markets, both foreign and domestic, are subject to inspections by, or under the authority of, the FDA and by other federal, state or local agencies.

The process of completing clinical testing and obtaining FDA approval for a new drug is likely to take a number of years from the commencement of the clinical trial and require the expenditure of substantial resources. We will require significant additional funds in the future to finance the clinical testing process if we are to develop any therapeutic products on our own. Under our agreement with Eli Lilly and Company, however, Lilly will finance the preclinical and clinical testing process of any AD therapeutic developed from our collaboration.

Diagnostic

In vitro diagnostic products have a different path to regulatory approval, i.e., the Premarket Approval Application (“PMA”) process regulated by the Office of In Vitro Diagnostic Device and Safety (“OIVD”) of the FDA. The regulatory process leading to a submission of an in vitro diagnostic device PMA for FDA approval to market involves a multistage process including: (1) a Pre-Investigational Device Exemption (“Pre-IDE”) program in which preliminary information is submitted to the FDA for review and guidance on, and acceptance of, the test protocol and proposed clinical trial to evaluate the safety and effectiveness of an in vitro diagnostic product followed by, (2) an Investigational Device Exemption (“IDE”) submission for approval to allow the investigational diagnostic device to be used in a clinical study in order to (3) collect safety and effectiveness data required to support a PMA to receive FDA approval to market a device. We have submitted preliminary information to the FDA (step 1 above) and had a face-to-face meeting with the FDA. Data from a clinical trial is used to evaluate the clinical performance of the diagnostic test. Before FDA approval for general sale, under certain conditions, companies can supply either “investigational use only” or “research use only” assay kits under the Clinical Laboratory Improvement Amendment (“CLIA”) of 1988. Whether we will be able to market kits under these regulatory categories, or obtain final approval for a kit for specific claims, is uncertain given changing regulatory environments in most major markets.

Whether or not FDA approval has been obtained, regulatory authorities in foreign countries must grant approval prior to the commencement of commercial sales of the product in such countries. The requirements governing the conduct of clinical trials and market entry vary widely from country to country, and the time required for clearance may be longer or shorter than that required by the FDA. Although there are some procedures for unified filings for certain European countries, in general, each country at this time has its own procedures and requirements. We would require significant additional funds in the future to finance the clinical testing process if we developed any diagnostic products on our own. As funds permit, we will continue advancing the development of our diagnostic program, while pursuing appropriate partnering and/or out-licensing opportunities.

Environmental regulation

In connection with our research and development activities, our business is, and will in the future continue to be, subject to regulation under various state and federal environmental laws. These laws and regulations govern our use, handling and disposal of various biological and chemical substances used in our operations. Although we believe that we have complied with these laws and regulations in all material respects and we have not been required to take any action to correct any noncompliance, there can be no assurance that we will not be required to incur significant costs to comply with health and safety regulations in the future.

Employees

As of May 31, 2007, we had eight full-time employees, four of whom have advanced scientific degrees. None of our employees are covered by a collective bargaining agreement and we believe all relations with our employees are satisfactory. In addition, to complement our internal expertise, we have license agreements with AECOM that provide access to Dr. Peter Davies and the academic researchers in his lab and we contract with other academic research laboratories and scientific consultants that provide pertinent expertise with therapeutic and diagnostic development. In the future, we may hire additional research, development and other personnel in addition to utilizing consultants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

Our business strategy is to build on our strong science, research, and commitment to develop a range of solutions to meet the growing unmet needs of the Alzheimer patient. Through our tau based approach we have developed proprietary technology, know-how and tools. Our unique science coupled with our founding scientist, Dr. Peter Davies, and a collaboration with a top tier Pharmaceutical company, Eli Lilly and Company, is focused on the development and commercialization of novel therapeutics to modify the course of AD, as well as a range of diagnostic tests using both cerebrospinal fluid (“CSF”) and serum. We are seeking to offer options for early diagnosis and high impact therapeutic solutions that will enhance the physicians’ ability to effectively manage their patient’s treatment. Our principal development programs, and plan of operation for each, are as follows:

•
AD Therapeutic Program - We are involved in the discovery and development of novel therapeutic targets for the development of treatments for Alzheimer’s disease based upon a concept developed by Peter Davies, Ph.D., the Company’s founding scientist and the Burton P. and Judith Resnick Professor of Alzheimer’s Disease Research at Albert Einstein College of Medicine (“AECOM”). As a result of Dr. Davies’ research, we are focused on discovery of unique therapeutic targets that may be involved in a common intracellular phosphorylation pathway leading to the development of the abnormal, destructive brain structures, amyloid plaques and neurofibrillary tangles, that are characteristic of Alzheimer’s disease. We have discovered biomarkers that we believe will aid in the development of effective AD treatments. A patent application was filed in 2005 covering Dr. Davies work relative to this area. In November 2006, we announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. The agreement forms a collaboration that will combine the expertise, research tools and tau-based approach advanced by Dr. Davies and our team at APNS with the scientists, therapeutic development expertise and financial resources at Eli Lilly and Company. The agreement calls for Lilly to receive the exclusive worldwide rights to the intellectual property related to our expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

•
AD Diagnostic Program - Our diagnostic program is based on Dr. Davies’ research of the tau pathology, and revolves around building a pipeline of diagnostic tests, including: (i) the detection of hyperphosphorylated tau in CSF, (ii) a screening test to rule out AD in serum, and (iii) the detection of hyperphosphorylated tau in serum. Our product farthest along in development is a CSF-based diagnostic test to detect whether a person has AD. This diagnostic, based upon the detection of a certain AD associated protein found in the CSF of AD patients, has achieved, in research based validation studies, an overall sensitivity and specificity in the range of 85% to 95%. This is based on extensive testing in our lab, utilizing CSF samples to differentiate patients diagnosed with AD from patients diagnosed with other forms of dementia and relevant neurological diseases, including major depression, as well as healthy controls. In 2005, we submitted Pre-IDE documents to the FDA and had a Pre-IDE meeting with the FDA in November 2005. Subsequent to our meeting with the FDA, we worked with our clinical consultants to refine our clinical protocol. At that time, work was suspended due to funding constraints. We are planning to continue development of our CSF-based diagnostic test while seeking appropriate partnerships and expertise to assist us in advancing towards commercialization. We are developing serum-based diagnostic tests to detect Alzheimer’s disease that could have a much larger potential market than the CSF-based diagnostic test. In January 2006, we entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist us in the development of serum-based diagnostic program tests for AD. We are currently working on developing new tools that may enable us to best utilize Nanosphere’s proprietary technology, or other appropriate technologies, to further evaluate and develop serum-based diagnostic tests. In order to maximize the value, and minimize the time to market, of our diagnostic programs, we may seek some form of partnering, including collaborations, strategic alliances and/or licensing arrangements.

•
Transgenic Mice -To date, no widely accepted animal model for AD has been developed. However, Dr. Peter Davies, through collaboration with a researcher at Nathan Klein Institute (“NKI”), has developed a transgenic mouse containing the human tau gene that develops human paired helical filaments, the building blocks of the neurofibrillary tangles, which are known to be involved in the pathology of Alzheimer’s disease. The pathology in these mice is Alzheimer-like, with hyperphosphorylated tau accumulating in cell bodies and dendrites as neurofibrillary tangles. In addition, these transgenic mice have exhibited extensive neuronal death, which accompanies the tau pathology. These transgenic mice could be useful in used for testing the efficacy of therapeutic compounds. AECOM and the New York State Office of Mental Health, the agency that oversees NKI, each have an interest in these transgenic mice. Through our licenses with AECOM, we have license rights to AECOM’s interest in these transgenic mice. In 2006, we entered into additional license agreements that provide us with the exclusive rights to sell these mice. The mice are currently available through Jackson Laboratories. In December 2006, we entered into our first agreement to sell a breeding pair of these mice.

We incurred research and development costs of $1, 889,413 in 2006 and $1,742,782 in 2005, excluding non-cash costs related to accounting for stock options and other costs associated with the issuance of equity instruments. Virtually all of our research and development costs are internal costs and license costs which are not specifically allocated to any of our research and development projects. We anticipate that our cash balances as of March 31, 2007, coupled with funds received from the warrant exercises, and anticipated funds to be received from operations, will be sufficient to cover our planned research and development activities and general operating expenses through December 31, 2007. We will need additional funding prior to January 2008 to fund our research, product development and our operations. If additional funding is not obtained, we will not be able to fund the costs of any programs in development. This would have a material adverse effect on our operations and our prospects.

As we currently do not have any approved products in the marketplace, we do not have a time frame for generating significant revenues from our research and development activities.

As of March 31, 2007, we had cash of $674,174. These funds, coupled with funds received from the warrant exercises, and anticipated funds to be received from operations, will be sufficient to cover our planned research and development activities and general operating expenses through December 31, 2007. The cash on hand will be used for ongoing research and development, working capital, general corporate purposes and possibly to secure appropriate partnerships and expertise.

We do not anticipate the purchase, lease or sale of any significant property and equipment during 2007. We do not anticipate any significant changes in our employee count during 2007.

Plan of Operation

Our strategic plan involves focusing our resources, and establishing priorities, to maximize the return to the shareholders. In order to accomplish this objective, it is expected that we will focus on advancing our therapeutic collaboration with Eli Lilly and Company and developing the projects in our diagnostic pipeline to detect AD, including our CSF-based test and serum-based tests, toward commercialization.

In November 2006, we announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. According to the terms of the agreement, we received $2 million in cash, including an equity investment of $500,000, from Lilly, plus we will receive annual research and development support for the duration of the collaboration agreement. In addition, Lilly will, based on achievement of certain milestones, provide us with up to $10 million to $20 million per therapeutic compound. There are no assurances that any milestones will be met. Royalties are to be paid to us for AD therapies brought to market that result from the collaboration. Lilly received the exclusive worldwide rights to the intellectual property related to our expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

Our product farthest along in development is a CSF-based diagnostic test to detect whether a person has AD. We are planning to continue development of our CSF-based diagnostic test while seeking appropriate partnerships and expertise to assist us in advancing towards commercialization.

We are developing serum-based diagnostic tests to detect Alzheimer’s disease that could have a much larger potential market than the CSF-based diagnostic test. In January 2006, we entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist us in the development of serum-based diagnostic tests for AD. We are currently working on developing additional tools that may enable us to best utilize Nanosphere’s proprietary technology, or other appropriate technologies, to further evaluate and develop serum-based diagnostic tests.

In order to maximize the value, and minimize the time to market, of our diagnostic programs, we may seek some form of partnering, including collaborations, strategic alliance and/or licensing opportunities.

We do not expect significant revenues from our CSF-based diagnostic to detect AD or any other of our programs in the near term. There can be no assurance that adequate funds on acceptable terms will be available in the future when we need them. If at any time we are unable to obtain sufficient additional investment capital, we will be required to delay, restrict or eliminate some or all of our research or development programs, dispose of assets or technology or cease operations.

We will need additional funding prior to January 2008 to cover operations, and to fund the costs of any diagnostic products in development, as well as our therapeutic collaboration with Eli Lilly and Company. If additional funding is not obtained, we will not be able to fund any programs in development, and we may have to discontinue all our product development and/or our operations.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of APNS and its wholly-owned subsidiaries prior to our dissolution of our subsidiaries in 2004. All significant intercompany balances and transactions have been eliminated. The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

On an on-going basis, our management evaluates its estimates and judgments, including those related to tax valuation and equity compensation. Our management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our management believes the following critical accounting policies, among others, affect our more significant judgments and estimates used in preparation of these consolidated financial statements.

Revenue Recognition

We generate revenues from research agreements and collaborations, and in the past, we also generated revenues from grants and recognize these revenues when earned. Grant revenues represent funds received from certain government agencies for costs expended to further research on the subject of the grant. In accordance with EITF 00-21 “Revenue Arrangements with Multiple Deliverables”, for arrangements that contain multiple deliverables, we separate the deliverables into separate accounting units if they meet all of the following: a) the delivered items have stand-alone value to the customer; b) the fair value of any undelivered items can be reliably determined; and c) if the arrangement includes a general right of return, delivery of the undelivered items if probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit. Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition".

Research and Development

All research and development costs are expensed as incurred and include salaries of, and expenses related to, employees and consultants who conduct research and development. We have, from time to time, entered into arrangements whereby we will obtain research reimbursement in the form of funds received to partially reimburse us for costs expended.

Net Deferred Tax Asset Valuation Allowance

We record our net deferred tax assets in the amount that we expect to realize based on projected future taxable income. In assessing the appropriateness of the valuation, assumptions and estimates are required such as our ability to generate future taxable income. In the event that we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Since inception, we have concluded that the more likely than not criteria of Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, has not been met and accordingly, we have recorded a valuation allowance for all our deferred income taxes for all periods presented.

Equity Compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 and related interpretations, in accounting for our fixed plan stock options awarded to employees. Accordingly, compensation expense is recorded on the grant date only if the current market price of the underlying stock exceeds the exercise price.

We apply Statement of Financial Accounting Standards (SFAS) No. 123 and EITF 96-18 “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for our options awarded to non-employee consultants. To determine fair value, management is required to make assumptions such as the expected volatility and expected life of the instruments.

Results of Operations

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

The Three Months ended March 31, 2007 compared to the three months ended March 31, 2006

REVENUES

We recognized $208,333 of revenues in the three-month period ended March 31, 2007 from the recognition of part of our initial funds and annual research and development support received from our collaboration with Eli Lilly and Company. We recognized $53,600 of revenues in the three-month period ended March 31, 2006 from the completion of one research agreement.

RESEARCH AND DEVELOPMENT

Research and development expenses consist primarily of compensation of personnel and related benefits and taxes, funding of research related to license agreements, scientific consultant expenses, laboratory supplies and overhead costs. Research and development expenses for the three-month period ended March 31, 2007 decreased 24% or $131,437 to $425,220 from $556,657 for the three-month period ended March 31, 2006. Below is a summary of our research and development expenses:

	For the three months ended March 31,		Increase/
	2007	2006	(Decrease)
Compensation, taxes and benefits	$222,781	$226,270	$(3,489)
Research funding and consulting	162,607	249,622	(87,015)
Stock option compensation expense	3,145	38,370	(35,225)
Other research and development expenses	36,687	42,395	(5,708)
Total Research and Development Expenses	$425,220	$556,657	$(131,437)

This decrease was primarily due to a decrease in research funding and consulting due to the start of the Nanosphere agreement in 2006 and costs incurred for regulatory consulting in 2006, and a decrease in stock option compensation costs. Beginning January 1, 2006, SFAS 123R requires companies to measure and recognize compensation expense for all stock based payments at fair value. Non-cash expense for all stock based payments in 2007 was $3,145 and in 2006 was $38,370.

GENERAL AND ADMINISTRATIVE

General and administrative expenses consist primarily of compensation of personnel and related benefits and taxes, legal and accounting expenses, and occupancy related expenses. General and administrative expenses for the three-month period ended March 31, 2007 increased 33% or $122,502 to $498,244 from $375,742 for the three-month period ended March 31, 2006. Below is a summary of our general and administrative expenses:

	For the three months ended March 31,		Increase/
	2007	2006	(Decrease)
Compensation, taxes and benefits	$222,781	$226,270	$(3,489)
Research funding and consulting	162,607	249,622	(87,015)
Stock option compensation expense	3,145	38,370	(35,225)
Other research and development expenses	36,687	42,395	(5,708)
Total Research and Development Expenses	$425,220	$556,657	$(131,437)

This increase in 2007 is primarily due to non-cash costs associated with expensing stock options and an increase in compensation costs. Beginning January 1, 2006, SFAS 123R requires companies to measure and recognize compensation expense for all stock based payments at fair value. Non-cash expense for all stock based payments in 2007 was $105,528 and in 2006 was $34,961. The increase in compensation expense is primarily due to the hiring of Ellen R. Hoffing as President and CEO in August 2006. This increase was partially offset by a decrease in consulting expense due to a reduction in the use of consultants in 2007.

OTHER (INCOME) EXPENSE

Interest expense for the three-month period ended March 31, 2007 was $12,159, primarily due to $11,159 non-cash amortization of debt discount and $1,000 accrued interest related to the bridge loan. Interest expense for the three-month period ended March 31, 2006 was $33. Interest income for the three-month period ended March 31, 2007 decreased 3% or $273, to $8,533 from $8,806 for the three-month period ended March 31, 2006. The decrease is primarily due to lower average invested balances, which was slightly offset by a higher rate of return.

We currently do not hedge foreign exchange transaction exposures. Our assets and liabilities denominated in foreign currencies are immaterial.

PLAN OF OPERATION

Our strategic plan involves focusing our resources, and establishing priorities, to maximize the return to the shareholders. In order to accomplish this objective, it is expected that we will focus on advancing our therapeutic collaboration with Eli Lilly and Company and developing the projects in our diagnostic pipeline to detect AD, including our CSF-based test and serum-based tests, toward commercialization.

In November 2006, we entered into an agreement with Eli Lilly and Company to develop therapeutics to treat AD. Pursuant to the terms of the agreement, we received $2 million in cash, including an equity investment of $500,000, from Lilly, plus we will receive annual research and development support for the duration of the collaboration agreement. In addition, Lilly will, based on achievement of certain milestones, provide us with up to $10 million to $20 million per therapeutic compound. There are no assurances that any milestones will be met. Royalties are to be paid to us for AD therapies brought to market that result from the collaboration. Lilly received the exclusive worldwide rights to the intellectual property related to our expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

Our product farthest along in development is a CSF-based diagnostic test to detect whether a person has AD, which has been tested in over 2,000 CSF samples, yielding an 85%-95% specificity and sensitivity. We are planning to continue development of our CSF-based diagnostic test as it relates to applicability to the mild cognitive impairment (“MCI”) population while seeking appropriate partnerships and expertise to assist us in advancing towards commercialization.

We are developing serum-based diagnostic tests to detect Alzheimer’s disease that could have a much larger potential market than the CSF-based diagnostic test. In January 2006, we entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist us in the development of serum-based diagnostic tests for AD. We are currently working on developing additional tools that may enable us to best utilize Nanosphere’s proprietary technology, or other appropriate technologies, to further evaluate and develop serum-based diagnostic tests.

In order to maximize the value, and minimize the time to market, of our diagnostic programs, we may seek some form of partnering, including collaborations, strategic alliance and/or licensing opportunities.

We do not expect significant revenues from our CSF-based diagnostic to detect AD or any other of our programs in the near term. There can be no assurance that adequate funds on acceptable terms will be available in the future when we need them. If at any time we are unable to obtain sufficient additional investment capital, we will be required to delay, restrict or eliminate some or all of our research or development programs, dispose of assets or technology or cease operations.

We will need additional funding prior to January 2008 to cover operations, and to fund the costs of our research and any diagnostic products in development, as well as our therapeutic collaboration with Eli Lilly and Company. If additional funding is not obtained, we will not be able to fund any programs in development, and we may have to discontinue all our product development and/or our operations.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2007, our cash balances were $674,174. Our current operations consist of the continuation of the development of our Alzheimer's disease therapeutic and diagnostic programs. Our current cash inflows are through investor funding, primarily equity investments and conversion of warrants and stock options, and revenues from collaborations. Our current cash outflows are primarily expenditures for research and development activities and management and overhead costs. The total amount of our minimum annual commitments under our license agreements with Albert Einstein College of Medicine (“AECOM”) are $475,000, $500,000 and $500,000 for the years ending December 31, 2007 through 2009, respectively. Our commitment for the remainder of 2007 is $275,000.

We used cash in operating activities of $258,368 for the three months ended March 31, 2007 versus cash used in operating activities of $720,190 for the three months ended March 31, 2006. This decrease of $461,822 was primarily due to funds received in the first quarter of 2007.

We used $708 of cash in investing activities for the three months ended March 31, 2007 for equipment purchases. We did not use any cash in investing activities for the three months ended March 31, 2006.

Net cash used in financing activities was $500,000 for the three months ended March 31, 2007 due to the repayment of the bridge loan. Net cash provided by financing activities was $12,895 for the three months ended March 31, 2006. We received $14,106 from the exercise of stock options in January 2006.

As of March 31, 2007, we had cash of $674,174. Subsequent to March 31, 2007, we received $1,663,077 from the exercise of 9,782,805 warrants at an exercise price of $0.17 per share. We anticipate that our cash balances at March 31, 2007, coupled with funds received from these warrant exercises and funds anticipated to be received from operations, should be adequate to fund operations through year-end 2007. We will need additional funding prior to January 2008 to fund our research, product development and our operations. The cash on hand will be used for ongoing research and development, working capital, general corporate purposes and possibly to secure appropriate partnerships and expertise. If additional funding is not obtained, we will possibly discontinue most, if not all, of our product development and/or operations. We are currently evaluating our options to maximize the value of our diagnostic technology, including evaluating partnering and licensing opportunities. We intend to seek such additional funding through private and/or public financing, through exercise of currently outstanding stock options and warrants or through collaborative or other arrangements with partners, however, there is no assurance that additional funding will be available for us to finance our operations, including product development, on acceptable terms, or at all. This would have a material adverse effect on our operations and prospects.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

We recognized $251,634 of revenues in 2006 from the completion of two research agreements and the recognition of part of our initial funds received from our collaboration with Eli Lilly and Company. We recognized $480,000 of revenues in 2005 from the completion of one research agreement and the completion of the evaluation period in a collaborative agreement.

Research and development

Research and development expenses consist primarily of compensation of personnel and related benefits and taxes, funding of research related to license agreements, scientific consultant expenses, laboratory supplies and overhead costs. Research and development expenses for the year ended December 31, 2006 increased 12% or $228,652 to $2,119,431 from $1,890,779 for the year ended December 31, 2005. Below is a summary of our most significant research and development expenses:

			Increase
Expense	2006	2005	(Decrease)
Compensation, taxes and benefits	$885,127	$874,702	$10,425
Research funding, license fees and scientific consulting	785,500	483,074	302,426
Regulatory consulting	60,663	259,660	(198,997)
Rent, telephone and utilities	110,645	108,190	2,455
Variable accounting for stock options	-	98,472	(98,472)
Stock option compensation expense	230,018	49,525	180,493
Other research and development expenses, net of reimbursements	47,478	17,156	30,322
Total Research and Development Expenses	$2,119,431	$1,890,779	$228,652

This increase in 2006 is primarily due to non-cash costs associated with expensing stock options and an increase in research funding and license fees. Beginning January 1, 2006, SFAS 123R requires companies to measure and recognize compensation expense for all stock based payments at fair value. Expense included in 2006 was $112,558. In addition, we recorded a non-cash expense of $117,460 for unrecognized compensation costs for the options granted in 2005 that were subsequently cancelled in June 2006. We also had an increase in research funding, licensing and consulting of $302,426 due to the start of our agreement with Nanosphere, an increase in our payments to AECOM, and license fees incurred. This increase was partially offset by decreases in expense for variable accounting for stock options and costs incurred for regulatory consulting. Prior to January 1, 2006, we had certain equity instruments that met the criteria of variable accounting whereby additional compensation expense was recognized if the share price of our common stock increased, which may be reversed if the price subsequently declined. Included in research and development expense in 2005, was non-cash compensation expense of $98,472 for variable accounting for stock options reflecting an increase in our stock price. In 2005, we had a large increase in regulatory consultant costs due to our discussions to advance our CSF-based AD diagnostic through the FDA regulatory process. We estimate that we may incur costs of approximately $150,000 to $180,000 per month on research and development activities going forward. This excludes the non-cash effect of accounting for equity instruments included in the annual amounts mentioned above. These expenditures, however, may fluctuate from quarter-to-quarter and year-to-year depending upon the resources available and our development schedule. Results of preclinical studies, clinical trials, regulatory decisions and competitive developments may significantly influence the amount of our research and development expenditures. In addition, if we incur clinical development costs of any program, research and development spending will significantly increase.

General and administrative

General and administrative expenses consist primarily of compensation of personnel and related benefits and taxes, legal and accounting expenses, and occupancy related expenses. General and administrative expenses for the year ended December 31, 2006 increased 76% or $961,184 to $2,224,939 from $1,263,755 for the year ended December 31, 2005. Below is a summary of our most significant general and administrative expenses:

			Increase
Expense	2006	2005	(Decrease)
Compensation, taxes and benefits	$502,614	$351,753	$150,861
Consulting	212,459	231,331	(18,872)
Professional fees	552,366	262,816	289,550
Rent, telephone and utilities	50,317	52,084	(1,767)
Variable accounting for stock options	-	121,480	(121,480)
Stock option compensation expense	687,929	27,532	660,397
Other general and administrative expenses	219,254	216,759	2,495
Total General and Administrative Expenses	$2,224,939	$1,263,755	$961,184

This increase in 2006 is primarily due to non-cash costs associated with expensing stock options and increases in compensation costs and professional fees. Beginning January 1, 2006, SFAS 123R requires companies to measure and recognize compensation expense for all stock based payments at fair value. Expense included in 2006 was $687,929. The increase in compensation expense is primarily due to the hiring of Ellen R. Hoffing as President and CEO in August 2006. The increase in professional fees is primarily related to costs incurred to retain an executive search firm to assist us in hiring Ms. Hoffing, plus additional legal time spent on specific projects in 2006, including our first annual stockholders’ meeting, numerous licensing agreements, SEC filings and patent support. This increase was partially offset by a decrease in expense for variable accounting for stock options. Prior to January 1, 2006, we had certain equity instruments that met the criteria of variable accounting whereby additional compensation expense was recognized if the share price of our common stock increased, which may be reversed if the price subsequently declined. Included in general and administrative expense in 2005, was non-cash compensation expense of $121,480 for variable accounting for stock options reflecting an increase in our stock price. We estimate that we may incur costs of approximately $100,000 to $150,000 per month on general and administrative activities going forward. This excludes the non-cash effect of accounting for equity instruments included in the annual amounts mentioned above. These expenditures, however, may fluctuate from quarter-to-quarter and year-to-year depending upon the resources available and our development schedule.

Other income and expense

Interest expense for the year ended December 31, 2006 was $218,740, primarily due to $189,707 non-cash amortization of debt discount and $29,000 accrued interest related to the bridge loan. Interest expense for the year ended December 31, 2005 was $588. Interest income for the year ended December 31, 2006 decreased 59% or $32,332, to $22,149 from $54,481 for the year ended December 31, 2005. The decrease is primarily due to lower average invested balances, which was slightly offset by a higher rate of return.

We currently do not hedge foreign exchange transaction exposures. As of December 31, 2006, we do not have any assets and liabilities denominated in foreign currencies.

Net loss

We incurred a net loss of $4,289,327 for the year ended December 31, 2006 compared to a net loss of $2,620,641 for the year ended December 31, 2005. The primary reasons for the $1,668,686 increase in the net loss in 2006 were the $620,938 increase in stock based compensation expense; the $302,426 increase in research funding and license fees; the $161,286 increase in compensation costs; the $71,681 net increase in professional fees, regulatory and business consulting costs; the $218,152 increase in interest expense and the $228,366 decrease in revenues.

Capital resources and liquidity

To date, we have raised equity and convertible debt financing and received research agreement revenues, collaboration revenues and grant revenues to fund our operations, and we expect to continue this practice to fund our ongoing operations. Since inception, we have raised net proceeds of approximately $38.0 million from private equity and convertible debt financings. We have also received approximately $3.4 million from research agreements, collaboration revenues and grant revenues.

Our cash and cash equivalents were $1,433,250 and $1,663,740 at December 31, 2006 and 2005, respectively. The decrease in our cash balance is due to the excess cash used in operations over funds received from debt and equity financings and funds received from our collaboration with Eli Lilly and Company.

We used cash in operating activities of $1,809,803 for the year ended December 31, 2006 versus cash used in operating activities of $2,516,610 for the year ended December 31, 2005. This decrease primarily reflects the funds received from Eli Lilly and Company in December 2006 net of the increase in non-cash equity and interest expense in 2006. Cash used in investing activities was negligible in 2006 and 2005. Net cash provided by financing activities was $1,581,299 for the year ended December 31, 2006 versus net cash provided by financing activities of $672,749 for the year ended December 31, 2005. This increase primarily reflects additional funds raised through sale of stock and exercise of options and warrants in 2006, plus funds from the proceeds of the bridge loan in 2006. The bridge loan was repaid, plus accrued interest, in January 2007.

As we currently do not have any approved products in the marketplace, we do not have a time frame for generating significant revenues from our research and development activities.

Commitments

We have several financial commitments, including those relating to our license agreements with Albert Einstein College of Medicine (“AECOM”).

Under our license agreements with AECOM, we are required to:

• pay semi-annual maintenance payments in January and July each year;

•	pay quarterly funding payments in February, May, August and November each year as long as the license agreements are in place; and

• pay the costs of patent prosecution and maintenance of the patents included in the agreement.

Our fixed expenses, such as rent, license payments and other contractual commitments, may increase in the future, as we may:

• enter into additional leases for new facilities and capital equipment;

• enter into additional licenses and collaborative agreements; and

• incur additional expenses associated with being a public company.

In addition to the commitments to AECOM, we also have consulting agreements and minimum annual lease payments.

The following table summarizes the timing of these future long term contractual obligations and commitments for the next five years ending December 31:

Contractual Obligations	2007 Year 1	2008 Year 2	2009 Year 3	2010 Year 4	2011 Year 5	Total
Operating Leases	$34,000	$-	$-	$-	$-	$34,000
Consulting Agreements with initial terms greater than one-year	108,000	99,000	-	-	-	207,000
Commitments Under License Agreement with AECOM	475,000	500,000	500,000	500,000	500,000	2,475,000
Total Contractual Cash Obligations	$617,000	$599,000	$500,000	$500,000	$500,000	$2,716,000

We are obligated to continue to pay AECOM $500,000 for each year in which the Agreements are still in effect. In addition, we are obligated to pay AECOM a percentage of all revenues we receive from selling and/or licensing aspects of the AD technology licensed under the Agreements that exceeds the minimum obligations reflected in the annual license maintenance payments.

Recently issued accounting statements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements SFAS No. 109, “Accounting for Income Taxes,” by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal quarter beginning after December 15, 2006. We adopted FIN 48 on January 1, 2007. We do not expect the adoption of FIN 48 to have a material effect on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Quantifying Financial Misstatements,” which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. Registrants are required to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The techniques most commonly used in practice to accumulate and quantify misstatements are generally referred to as the “rollover” (current year income statement perspective) and “iron curtain” (year-end balance sheet perspective) approaches. The financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. This bulletin is effective for financial statements for the first fiscal year ending after November 15, 2006. We adopted SAB No. 108 on January 1, 2007. The adoption of SAB No. 108 had no effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (SFAS No. 157) which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not expect the adoption of SFAS No. 157 to have a material effect on our financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (SFAS No. 158) which amends SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), and SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132(R)). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006 and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008. We adopted the recognition of an asset and liability provisions of SFAS No. 158 on January 1, 2007. We do not expect the adoption of SFAS No. 158 to have a material effect on our financial statements.

In October 2006, the FASB issued FSP No. 123(R)-5 “Amendment of FASB Staff Position FAS No. 123(R)-1”. This FSP amends FSP FAS No. 123(R)-1, “Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under SFAS No. 123(R),” to clarify that freestanding financial instruments that were originally issued as employee compensation subject to SFAS No. 123(R) and subsequently modified solely to reflect an equity restructuring that occurs when the holders are no longer employees, should continue to be subject to the recognition and measurement provisions of SFAS No. 123(R) if certain conditions are met. The provisions in this FSP are effective for the first reporting period beginning after October 10, 2006. We adopted the provisions of FSP 123(R)-5 on January 1, 2007. This guidance will not have a material effect on our financial condition and results of operations.

In October 2006, the FASB issued FSP No. 123(R)-6 “Technical Corrections of FASB Statement No. 123(R),” which revises the definition of “short-term inducement” to exclude an offer to settle an award. The provisions of this FSP are effective for the first reporting period beginning after October 20, 2006. We adopted the provisions of FSP 123R-6 on January 1, 2007. This guidance will not have a material effect on our financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115” (SFAS No. 159), which permits an entity to measure many financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The Statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. We do not expect the adoption of SFAS No. 159 to have a material effect on our financial statements.

DESCRIPTION OF PROPERTY

We lease approximately 7,500 square feet of office and laboratory space in Vernon Hills, Illinois at an annual rental of approximately $125,000. Our lease agreement was renewed in May 2007 for three years at a slightly reduced rate. We believe that we can acquire additional space, if needed, on acceptable terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2003, 2002 and 2001, due to cash constraints, officers of the Company deferred compensation, loaned funds to the Company and personally paid for some Company expenses. In June, 2002, $215,000 of the amount due to these officers was converted to shares of common stock at the merger adjusted market price of $0.228 per share. The balance due to these officers was paid in February 2004.

In 2003, Richard Stone, one of our directors, invested $100,000 in our convertible bridge debt, which earned interest at rate of 6% per annum. Mr. Stone’s investment, including accrued interest, was converted, at rate of $0.25 per unit of one share and 1.1 warrant, to 413,819 shares of common stock and 455,201 warrants to purchase shares of common stock at an exercise price of $0.30 per share in the debt conversion in conjunction with the February 2004 private placement. The conversion rate was the same offered to all holders of the bridge debt.

We believe that each of the transactions set forth above as well as those currently in effect were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors who did not have an interest in the transaction and who had access to our counsel at our expense.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC (Over-the-Counter) Bulletin Board and traded under the symbol, "APNS". Prior to November 25, 2003, our common stock was traded on the OTC Bulletin Board under the symbol “HMYD”. Our common stock was previously traded on the OTC Bulletin Board under the symbol “OPHD” until February 5, 2002.

The following table sets forth the range of high and low closing bid prices for our common stock from January 1, 2005 through March 31, 2007, and for each of the quarterly periods indicated as reported by the OTC Bulletin Board. The bid prices represent prices between broker-dealers and don’t include retail mark-ups and mark-downs or any commissions to the dealer. These bid prices may not reflect actual transactions.

	High	Low
2005:
First quarter	$0.31	$0.20
Second quarter	0.42	0.23
Third quarter	0.37	0.26
Fourth quarter	0.39	0.30

2006:
First quarter	$0.33	$0.17
Second quarter	0.24	0.11
Third quarter	0.32	0.16
Fourth quarter	0.42	0.26

2007:
First quarter	$0.31	$0.23

As of May 25, 2007, we had approximately 1,500 record holders of our common stock. We estimate that as of such date there were more than 1,000 beneficial holders of our common stock.

No dividends were paid in 2004, 2005 and 2006. There are no restrictions on the payment of dividends. We do not intend to pay dividends for the foreseeable future.

All of our securities that were issued or sold by us since March 15, 2001, have been registered with the SEC, except 1,387,916 shares of common stock issued in 2006, 10,000,000 stock options issued outside our Stock Option Plan in 2006, 922,500 warrants issued in 2006 to the Bridge Fund note holders, and 300,000 warrants issued for consulting services in May 2007. All of these issuances were made in reliance upon the exemption set forth in Section 4(2) of the Securities Act of 1933. We filed an SB-2 registration statement in July 2004 and an S-8 registration statement in December 2004.

Securities authorized for issuance under equity compensation plans

In October 2002, the Board of Directors approved a Stock Option Plan (the “Plan”) under which officers, employees, directors and consultants may be granted incentive or non-qualified stock option to acquire common stock. The incentive stock options granted under the Plan are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986. The exercise price of each option is no less than the market price of our stock on the date of the grant, and an option’s maximum term is ten years. Options typically vest over a four-year period. The Plan calls for a maximum of 12,000,000 options to purchase shares of common stock. The Plan was approved by shareholders in 2003. A registration statement, Form S-8, was filed in December 2004, registering the stock option plan.

In 2006, our Compensation Committee approved 900,000 stock options to directors under the Plan and 6,000,000 stock options to our President and CEO and 4,000,000 stock options to our Chairman that were granted outside of the Plan and part of their respective individual compensation arrangements. Additionally, in 2006 stockholders failed to approve proposal three in our proxy statement for our 2006 annual meeting of stockholders, which proposal included ratification of the grant of previously granted options to executive officers and independent directors to purchase approximately 3.6 million shares of common stock (the “Excess Options”). As a result of the stockholder vote, we cancelled the Excess Options and the approximately 3.6 million shares of our common stock underlying such Excess Options became available for future grants under the Plan.

Our only equity compensation plan is the Applied NeuroSolutions, Inc. (formerly Hemoxymed, Inc.) 2003 Stock Option Plan.

The following table summarizes outstanding options under our Stock Option Plan as of December 31, 2006. Options granted in the future under the Plan and outside of the Plan are within the discretion of our Compensation Committee and therefore cannot be ascertained at this time.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities Reflected in column (a)
Equity compensation plans approved by security holders	10,452,531	$0.173	1,547,469
Equity compensation plans not approved by security holders	10,000,000(1)	$0.218	-
Total	20,452,531	$0.195	1,547,469

(1) Consists of an option exercisable to purchase 6,000,000 shares of our common stock that was granted to Ellen R. Hoffing in connection with her employment as our President and Chief Executive Officer and an option to purchase 4,000,000 shares of common stock that was granted to Robert S. Vaters in connection with his appointment as Chairman of our Board of Directors. A description of the material terms of the option granted to Ms. Hoffing is set forth in Part III, Item 10 of our Annual Report. The option granted to Mr. Vaters is exercisable for a ten-year period to purchase 4,000,000 shares of common stock at an exercise price of $0.20 per share (which was the closing price of our common stock on the OTC Bulletin Board on June 23, 2006). Mr. Vaters options are exercisable as follows: 1,000,000 are exercisable immediately, 1,000,000 are exercisable at the six month anniversary of the grant date, 666,667 are exercisable at the one year anniversary of the grant date, 666,667 are exercisable at the two year anniversary of the grant date and 666,666 are exercisable at the three year anniversary of the grant date.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by, or paid for services in all capacities during 2006 and 2005 by our Chief Executive Officer, President and Chief Operating Officer, Vice-President of Research and Development, and Chief Financial Officer.

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Option Awards		All other Compensation		Total
Ellen R. Hoffing, President and CEO (1)	2006 2005		$92,115 N/A		$$40,000 N/A		$$39,805 N/A		$$718,685 N/A		$$0 N/A		$890,605 N/A
John F.DeBernardis Former Pres. and CEO(2)	2006 2005	$ $	$303,326 $292,500	$ $	$0 $0	$ $	$0 $0	$ $	$0 $0	$ $	$4,263 $3,885	$ $	307,589 296,385
Daniel Kerkman V.P. of R & D (3)	2006 2005	$ $	$202,901 $195,750	$ $	$0 $0	$ $	$0 $0	$ $	$0 $0	$ $	$0 $0	$ $	202,901 195,750
David Ellison CFO(4)	2006 2005	$ $	$187,529 $180,750	$ $	$0 $0	$ $	$0 $0	$ $	$0 $0	$ $	$0 $0	$ $	187,529 180,750

(1) Ms. Hoffing began employment as President and CEO of the Company in September 2006. Her annual base salary per her employment agreement is $300,000. On August 29, 2006, The Board of Directors approved a grant of 6,000,000 stock options to Ms. Hoffing. This option grant was made pursuant to the terms of her employment and was not made under the Company’s 2003 stock option plan. In addition, the Board of Directors approved a grant to Ms. Hoffing of 400,000 restricted shares of common stock, which grant was made (i) on the same day as the new CEO’s option grants and (ii) pursuant to the terms of the CEO’s employment.

(2) Dr. DeBernardis was President and CEO of the Company from October 2004 through August 2006. Dr. DeBernardis’s employment agreement provides for an annual cost of living increase. No increase has been received since April 2005. Included in the 2006 Salary amount is $7,326 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Dr. DeBernardis’s employment agreement provides for the Company to pay for a life insurance policy, in addition to the life insurance policy provided through the Company’s group health plan. The annual premium is included in All Other Compensation. Dr. DeBernardis’s employment agreement provides for a monthly expense allowance of $1,000. In April 2005, the monthly expense allowance was increased to $1,150.

 (3) Dr. Kerkman’s employment agreement provides for an annual cost of living increase. No increase has been received since April 2005. Included in the 2006 Salary amount is $4,901 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Dr. Kerkman’s employment agreement provides for a monthly expense allowance of $300. In April 2005, the monthly expense allowance was increased to $400.

(4) Mr. Ellison’s employment agreement provides for an annual cost of living increase. No increase has been received since April 2005. Included in the 2006 Salary amount is $4,529 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Mr. Ellison’s employment agreement provides for a monthly expense allowance of $300. In April 2005, the monthly expense allowance was increased to $400.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Ellen R. Hoffing	-	6,000,000	-	$0.150	08/29/2016	400,000	$39,805	-	$-
John F. DeBernardis	65,840	-	-	$0.150	04/01/2008	-	-	-	$-
	233,731	-	-	$0.150	11/16/2010
	427,957	-	-	$0.150	11/01/2011
	120,402	-	-	$0.150	06/01/2012
	1,500,000	-	-	$0.150	09/02/2013

Daniel Kerkman	39,504	-	-	$0.150	04/01/2008	-	-	-	$-
	65,840	-	-	$0.150	11/16/2010
	181,059	-	-	$0.150	11/01/2011
	52,738	-	-	$0.150	06/01/2012
	400,000	-	-	$0.150	09/02/2013

David Ellison	9,876	-	-	$0.150	04/01/2008	-	-	-	$-
	69.132	-	-	$0.150	11/16/2010
	164,599	-	-	$0.150	1/01/2011
	35,656	-	-	$0.150	06/01/2012
	500,000	-	-	$0.150	09/02/2013

(1) Ms. Hoffing’s stock options will become exercisable as follows: 1,000,000 options will become exercisable on February 29, 2007, 166,667 options will become exercisable each month thereafter through July 29, 2009 and 166,657 options will become exercisable on August 29, 2009. Ms. Hoffing’s restricted common stock will become exercisable as follows: 133,334 shares of restricted common stock vests on August 29, 2007, 133,333 shares of restricted common stock vests on August 29, 2008, and 133,333 shares of restricted common stock vests on August 29, 2009.

(2) All the above stock options, with the exception of Ms. Hoffing’s stock options, are fully vested and exercisable as of December 31, 2006.

Executive letter agreement

Under the terms of her employment, Ellen R. Hoffing, the President and CEO, receives a minimum base salary of $300,000 per year, plus a bonus of up to 40% of Ms. Hoffing’s base salary upon attainment of performance objectives established by the our Board of Directors and acceptable to Ms. Hoffing. We granted Ms. Hoffing a stock option to purchase 6,000,000 shares of our common stock at an exercise price of $0.23 (which was the closing price of the common stock on the over-the-counter market on the date of grant). The option vests as to 1,000,000 shares of common stock on the sixth month anniversary of the grant, and then will vest as to an additional 166,667 shares for each month thereafter until the option is vested in full (which will be on the third anniversary of the date of grant). We also granted 400,000 shares of restricted stock, which vests as to 133,334 shares on the first anniversary of the date of grant and 133,333 shares on the second and third anniversaries of the date of grant. In addition, Ms. Hoffing will receive $100,000 worth of shares of restricted stock on her one-year anniversary and her two-year anniversary with the Company (August 29, 2007 and August 29, 2008). If Ms. Hoffing’s employment is terminated by us without cause, she is entitled to her base salary and benefits for a period of 12 months after such termination, and the portion of her options and restricted stock that would have vested during the 12 months following such termination will immediately vest. If Ms. Hoffing’s employment is terminated upon or in connection with a change of control of the Company, then Ms. Hoffing will be paid the equivalent of one year’s base salary and any unvested shares of restricted stock and stock options will immediately vest in full upon such “change in control”. We expect to enter into a definitive agreement with Ms. Hoffing by the end of the second quarter 2007.

Employment agreements

David Ellison, the Chief Financial Officer and Corporate Secretary, is employed pursuant to an agreement through October 31, 2007 that provides for a minimum base salary of $174,000 per year, with an annual cost of living increase. Mr. Ellison has not received an increase in his base salary since April 2005. Included in 2006 general and administrative expense is $4,529 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Mr. Ellison’s agreement also provides a minimum monthly non-accountable allowance of $300 for automobile and cell phone expenses. This allowance was increased to $400 per month in April 2005. If we terminate Mr. Ellison’s employment without cause or upon or in connection with a change in control or Mr. Ellison terminates his employment for “cause”, then Mr. Ellison will receive severance consisting of (i) a lump sum payment from us equal to the greater of (A) the total base salary otherwise payable through the expiration of the term of Mr. Ellison’s employment agreement or (B) twelve months’ base salary and bonus (based on the prior year’s base salary plus bonus), (ii) health, disability and life insurance provided to Mr. Ellison for up to twelve months following the effective date of such termination and (iii) continued exercisability of all options held by Mr. Ellison. If we fail to give Mr. Ellison at least 90 days notice that his employment agreement is not being renewed for any reason other than cause, then Mr. Ellison will receive severance payments equal to his base salary then in effect, plus the amount of the bonus earned by Mr. Ellison for the year, if any. Such severance payment shall be payable over a one (1) year period.

Daniel J. Kerkman, Ph.D., the Vice President of Research and Development, is employed pursuant to an agreement through October 31, 2007 that provides for a minimum base salary of $189,000 per year, with an annual cost of living increase. Dr. Kerkman has not received an increase in his base salary since April 2005. Included in 2006 research and development expense is $4,901 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Dr. Kerkman’s agreement also provides a minimum monthly non-accountable allowance of $300 for automobile and cell phone expenses. This allowance was increased to $400 per month in April 2005. If the we terminate Dr. Kerkman’s employment without cause or Dr. Kerkman terminates his employment for “cause”, then Dr. Kerkman will receive severance consisting of (i) a lump sum payment from us equal to the greater of (A) the total base salary otherwise payable through the expiration of the term of Dr. Kerkman’s employment agreement or (B) twelve months’ base salary and bonus (based on the prior year’s base salary plus bonus), (ii) health, disability and life insurance provided to Dr. Kerkman for up to twelve months following the effective date of such termination and (iii) continued exercisability of all options held by Dr. Kerkman. If we fail to give Dr. Kerkman at least 90 days notice that his employment agreement is not being renewed for any reason other than cause, then Dr. Kerkman will receive severance payments equal to his base salary then in effect, plus the amount of the bonus earned by Dr. Kerkman for the year, if any. Such severance payment shall be payable over a one (1) year period.

John F. DeBernardis, Ph.D., Senior Advisor to the Company’s Chief Executive Officer, is employed pursuant to an agreement through October 31, 2007 that provides for a minimum base salary of $282,000 per year, with an annual cost of living increase. Dr. DeBernardis has not received an increase in his base salary since April 2005. Included in 2006 research and development expense is $7,326 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Dr. DeBernardis’s agreement also provides a minimum monthly non-accountable allowance of $1,000 for automobile and cell phone expenses. This allowance was increased to $1,150 per month in April 2005. In addition, we also provided Dr. DeBernardis, at our expense, a term life insurance policy in the amount of $600,000 through April 2007. If we terminate Dr. DeBernardis’ employment without cause or upon or in connection with a change in control or Dr. DeBernardis terminates his employment for “cause”, then Dr. DeBernardis will receive severance consisting of (i) a lump sum payment from us equal to the greater of (A) the total base salary otherwise payable through the expiration of the term of Dr. DeBernardis’ employment agreement or (B) twelve months’ base salary and bonus (based on the prior year’s base salary plus bonus), (ii) health, disability and life insurance provided to Dr. DeBernardis for up to twelve months following the effective date of such termination and (iii) continued exercisability of all options held by Dr. DeBernardis. If we fail to give Dr. DeBernardis at least 90 days notice that his employment agreement is not being renewed for any reason other than cause, then Dr. DeBernardis will receive severance payments equal to his base salary then in effect, plus the amount of the bonus earned by Dr. DeBernardis for the year, if any. Such severance payment shall be payable over a one (1) year period. Dr. DeBernardis and the Company entered into an amendment to Dr. DeBernardis’ employment agreement in July 2006. Pursuant to this amendment, the parties agreed that Dr. DeBernardis’ employment agreement stays in full force and effect until its expiration (October 31, 2007) after Dr. DeBernardis’ resignation as President and CEO became effective. Other than the title held by Dr. DeBernardis, no other term of his employment agreement was changed by the amendment except that upon a termination of his employment all of Dr. DeBernardis’ incentive stock options will be converted into non-qualified options.

These agreements provide for accelerated vesting of unvested stock options and restricted stock upon a change in control.

Compensation of directors

Directors receive annual option grants as compensation for their service as members of the board of directors. Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties and the attendance of board meetings and any meeting of stockholders. Mr. Barron was paid $38,708 and $48,000 as compensation for services rendered to the Company as Chairman in 2006 and 2005, respectively. Mr. Barron was compensated as an employee of the Company and received health benefits and participated in the Company’s 401(k) retirement plan in 2006 and 2005. In connection with Mr. Barron’s resignation as Chairman in June 2006, the Company and Mr. Barron agreed to reduce the monthly payments that Mr. Barron received under his employment agreement to $2,479.74. Such payments were made through December 31, 2006, and represent Mr. Barron’s contributions for the coverage of Mr. Barron and his family under the Registrant’s group health insurance plan and Mr. Barron’s contributions to the Registrant’s 401(k) plan. In the event that the Company during its 2007 fiscal year raises at least $2 million in additional funding, the Company will make six additional payments of $2,479.74 to Mr. Barron. The Company has also agreed to convert Mr. Barron’s incentive options into non-qualified options immediately after the Registrant’s next annual meeting of stockholders. Mr. Vaters, who became Chairman in June 2006, was paid $20,000 for consulting services rendered to the Company as Chairman in 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Robert S. Vaters	$20,000	$-	$348,000	$-	$-	$-	$368,000

Bruce N. Barron	$38,708	$-	$-	$-	$-	$-	$38,708

Jay B. Langner	$-	$-	$26,100	$-	$-	$-	$26,100

Michael Sorell (1)	$-	$-	$26,100	$-	$-	$-	$26,100

Alan L. Heller	$-	$-	$35,685	$-	$-	$-	$35,685

(1) Passed away on April 20, 2007

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Applied NeuroSolutions, Inc. files current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB, and 10-KSB. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

FINANCIAL STATEMENTS

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)

FINANCIAL STATEMENTS

Contents

Page
For The Three Months Ended March 31, 2007 (unaudited)
Consolidated Balance Sheets	62
Consolidated Statement of Operations	63
Consolidated Statements of Cash Flows	64
Notes to Consolidated Financial Statements	66
For The Years Ended December 31, 2006 and 2005
Report of Independent Registered Public Accounting Firm	71
Consolidated Balance Sheets as of December 31, 2006 and 2005	72
Consolidated Statements of Operations for the Years Ended December 31, 2006 and 2005 and for the Cumulative Period From March 14, 1992 (inception) to December 31, 2006	73
Consolidated Statements of Stockholders’ Equity/(Deficit) for the Years Ended December 31, 2006 and 2005 and for the Cumulative Period From March 14, 1992 (inception) to December 31, 2006	74
Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and 2004 and for the Cumulative Period From March 14, 1992 (inception) to December 31, 2006	77
Notes to Consolidated Financial Statements for the Years Ended December 31, 2005 and 2004 and for the Cumulative Period From March 14, 1992 (inception) to December 31, 2006	79

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets:
Cash	$674,174	$1,433,250
Account receivable	-	250,000
Prepaids and other current assets	146,170	94,649
Total current assets	820,344	1,777,899
Property and equipment:
Equipment and leaseholds	2,163,435	2,162,727
Accumulated depreciation and amortization	(2,129,384)	(2,124,464)
Net property and equipment	34,051	38,263
Other assets:
Prepaids	36,920	42,889
Deposits	15,072	15,072
Total other assets	51,992	57,961
Total assets	$906,387	$1,874,123

Liabilities and Stockholders’ Equity / (Deficit)
Current Liabilities:
Accounts payable	$218,494	$270,698
Bridge loan, net of discount on debt	-	488,841
Deferred revenues	954,176	583,333
Accrued collaborator payments	70,000	70,000
Accrued consultant fees	21,200	37,000
Accrued wages	22,341	56,756
Accrued vacation wages	97,262	92,671
Accrued 401k match	13,500	30,506
Accrued interest	-	29,000
Other accrued expenses	34,973	51,616
Total current liabilities	1,431,946	1,710,421
Deferred revenues, net of current portion	555,556	634,733
Total long-term liabilities	555,556	634,733
Stockholders’ equity / (deficit) (See Note 6):
Preferred stock, $0.0025 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock,$0.0025 par value; 200,000,000 shares outstanding; 98,409,901 shares issued and outstanding	246,025	246,025
Treasury stock	(10,614)	(10,614)
Additional paid-in capital	44,904,883	44,796,210
Deficit accumulated during the development stage	(46,221,409)	(45,502,652)
Total stockholders’ equity / (deficit)	(1,081,115)	(471,031)
Total liabilities and stockholders’ equity / (deficit)	$906,387	$1,874,123

See accompanying notes to consolidated financial statements.

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		Period from March 14, 1992 (inception) to
	2007	2006	March 31, 2007

Research agreement revenues	$-	$53,600	$1,452,700
Collaboration revenues	208,333	-	240,267
Grant revenues	-	-	669,022
Total revenues	208,333	53,600	2,361,989

Operating expenses:
Research and development	425,220	556,657	29,806,630
General and administrative	498,244	375,742	14,952,145
Loss on impairment of intangible assets	-	-	411,016
Loss on writedown of leasehold improvements	-	-	1,406,057
Total operating expenses	923,464	932,399	46,575,848

Operating loss	(715,131)	(878,799)	(44,213,859)

Other (income) expense:
Interest expense	12,159	33	716,344
Interest income	(8,533)	(8,806)	(826,888)
Amortization of debt discount	-	-	272,837
Beneficial conversion of debt to equity	-	-	274,072
Inducement to convert debt to equity	-	-	1,631,107
Cost of fund raising activities	-	-	62,582
Loss on extinguishments of debt	-	-	4,707,939
Gain on derivative instrument, net	-	-	(4,894,163)
Net other (income) expense	-	-	63,720
Total other (income) expense	3,626	(8,773)	2,007,550

Net loss	(718,757)	(870,026)	(46,221,409)
Less: Fair value of induced preferred stock Conversion	-	-	(1,866,620)
Net loss attributable to common shareholders	$(718,757)	$(870,026)	$(48,088,029)
Basic and diluted loss per common share:
Net loss attributable to common shareholders per share - basic	$(0.01)	$(0.01)	$(1.65)
Net loss attributable to common shareholders per share - diluted	$(0.01)	$(0.01)	$(1.65)
Weighted average shares - basic	98,409,901	94,591,625	29,060,381
Weighted average shares - diluted	98,409,901	94,591,625	29,060,381

See accompanying notes to consolidated financial statements.

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,		Period from March 14, 1992 (inception) to
	2007	2006	March 31, 2007

Cash flows from operating activities
Net loss	$(718,757)	$(870,026)	$(46,221,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,920	7,320	2,614,477
Non-cash expense for equity compensation	108,673	73,331	2,487,914
Non-cash (income) expense for equity compensation to employees and directors	-	-	2,047,328
Non-cash interest expense	11,159	-	334,912
Amortization of deferred financing costs	-	-	111,000
Non-cash expense for beneficial conversion of debt	-	-	274,072
Non-cash expense for induced conversion of debt	-	-	1,631,107
Non-cash expense for loss on extinguishment of debt	-	-	4,707,939
Non-cash income for gain on derivative instrument	-	-	(4,894,163)
Amortization of intangible assets	-	-	328,812
Loss on writedown of leasehold improvements	-	-	1,406,057
Loss in impairment of intangible assets	-	-	411,016
Gain on sale of equipment	-	-	(250)
Fund raising expense	-	-	62,582
Changes in assets and liabilities:
Accounts receivable	250,000	6,580	203,290
Prepaids and other assets	(45,552)	(18,446)	(183,444)
Accounts payable	(52,204)	31,802	315,098
Deferred revenues	291,666	5,800	1,509,732
Accrued wages	(34,415)	-	22,341
Accrued collaborator payments	-	-	70,000
Accrued consultant fees	(15,800)	(4,800)	46,200
Accrued vacation wages	4,591	3,373	97,262
Other accrued expenses	(62,649)	44,876	171,623
Net cash used in operating activities	(258,368)	(720,190)	(32,446,504)

Cash flows from investing activities
Acquisition of investment securities	-	-	(9,138,407)
Redemption of investment securities	-	-	9,138,407
Acquisition of intangible assets	-	-	(339,829)
Acquisition of equipment and leasehold Improvements	(708)	-	(4,040,448)
Net cash used in investing activities	(708)	-	(4,380,277)

APPLIED NEUROSOLUTIONS, INC. (a development stage company) CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended March 31,		Period from March 14, 1992 (inception) to
	2007	2006	March 31, 2007
Cash flows from financing activities
Proceeds from issuance of preferred stock	-	-	12,193,559
Proceeds from issuance of units, net of issuance costs	-	-	19,533,555
Proceeds from exercise of warrants	-	-	1,120,589
Proceeds from exercise of options	-	14,106	76,531
Proceeds from issuance (repayment) of debt	(500,000)	-	-
Deferred financing costs incurred	-	-	(111,000)
Advances from (repayments to) director and Shareholders	-	-	120,000
Principal payments under capital lease	-	(1,211)	(11,766)
Proceeds from issuance of promissory loans payable	-	-	4,438,491
Payments to shareholders for registration statement Penalties	-	-	(84,000)
Payments to repurchase common stock	-	-	(10,614)
Payments received for employee stock purchase notes receivable	-	-	235,610
Net cash provided by (used in) financing activities	(500,000)	12,895	37,500,955

Net increase (decrease) in cash	(759,076)	(707,295)	674,174

Cash at beginning of period	1,433,250	1,663,740	-

Cash at end of period	$674,174	$956,445	$674,174

Supplemental cash flow information
Cash paid for interest	$30,000	$33	$72,090

Supplemental disclosure of non-cash investing and financing activities
Issuance of stock for prior services	$-	$-	$4,149,521
Intangible assets acquired in exchange for stock	$-	$-	$400,000
Equipment acquired for accounts payable	$-	$-	$31,649
Equipment acquired under capital lease	$-	$-	$11,766
Issuance of stock for promissory loans payable	$-	$-	$2,473,991
Issuance of stock for accrued interest on promissory loans payable	$-	$-	$136,188

See accompanying notes to consolidated financial statements.

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. BUSINESS

Applied NeuroSolutions, Inc. (“APNS”) is a development stage biopharmaceutical company primarily engaged in the research and development of novel therapeutic targets for the treatment of Alzheimer's disease (“AD”) and diagnostics to detect AD.

In November 2006, the Company entered into an agreement with Eli Lilly and Company to develop therapeutics to treat AD. Pursuant to the terms of the agreement, the Company received $2 million in cash, including an equity investment of $500,000, from Lilly, plus it will receive annual research and development support for the duration of the collaboration agreement. In addition, Lilly will, based on the achievement of certain milestones, provide the Company with up to $10 million to $20 million per therapeutic compound. There are no assurances that any milestones will be met. Royalties are to be paid to the Company for AD therapies brought to market that result from the collaboration. Lilly received the exclusive worldwide rights to the intellectual property related to the Company’s expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles.

The Company has also been working on both a cerebrospinal fluid (“CSF”) based test and serum based tests to detect AD at an early stage. In a research setting, the Company’s CSF-based test has demonstrated an ability to differentiate AD patients from those with other diseases that have similar symptoms. There is currently no FDA approved diagnostic test to detect Alzheimer's disease.

The Company’s product farthest along in development is a CSF-based diagnostic test to detect whether a person has AD. This diagnostic, based upon the detection of a certain AD associated protein found in the CSF of AD patients, has achieved, in research based validation studies, an overall sensitivity and specificity in the range of 85% to 95%. This is based on extensive testing in the Company’s lab, utilizing CSF samples to differentiate patients diagnosed with AD from patients diagnosed with other forms of dementia and relevant neurological diseases, including major depression, as well as healthy controls. In 2005, the Company submitted Pre-IDE documents to the FDA and had a Pre-IDE meeting with the FDA in November 2005. Subsequent to the Company’s meeting with the FDA, the Company worked with clinical consultants to refine its’ clinical protocol. At that time, work was suspended due to funding constraints. The Company is planning to continue development of its’ CSF-based diagnostic test while seeking appropriate partnerships and expertise to assist it in advancing towards commercialization.

The Company is developing serum-based diagnostic tests to detect Alzheimer’s disease that could have a much larger potential market than the CSF-based diagnostic test. In January 2006, the Company entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist it in the development of serum-based diagnostic tests for AD. The Company is currently working on developing new tools that may enable it to best utilize Nanosphere’s proprietary technology, or other appropriate technologies, to further evaluate and develop serum-based diagnostic tests.

In order to maximize the value, and minimize the time to market, of its diagnostic programs, the Company may seek some form of partnering, including collaborations, strategic alliances and/or licensing opportunities.

History
On September 10, 2002, Hemoxymed, Inc. (previously called Ophidian Pharmaceuticals, Inc.) and Molecular Geriatrics Corporation (“MGC”) established a strategic alliance through the closing of a merger (the “Merger”). The Merger Agreement provided that the management team and Board of Directors of MGC took over control of the merged company. The transaction was tax-free to the shareholders of both companies. In October 2003, the Company changed its name to Applied NeuroSolutions, Inc. The Merger transaction has been accounted for as a reverse merger. For financial reporting purposes, MGC is continuing as the primary operating entity under the Company’s name, and its historical financial statements have replaced those of the Company. Thus, all financial information prior to the Merger date is the financial information of MGC only.

After the Merger, the Company had two wholly-owned operating subsidiaries, which were dissolved during 2004. The assets of these dissolved subsidiaries were transferred to the Company.

One of the wholly-owned operating subsidiaries that was dissolved was MGC, a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect AD, and therapeutic targets directed at AD solutions.

The other wholly-owned operating subsidiary that was dissolved was Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, medical needs. The Company is not currently funding the development of this technology.

The Company is subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations. The Company has experienced significant operating losses since its inception. As of March 31, 2007 the Company had an accumulated deficit of approximately $46.2 million. Notwithstanding payments that the Company may receive under its collaboration agreement with Eli Lilly and Company, the Company expects to incur operating losses over the next several years as its research and development efforts continue. On April 27, 2007, the Company entered into a letter agreement with several stockholders pursuant to which these stockholders agreed to exercise their warrants to purchase 9,782,805 shares of the Company’s common stock at a reduced exercise price of $0.17 per share. These warrants were originally issued in a private placement in February 2004 at an exercise price of $0.30 per share. The letter agreement with the Company provided that in exchange for the reduced exercise price these stockholders agreed not to sell the shares received from the exercise of the warrants for 45 days from the warrant exercise date. On and after 45 days from the warrant exercise date, the stockholders may sell up to 20% of the shares received from the exercise of the warrants. On and after 90 days from the warrant exercise date, the stockholders may sell up to an additional 30% of the shares received from the exercise of the warrants. On and after 180 days from the warrant exercise date, the stockholders may sell all of the shares received from the exercise of the warrants. Other than the exercise price and the resale restriction, all other terms of the warrants remain in full force and effect. The Company received $1,663,077 from the exercise of these warrants. The Company anticipates that its cash balances as of March 31, 2007, coupled with funds received from the warrant exercises and funds anticipated to be received from operations, should be adequate to fund operations through year-end 2007. The Company will need additional funding prior to January 2008 to fund its research, product development and operations.

The Company currently has no regulatory approved therapeutic or diagnostic products on the market and has not received any commercial revenues from the sale or license of any such products.

NOTE 2. BASIS OF PRESENTATION

The consolidated financial statements include the accounts of APNS and its wholly-owned subsidiaries prior to the Company dissolving its subsidiaries in 2004. All significant intercompany balances and transactions have been eliminated. The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and applicable Securities and Exchange Commission regulations for interim financial information. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. It is presumed that users of this interim financial information have read or have access to the audited financial statements of APNS contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts from prior period and prior year consolidated financial statements and related notes have been reclassified to conform to the current period and current year presentation.

The consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage companies to employ the same accounting principles as operating companies.

The Company has experienced losses since inception in addition to incurring cash outflows from operating activities for the last two years as well as since inception. The Company expects to incur substantial additional research and development costs and future losses prior to reaching profitability. These matters have raised substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's ability to continue as a going concern is dependent on obtaining adequate funding and ultimately achieving profitable operations. In the opinion of management, the Company anticipates its’ cash balances as of March 31, 2007, coupled with funds received from the warrant exercises, and anticipated funds to be received from operations, may be adequate to fund operations through December 31, 2007. The Company will need additional funding prior to January 2008 to fund its research, product development and its operations. If additional funding is not obtained, the Company will not be able to fund the costs of any programs in development.  This would have a material adverse effect on the Company’s operations and its’ prospects.

NOTE 3. STOCK BASED COMPENSATION

Effective January 1, 2006, the Company adopted Statement No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and accordingly, recognized no compensation expense related to the stock-based plans.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized for the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

In January 2006, 94,041 options were exercised at an average exercise price of $0.15, and 676,674 options with exercise prices ranging from $0.15 to $5.30 expired, unexercised. In May 2006, 42,796 options with an exercise price of $0.15 expired, unexercised.

On June 20, 2006, at the Company’s Annual Stockholder Meeting, the stockholders voted against increasing the maximum allowable shares of common stock issuable under the Company’s 2003 stock option plan from 12,000,000 shares to 20,000,000 shares and voted against ratification of the 3,602,565 options granted to executive officers and independent directors in 2005. Thus, these 2005 stock options were cancelled and not reissued, and consequently, became available for future grants under the Company’s 2003 stock option plan.

On June 27, 2006, the Board of Directors approved grants of 600,000 stock options to independent directors of the Company.

On June 27, 2006, the Board of Directors also approved a grant of 4,000,000 stock options to the Company’s new Chairman. This option grant was not made under the Company’s 2003 stock option plan, but was made in consideration of the engagement of the new Chairman.

On August 29, 2006, the Board of Directors approved a grant of 6,000,000 stock options to the Company’s newly appointed President and CEO. This option grant was made pursuant to the terms of the new CEO’s employment and was not made under the Company’s 2003 stock option plan. The Board of Directors also approved a grant to the Company’s new CEO of 400,000 restricted shares of common stock, which grant was made (i) on the same day as the new CEO’s option grants and (ii) pursuant to the terms of the new CEO’s employment. In addition, the Board of Directors approved a grant to the Company’s new CEO of $100,000 of restricted shares of common stock on both the first and second anniversaries of her employment (August 29, 2007 and 2008).

On September 7, 2006, the Board of Directors approved a grant of 300,000 stock options to an independent director of the Company.

No options were granted in the three months ended March 31, 2007 and 2006. As of March 31, 2007, 20,452,531 options were outstanding. 10,452,531 outstanding stock options were granted under the Company’s 2003 stock option plan and 10,000,000 outstanding stock options were granted outside the 2003 stock option plan. As of March 31, 2007, there was approximately $566,000 of total unrecognized non-cash compensation costs related to the outstanding stock options, which is expected to be recognized over a weighted-average period of 2.4 years.

The Company calculates expected volatility for stock options using historical volatility. The starting point for the historical period used is September 2002, the timing of the Merger (see Note 1). The Company currently estimates the forfeiture rate for stock options to be minimal.

NOTE 4. NET LOSS PER SHARE

Net loss attributable to common shareholder per share is computed based upon the weighted average number of common shares outstanding during the period.

For each period, net loss attributable to common shareholder per share is computed based on the weighted average number of common shares outstanding with potential equivalent shares from all stock options, warrants, restricted stock and convertible investor bridge loans excluded from the computation because their effect is antidilutive. The Company had 20,452,531 stock options and 48,071,472 warrants outstanding to issue common stock, and 400,000 shares of restricted stock at March 31, 2007. The Company had 13,614,057 stock options and 49,164,642 warrants outstanding to issue common stock, and -0- shares of restricted stock at March 31, 2006.

NOTE 5. COLLABORATION AGREEMENTS

Under the terms of various license and collaborative research agreements with Albert Einstein College of Medicine (“AECOM”) the Company is obligated to make semi annual maintenance payments and quarterly funding payments. In addition, the agreements call for royalty and revenue sharing agreements upon the sale and/or license of products or technology licensed under the agreements. In March 2002, September 2002 and October 2006 the Company renegotiated various terms of the AECOM agreements.

The Company has consulting agreements with its founding scientist at AECOM, which have terms through November 2008, but in some instances, may be terminated at an earlier date by the Company.

Future minimum payments, as of March 31, 2007, under the above agreements are as follows:

Year-ending December 31,	Collaborations	Consulting
2007-remainder of year	$275,000	$81,000
2008	500,000	99,000
2009	500,000	-
2010	500,000	-
2011	500,000	-
Total	$2,275,000	$180,000

The Company is obligated to pay AECOM $500,000 each year that the Agreements are still in effect. In addition, the Company is obligated to pay AECOM a percentage of all revenues received from selling and/or licensing aspects of the AD technology licensed from AECOM that exceeds the minimum obligations reflected in the annual license maintenance payments. The Company can terminate the Agreements at any time with sixty days written notice, but would be required to reimburse AECOM for any salary obligations undertaken by AECOM for the research projects covered by the Agreements for up to one year from the termination date.

NOTE 6. AUTHORIZED SHARES

The Company discovered in the first quarter of 2006 that three prior amendments to its certificate of incorporation were approved by written consent of the stockholders. The first amendment, approved in October 2001 and filed in November 2001, increased the Company's authorized common stock from 22.4 million shares to 50 million shares, and the second amendment, approved in June 2003 and filed in September 2003, increased the authorized common stock to 200 million shares. The third amendment to the Company's certificate of incorporation was approved and filed in October 2003 to change the name of the Company to “Applied NeuroSolutions, Inc.” For each of these amendments, the Company filed an information statement and duly mailed it to stockholders 20 days prior to the effective date of the stockholders' written consents becoming effective, all in accordance with the Exchange Act and its applicable rules.

In January 2006, in preparation of the proxy statement for the Company’s annual meeting, the Company discovered that the certificate of incorporation of its predecessor entity, Ophidian Pharmaceuticals, Inc., limited stockholders from taking action by written consent. That provision is still in effect. Consequently, the 2001 and 2003 amendments to the certificate of incorporation, while approved by the Board of Directors and approved by a majority of the then-outstanding shares of common stock in the manner described above, were technically not adopted properly under Delaware law. Such shares may be deemed issued in excess of the Company's 22,400,000 authorized and outstanding shares of common stock.

To remedy this technical error, the Company corrected its certificate of incorporation by means of a subsidiary-parent merger approved by the stockholders, with a new “corrected” certificate of incorporation resulting from such merger.

To assure that this correction would be made, thereby preserving the status quo for the Company's existing common stockholders, the Company created a new class of “super voting” Series A preferred stock, which is permitted by the “blank check” provisions of the current certificate of incorporation that was approved by the stockholders of the Company's predecessor at an annual meeting held in 1999. The shares of this Series A preferred stock were issued solely to the members of the Company's Audit Committee, in trust for the benefit of the Company's common stockholders. The members of the Audit Committee agreed to vote the shares in favor of the curative merger transaction. Following the merger transaction and the correction of the certificate of incorporation to affirm the previous actions of the Company's stockholders, the Company redeemed and canceled the shares of the Series A preferred stock at a nominal cost of $250.

The Board of Directors unanimously approved the Merger Agreement and the approach outlined above.
The Company’s annual meeting was held on June 20, 2006 and the parent-subsidiary merger, as described above, was approved and the Company immediately filed a certificate of merger to effect the technical correction to its certificate of incorporation. The Company’s authorized common stock under Article IV of the amended and restated certificate of incorporation is now 200 million shares.

Because the holders of the Series A preferred stock had informed the Company of their agreement with each other to vote the Series A preferred shares in favor of the Merger Agreement, the Company continued to treat the over-issued shares of common stock in the same manner as the remaining outstanding shares of the Company’s common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors
Applied NeuroSolutions, Inc.
Vernon Hills, Illinois

We have audited the accompanying consolidated balance sheet of Applied NeuroSolutions, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity/(deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123(R), "Share-Based Payment."

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied NeuroSolutions, Inc. as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1(c) to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and requires additional capital to support the Company's continued development efforts, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1(c).  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Virchow, Krause & Company, LLP

Chicago, Illinois
March 29, 2007

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
Assets Current assets:
Cash	$1,433,250	$1,663,740
Accounts receivable2	250,000	46,580
Prepaids and other current assets	94,649	150,848
Total current assets	1,777,899	1,861,168

Property and equipment:
Equipment and leaseholds	2,162,727	2,160,741
Accumulated depreciation and amortization	(2,124,464)	(2,099,531)
Net property and equipment	38,263	61,210

Other assets:
Prepaids	42,889	-
Deposits	15,072	15,493
Total other assets	57,961	15,493
Total assets	$1,874,123	$1,937,871
Liabilities and Stockholders’ Equity / (Deficit)
Current liabilities:
Accounts payable	$270,698	$103,447
Bridge loan	500,000	-
Bridge loan, discount on debt	(11,159)	-
Capital lease payable, current portion	-	1,211
Deferred revenues, current portion	583,333	94,200
Accrued collaborator	70,000	-
Accrued consultant fees	37,000	18,900
Accrued wages	56,756	-
Accrued vacation wages	92,671	65,311
Accrued 401k match	30,506	2,950
Accrued interest	29,000	-
Other accrued expenses	51,616	34,879
Total current liabilities	1,710,421	320,898
Long term liabilities:
Deferred revenues, net of current portion	634,733	-
Total long term liabilities	634,733	-
Stockholders' equity / (deficit):
Preferred stock, par value $0.0025: 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, par value $0.0025: 200,000,000 shares authorized; 98,433,195 and 94,520,878 issued shares, 98,409,901 and 94,497,584 shares outstanding	246,025	236,244
Treasury stock	(10,614)	(10,614)
Additional paid in capital	44,796,210	42,604,668
Deficit accumulated during the development stage	(45,502,652)	(41,213,325)
Total stockholders' equity / (deficit)	(471,031)	1,616,973
Total liabilities and stockholders' equity / (deficit)	$1,874,123	$1,937,871
See accompanying notes to consolidated financial statements.

APPLIED NEUROSOLUTIONS, INC.
(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period from March 14, 1992 (inception) to December 31,
	2006	2005	2006

Research agreement revenues	$219,700	$480,000	$1,452,700
Collaboration revenues	31,934	-	31,934
Grant revenues	-	-	669,022
Total revenues	251,634	480,000	2,153,656

Operating expenses:
Research and development	2,119,431	1,890,779	29,381,410
General and administrative	2,224,939	1,263,755	14,453,901
Loss on impairment of intangible assets	-	-	411,016
Loss on writedown of leasehold improvements	-	-	1,406,057
Total operating expenses	4,344,370	3,154,534	45,652,384

Operating loss	(4,092,736)	(2,674,534)	(43,498,728)

Other (income) expense:
Interest expense	218,740	588	704,185
Interest income	(22,149)	(54,481)	(818,355)
Amortization of debt discount	-	-	272,837
Beneficial conversion of debt to equity	-	-	274,072
Inducement to convert debt to equity	-	-	1,631,107
Cost of fund raising activities	-	-	62,582
Loss on extinguishments of debt	-	-	4,707,939
Gain on derivative instruments, net	-	-	(4,894,163)
Net other (income) expense	-	-	63,720
Total other (income) expense	196,591	(53,893)	2,003,924

Net loss	(4,289,327)	(2,620,641)	(45,502,652)

Less: Fair value of induced preferred stock conversion	-	-	(1,866,620)
Net loss attributable to common shareholders	$(4,289,327)	$(2,620,641)	$(47,369,272)

Basic and diluted loss per common share:
Net loss attributable to common shareholders per share - basic	$(0.04)	$(0.03)	$(1.70)
Weighted average shares outstanding	95,371,726	92,881,909	27,891,569
See accompanying notes to consolidated financial statements

APPLIED NEUROSOLUTIONS, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / (DEFICIT)

FOR THE PERIOD FROM MARCH 14, 1992 (INCEPTION) TO DECEMBER 31, 2006

	Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)

Issuance of Common Stock	372,682	$932	$-	$(332)	$-	$600
Net loss	-	-	-	-	(922,746)	(922,746)
Balance at December 31, 1992	372,682	932	-	(332)	(922,746)	(922,146)
Issuance of Common Stock	434,793	1,087	-	(387)	-	700
Issuance of Preferred Stock, subsequently converted to Common Stock	165,936	415	-	1,201,750	-	1,202,165
Issuance of Preferred Stock, subsequently converted to Common Stock	762,066	1,905	-	5,640,172	-	5,642,077
Issuance of Common Stock upon conversion of note and accrued interest	368,322	921	-	2,964,005	-	2,964,926
Net loss	-	-	-	-	(4,875,845)	(4,875,845)
Balance at December 31, 1993	2,103,799	5,260	-	9,805,208	(5,798,591)	4,011,877
Issuance of Preferred Stock, subsequently converted to Common Stock	533,020	1,333	-	4,006,404	-	4,007,737
Retirement of Common Stock	(1,887)	(5)	-	(13,663)	-	(13,668)
Net loss	-	-	-	-	(6,154,275)	(6,154,275)
Balance at December 31, 1994	2,634,932	6,588	-	13,797,949	(11,952,866)	1,851,671
Issuance of Preferred Stock, subsequently converted to Common Stock	493,801	1,235	-	748,765	-	750,000
Issuance of Preferred Stock upon conversion of bridge loan and accrued interest, subsequently converted to Common Stock	689,179	1,723	-	1,005,840	-	1,007,563
Net loss	-	-	-	-	(2,191,159)	(2,191,159)
Balance at December 31, 1995	3,817,912	9,546	-	15,552,554	(14,144,025)	1,418,075
Issuance of Preferred Stock, subsequently converted to Common Stock	4,957,145	12,393	-	6,864,881	-	6,877,274
Issuance of Common Stock	31,802	80	-	96,524	-	96,604
Net loss	-	-	-	-	(2,591,939)	(2,591,939)
Balance at December 31, 1996	8,806,859	22,019	-	22,513,959	(16,735,964)	5,800,014
Issuance of Common Stock in connection with acquisition of intangible assets	131,682	329	-	399,671	-	400,000
Net loss	-	-	-	-	(2,040,092)	(2,040,092)
Balance at December 31, 1997	8,938,541	22,348	-	22,913,630	(18,776,056)	4,159,922
Net loss	-	-	-	-	(2,549,920)	(2,549,920)
Balance at December 31, 1998	8,938,541	22,348	-	22,913,630	(21,325,976)	1,610,002
Net loss	-	-	-	-	(1,692,356)	(1,692,356)
Balance at December 31, 1999	8,938,541	22,348	-	22,913,630	(23,018,332)	(82,354)
Issuance of Preferred Stock, subsequently converted to Common Stock	1,466,495	3,666	-	983,614	-	987,280
Issuance of warrants to purchase shares of Common Stock	-	-	-	83,406	-	83,406

	Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
Extension of warrants to purchase shares of Common Stock	-	-	-	154,685	-	154,685
Stock options granted to non-employees	-	-	-	315,976	-	315,976
Net loss	-	-	-	-	(2,395,538)	(2,395,538)
Balance at December 31, 2000	10,405,036	26,014	-	24,451,311	(25,413,870)	(936,545)
Issuance of Common Stock upon conversion of bridge loans/accrd. int	4,474,649	11,185	-	2,027,696	-	2,038,881
Issuance of Common Stock	580,726	1,452	-	211,048	-	212,500
Stock options granted to non-employees	-	-	-	77,344	-	77,344
Issuance of warrants to purchase shares of Common Stock	-	-	-	27,367	-	27,367
Options reissued to adjust exercise term	-	-	-	64,033	-	64,033
Beneficial conversion feature of convertible debt	-	-	-	229,799	-	229,799
Induced conversion of convertible debt	-	-	-	1,631,107	-	1,631,107
Net loss	-	-	-	-	(4,146,913)	(4,146,913)
Balance at December 31, 2001	15,460,411	38,651	-	28,719,705	(29,560,783)	(802,427)
Issuance of Common Stock upon conversion of bridge loans, accrued interest, other payables and as payment for services	7,201,971	18,005	-	1,792,878	-	1,810,883
Issuance of Common Stock upon conversion of warrants	156,859	392	-	35,536	-	35,928
Stock options granted to non-employees	-	-	-	6,136	-	6,136
Repurchase of Common Stock	(23,294)	(58)	(10,614)	58	-	(10,614)
Merger between the Company and Molecular Geriatrics Corporation	24,905,151	62,263	-	(62,263)	-	-
Issuance of warrants to purchase shares of Common Stock	-	-	-	159,934	-	159,934
Net loss	-	-	-	-	(2,929,955)	(2,929,955)
Balance at December 31, 2002	47,701,098	119,253	(10,614)	30,651,984	(32,490,738)	(1,730,115)
Variable accounting for stock options	-	-	-	604,100	-	604,100
Stock options granted to non-employees	-	-	-	80,975	-	80,975
Issuance of warrants to purchase shares of common stock	-	-	-	193,130	-	193,130
Net loss	-	-	-	-	(3,301,420)	(3,301,420)
Balance at December 31, 2003	47,701,098	119,253	(10,614)	31,530,189	(35,792,158)	(4,153,330)
Issuance of units in private placement	32,000,000	80,000	-	1,483,066	-	1,563,066
Issuance of placement agent warrants	-	-	-	875,407	-	875,407
Issuance of units upon conversion of bridge loans	10,440,714	26,102	-	7,292,016	-	7,318,118
Issuance of common stock for services	200,000	500	-	64,500	-	65,000
Issuance of units for services	400,000	1,000	-	268,426	-	269,426
Issuance of warrants to purchase shares of common stock	-	-	-	124,775	-	124,775
Variable accounting for stock options	-	-	-	1,535	-	1,535
Net loss	-	-	-	-	(2,800,526)	(2,800,526)
Balance at December 31, 2004	90,741,812	226,855	(10,614)	41,639,914	(38,592,684)	3,263,471
Issuance of stock upon exercise of warrants	3,755,772	9,389	-	667,745	-	677,134

	Shares	Common Stock	Treasury Stock	Additional Paid in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Equity (Deficit)
Issuance of stock options to purchase shares of common stock	-	-	-	77,057	-	77,057
Variable accounting for stock options	-	-	-	219,952	-	219,952
Net loss	-	-	-	-	(2,620,641)	(2,620,641)
Balance at December 31, 2005	94,497,584	236,244	(10,614)	42,604,668	(41,213,325)	1,616,973
Issuance of stock upon conversion of warrants	2,014,195	5,036	-	438,419	-	443,455
Issuance of stock upon conversion of stock options	510,206	1,275	-	75,256	-	76,531
Issuance of stock	1,387,916	3,470	-	559,054	-	562,524
Non cash compensation for options FAS123R	-	-	-	720,322	-	720,322
Issuance of warrants to purchase shares of common stock	-	-	-	200,866	-	200,866
Non cash unrecognized compensation for options granted and cancelled	-	-	-	197,625	-	197,625
Net loss	-	-	-	-	4,289,327)	(4,289,327)
Balance at December 31, 2006	98,409,901	$246,025	$(10,614)	$44,796,210	$(45,502,652)	$(471,031)

See accompanying notes to consolidated financial statements

APPLIED NEUROSOLUTIONS, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		Period from March 14, 1992 (inception) to December 31.
	2006	2005	2006

Cash flows from operating activities:
Net loss	$(4,289,327)	$(2,620,641)	$(45,502,652)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,933	22,861	2,609,557
Non-cash expense for equity compensation	-	-	2,379,241
Non-cash expense for equity compensation to employees and directors	917,947	297,009	2,047,328
Non-cash interest expense	218,707	-	323,753
Amortization of deferred financing costs costs	-	-	111,000
Non-cash expense for beneficial conversion of debt	-	-	274,072
Non cash expense for induced conversion of debt	-	-	1,631,107
Non-cash expense for loss on extinguishments of debt	-	-	4,707,939
Non-cash income for gain on derivative instrument, net	-	-	(4,894,163)
Amortization of intangible assets	-	-	328,812
Loss on writedown of leasehold improvements	-	-	1,406,057
Loss on impairment of intangible assets	-	-	411,016
Gain on sale of equipment	-	-	(250)
Fund raising expense	-	-	62,582
Changes in assets and liabilities:
Accounts receivable	(203,420)	306,970	(46,710)
Prepaids and other assets	13,731	(125,309)	(137,892)
Accounts payable	167,251	(4,560)	367,302
Deferred research agreement revenues	1,123,866	(355,800)	1,218,066
Accrued wages	56,756	-	56,756
Accrued collaborator payments	70,000	-	70,000
Accrued consultant fees	18,100	(17,400)	62,000
Accrued vacation wages	27,360	20,140	92,671
Other accrued expenses	44,293	(39,880)	234,272
Net cash used in operating activities	(1,809,803)	(2,516,610)	(32,188,136)

Cash flows from investing activities:
Acquisition of investment securities	-	-	(9,138,407)
Redemption of investment securities	-	-	9,138,407
Acquisition of intangible assets	-	-	(339,829)
Acquisition of equipment and leasehold improvements	(1,986)	(57,989)	(4,039,740)
Net cash used in investing activities Activities	(1,986)	(57,989)	(4,379,569)

	Year Ended December 31,		Period from March 14, 1992 (inception) to December 31,
	2006	2005	2006
Cash flows from financing activities:
Proceeds from issuance of Preferred Stock	-	-	12,193,559
Proceeds from issuance of units, net of issuance costs	562,524	-	19,533,555
Proceeds from exercise of warrants	443,455	677,134	1,120,589
Proceeds from exercise of stock options	76,531	-	76,531
Proceeds from issuance of debt	500,000	-	500,000
Deferred financing costs incurred	-	-	(111,000)
Advances from (repayments to) director and shareholders	-	-	120,000
Principal payments under capital lease	(1,211)	(4,385)	(11,766)
Proceeds from issuance of promissory loans payable	-	-	4,438,491
Payments to shareholders for registration statement penalties	-	-	(84,000)
Payments to repurchase Common Stock	-	-	(10,614)
Payments received on employee stock purchase notes receivable	-	-	235,610
Net cash provided by financing activities	1,581,299	672,749	38,000,955

Net increase (decrease) in cash	(230,490)	(1,901,850)	1,433,250

Cash beginning of period	1,663,740	3,565,590	-

Cash end of period	$1,433,250	$1,663,740	$1,433,250

Supplemental cash flow information:
Cash paid for interest	$33	$588	$42,090

Supplemental disclosure of non-cash investing and financing activities:

Issuance of stock for prior services	$-	$-	$4,149,521
Intangible assets acquired in exchange for stock	$-	$-	$400,000
Equipment acquired under capital lease	$-	$-	$11,766
Issuance of stock for promissory loans payable	$-	$-	$2,473,991
Issuance of stock for accrued interest on promissory loans payable	$-	$-	$136,188
See accompanying notes to consolidated financial statements.

APPLIED NEUROSOLUTIONS, INC.

(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and Summary of Significant Accounting Policies

(a) Organization and Basis of Presentation

Applied NeuroSolutions, Inc. (“APNS” or the “Company”), is a development stage biopharmaceutical company primarily engaged in the research and development of novel therapeutic targets for the treatment of Alzheimer's disease (“AD”) and diagnostics to detect AD.

Prior to 2004, the Company had two wholly-owned operating subsidiaries. One of the wholly-owned operating subsidiaries was Molecular Geriatrics Corporation (“MGC”), a development stage biopharmaceutical company incorporated in November 1991, with operations commencing in March 1992, to develop diagnostics to detect, and therapeutics to treat, Alzheimer’s disease (“AD”).

The other wholly-owned operating subsidiary was Hemoxymed Europe, SAS, a development stage biopharmaceutical company incorporated in February 1995 to develop therapies aimed at improving tissue oxygenation by increasing oxygen release from hemoglobin to provide therapeutic value to patients with serious, unmet, medical needs. We are not currently funding the development of this technology. The Company dissolved these two subsidiaries, and transferred all of their assets to APNS in 2004.

On September 10, 2002, Hemoxymed, Inc. and Molecular Geriatrics Corporation (“MGC”) established a strategic alliance through the closing of a merger (the “Merger”). The Merger Agreement provided that the management team and Board of Directors of MGC took over control of the merged company. The transaction was tax-free to the shareholders of both companies. In October 2003, the Company changed its’ name to Applied NeuroSolutions, Inc.

This transaction has been accounted for as a reverse merger. For financial reporting purposes, MGC is continuing as the primary operating entity under the Company’s name, and its historical financial statements have replaced those of the Company. Thus, all financial information prior to the Merger date is the financial information of MGC only.

The consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 7, "Accounting and Reporting by Development Stage Enterprises," which requires development stage companies to employ the same accounting principles as operating companies.

The Company is subject to risks and uncertainties common to small cap biotech companies, including competition from larger, well capitalized entities, patent protection issues, availability of funding and government regulations.

(b) Principles of Consolidation

Prior to 2004, the consolidated financial statements include the accounts of the Company and its subsidiaries, MGC and Hemoxymed Europe, SAS. All significant intercompany balances and transactions have been eliminated.

(c) Going Concern

The Company has experienced losses since inception in addition to incurring cash outflows from operating activities for the last two years as well as since inception. The Company expects to incur substantial additional research and development costs and future losses prior to reaching profitability. These matters have raised substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The Company's ability to continue as a going concern is dependent on obtaining adequate funding and ultimately achieving profitable operations. In the opinion of management, the Company anticipates cash balances as of December 31, 2006, coupled with anticipated funds to be received from operations, will be adequate to fund operations into May 2007. The Company will need additional funding prior to May 2007 to cover operations, and to fund the Company’s products in development. If additional funding is not obtained, the Company will not be able to fund any of its programs, and the Company will possibly discontinue all its product development and/or operations. Management is currently evaluating its options to maximize the value of the Company’s diagnostic technology, including evaluating partnering and licensing opportunities. The Company intends to seek such additional funding through private and/or public financing, through exercise of currently outstanding stock options and warrants or through collaborative or other arrangements with partners, however, there is no assurance that additional funding will be available for the Company to finance its operations on acceptable terms, or at all. This would have a material adverse effect on the Company’s operations and prospects.

(d) Cash

The Company maintains cash at financial institutions from time to time in excess of the Federal Depository Insurance Corporation (FDIC) insured limit.

(e) Revenue Recognition

The Company generates revenues from research agreements, collaborations and grants and recognizes these revenues when earned. Grant revenues represent funds received from certain government agencies for costs expended to further research on the subject of the grant. In accordance with EITF 00-21 “Revenue Arrangements with Multiple Deliverables”, for arrangements that contain multiple deliverables, the Company separates the deliverables into separate accounting units if they meet all of the following: a) the delivered items have stand-alone value to the customer; b) the fair value of any undelivered items can be reliably determined; and c) if the arrangement includes a general right of return, delivery of the undelivered items is probable and substantially controlled by the seller. Deliverables that do not meet these criteria are combined with one or more other deliverables into one accounting unit. Revenue from each accounting unit is recognized based on the applicable accounting literature, primarily Staff Accounting Bulletin No. 104 (SAB 104), “Revenue Recognition”.

(f) Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Depreciation of equipment is calculated using accelerated methods over their useful lives, approximating five to seven years. Amortization of leasehold improvements is provided on the straight-line method over the lesser of the asset’s useful life or the lease term.

(g) Research and Development

All research and development costs are expensed as incurred and include salaries of, and expenses related to, employees and consultants who conduct research and development. The Company has entered into arrangements whereby the Company will obtain research reimbursements in the form of funds received to partially reimburse the Company for costs expended. For the years ended December 31, 2006 and 2005, the Company has recorded reimbursements of $32,875 and $76,750 against research and development expenses, respectively.

(h) Income Taxes

Under the asset and liability method of Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, the Company’s deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A valuation allowance is recorded for the portion of the deferred tax assets that are not expected to be realized based on the levels of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible.

(i) Stock Option Plan

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-Based Payment (SFAS 123R), which requires companies to measure and recognize compensation expense for all stock-based payments at fair value. SFAS 123R is being applied on the modified prospective basis. Prior to the adoption of SFAS 123R, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, and accordingly, recognized no compensation expense related to the stock-based plans.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006, that are subsequently modified, repurchased, cancelled or vest. Under the modified prospective approach, compensation cost recognized for 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R, and compensation cost for all shared-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

As a result of adopting SFAS 123R on January 1, 2006, the net loss and net loss per share for the year ended December 31, 2006, were $917,947 and $0.01 lower, respectively, than if the Company had continued to account for stock-based compensation under APB Opinion No. 25.

The following table illustrates the effect on net loss and net loss per share had the Company accounted for stock-based compensation in accordance with SFAS 123R for the year ended December 31, 2005.

Unaudited
Net loss, as reported	($2,620,641)

Add (deduct) net stock-based employee and director compensation expense determined under fair-value based method for all awards, net of tax	(89,675)

Net loss, pro forma	($2,710,316)

Basic, as reported	($0.03)
Basic, pro forma	($0.03)

Diluted, as reported	($0.03)
Diluted, pro forma	($0.03)

The weighted average estimated fair value of the options granted in 2006 and 2005 was $0.11 and $0.17, respectively, based on the Black-Scholes valuation model using the following assumptions:

	2006	2005

Risk-free interest rate, average	4.99%	3.73%
Dividend	0.00%	0.00%
Expected volatility	75.00%	75.00%
Expected life in years, average	3	4

From time to time, the Company has issued equity awards to non-employees. In these instances, the Company applies the provisions of SFAS No. 123 and EITF No. 96-18 Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services which results in the recognition of expense related to these awards over the vesting or service period of an amount equal to the estimated fair value of these awards at their respective measurement dates (see Note 4).

(j) Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period, to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(k) Computation of Net Loss Attributable to Common Shareholder per Share

Net loss attributable to common shareholder per share is computed based upon the weighted average number of common shares of outstanding during the period as if the exchange of common shares in the merger between the Company and MGC was in effect at the beginning of all periods presented.

For each period, net loss attributable to common shareholder per share is computed based on the weighted average number of common shares outstanding with potential equivalent shares from all stock options, warrants and convertible investor bridge loans excluded from the computation because their effect is anti-dilutive. The Company had 20,452,531 stock options and 48,071,472 warrants outstanding to issue common stock at December 31, 2006. The Company had 14,384,772 stock options and 49,164,642 warrants outstanding to issue common stock at December 31, 2005.

(l) Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts receivable, accounts payable, loans payable, and other accrued expenses. The carrying value of these financial instruments approximates their fair values due to the nature and short-term maturity of these instruments.

(m) Recent Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements SFAS No. 109, “Accounting for Income Taxes,” by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized. Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal quarter beginning after December 15, 2006. We do not expect the adoption of FIN 48 to have a material effect on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Quantifying Financial Misstatements,” which expresses the Staff’s views regarding the process of quantifying financial statement misstatements. Registrants are required to quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. The techniques most commonly used in practice to accumulate and quantify misstatements are generally referred to as the “rollover” (current year income statement perspective) and “iron curtain” (year-end balance sheet perspective) approaches. The financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. This bulletin is effective for financial statements for the first fiscal year ending after November 15, 2006. The adoption of SAB No. 108 had no effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (SFAS No. 157) which provides a definition of fair value, establishes a framework for measuring fair value and requires expanded disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We do not expect the adoption of SFAS No. 157 to have a material effect on our financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” (SFAS No. 158) which amends SFAS No. 87, “Employers’ Accounting for Pensions” (SFAS No. 87), SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (SFAS No. 88), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” (SFAS No. 106), and SFAS No. 132(R), “Employers’ Disclosures about Pensions and Other Postretirement Benefits (revised 2003)” (SFAS No. 132(R)). This Statement requires companies to recognize an asset or liability for the overfunded or underfunded status of their benefit plans in their financial statements. SFAS No. 158 also requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year end. The standard provides two transition alternatives related to the change in measurement date provisions. The recognition of an asset and liability related to the funded status provision is effective for fiscal year ending after December 15, 2006, and the change in measurement date provisions is effective for fiscal years ending after December 15, 2008. We do not expect the adoption of SFAS No. 158 to have a material effect on our financial statements.

In October 2006, the FASB issued FSP No. 123(R)-5 “Amendment of FASB Staff Position FAS No. 123(R)-1”. This FSP amends FSP FAS No. 123(R)-1, “Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under SFAS No. 123(R),” to clarify that freestanding financial instruments that were originally issued as employee compensation subject to SFAS No. 123(R) and subsequently modified solely to reflect an equity restructuring that occurs when the holders are no longer employees, should continue to be subject to the recognition and measurement provisions of SFAS No. 123(R) if certain conditions are met. The provisions in this FSP are effective for the first reporting period beginning after October 10, 2006. We adopted the provisions of FSP 123(R)-5 on January 1, 2007. This guidance will not have a material effect on our financial condition and results of operations.

In October 2006, the FASB issued FSP No. 123(R)-6 “Technical Corrections of FASB Statement No. 123(R),” which revises the definition of “short-term inducement” to exclude an offer to settle an award. The provisions of this FSP are effective for the first reporting period beginning after October 20, 2006. We adopted the provisions of FSP 123R-6 on January 1, 2007. This guidance will not have a material effect on our financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of SFAS No. 115” (SFAS No. 159), which permits an entity to measure many financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The Statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. We do not expect the adoption of SFAS No. 159 to have a material effect on our financial statements.

Note 2 - Collaboration Agreement with Eli Lilly and Company

In November 2006, the Company announced an agreement with Eli Lilly and Company to develop therapeutics to treat AD. According to the terms of the agreement, the Company received $2 million in cash, including an equity investment of $500,000, from Lilly, plus the Company will receive annual research and development support for the duration of the collaboration agreement. In addition, Lilly will, based on achievement of certain milestones, provide the Company with up to $10 million to $20 million per therapeutic compound. There are no assurances that any milestones will be met. Royalties are to be paid to the Company for AD therapies brought to market that result from the collaboration. Lilly received the exclusive worldwide rights to the intellectual property related to the Company’s expertise in understanding the molecular neuropathology of AD as it pertains to the formation of neurofibrillary tangles. The Company recorded $1 million received in 2006 as deferred revenues and is amortizing the deferral over 36 months. Included in collaboration revenues for 2006 is an amortization of these deferred revenues of $31,934. In addition, $64,334 of legal fees directly associated with the agreement are included in prepaid assets and are being amortized over 36 months.

Note 3 - Property and Equipment

Property and equipment consist of the following:

	December 31, 2006	December 31, 2005

Equipment	$2,066,348	$2,064,362
Equipment held under capital lease	11,766	11,766
Leasehold improvements	84,613	84,613
	2,162,727	2,160,741
Less accumulated depreciation and amortization	(2,124,464)	(2,099,531)

	$38,263	$61,210

Depreciation and amortization expense amounted to $24,933 and $22,861 for the years ended December 31, 2006 and 2005, respectively.

Note 4 - Warrants

The Company issued warrants to investors in conjunction with funds raised in December 1995. These warrants had an original expiration date of December 2000. During 2000, these warrants were extended until December 2001. Compensation expense related to this extension was $154,685 in 2000. These warrants expired, unexercised, in December 2001.

The Company issued warrants to investors in conjunction with funds raised in August through November 2000. Compensation expense related to the issuance of these warrants was $83,406 in 2000. These warrants were converted to shares of Common Stock in the 2001 Recapitalization (see Note 5).

The Company issued warrants to investors in conjunction with funds raised in February through December 2001. Compensation expense related to the issuance of these warrants was $27,367 in 2001. The majority of these warrants were converted to shares of Common Stock in the 2001 Recapitalization (see Note 5). Total compensation expense of $351,811 was recognized upon the conversion of all the warrants in 2002.

The Company, in September 2002 prior to the Merger date, issued 1,562,258 warrants to previous investors in the Company. These warrants have an exercise price of $0.0001 per share, and expire in September 2009.

The Company issued 800,000 warrants, in September 2002, to an entity controlled by the two largest shareholders of Hemoxymed (prior to the Merger), in lieu of compensation. Compensation expense related to the issuance of these warrants was $159,934 in 2002. These warrants have an exercise price of $0.20 per share, and expire in September 2007.

The Company issued 850,000 warrants to consultants in September 2003, in lieu of compensation. Compensation expense related to the issuance of these warrants was $74,077 in 2003. These warrants have an exercise price of $0.20 per share, and expire in September 2008.

The Company issued 1,250,000 warrants to a board member and a non-employee in September 2003, in lieu of compensation for fundraising. Compensation expense related to the issuance of these warrants was $119,053 in 2003. These warrants have an exercise price of $0.15 per share, and expire in September 2008.

The Company issued 200,000 warrants to consultants in January 2004, in lieu of compensation, for investor relations and business consulting services and included the value of such warrants, $42,705, in general and administrative expenses for the year ended December 31, 2004. These warrants have an exercise price of $0.20 per share, and expire in September 2008.

The Company issued 400,000 warrants to consultants in February 2004, in lieu of compensation, for financial advisory and business consulting services and included the value of such warrants, $109,426, in general and administrative expenses for the year ended December 31, 2004. These warrants have an exercise price of $0.30 per share, and expire in February 2009.

The Company issued 43,564,795 warrants to investors in the February 2004 offering and to bridge loan investors upon conversion of their bridge loans upon closing the February 2004 offering. These warrants have an exercise price of $0.30 per share, and expire in February 2009.

The Company issued 3,200,000 warrants to the placement agents for the February 2004 offering. These warrants have an exercise price of $0.30 per share, and expire in February 2009. These warrants were not eligible to be exercised for a one-year period from the date of grant.

The Company issued 500,000 warrants to consultants in November 2004, in lieu of compensation, for investor relations and business consulting services and included the value of such warrants, $44,160, in general and administrative expenses for the year ended December 31, 2004. These warrants have an exercise price of $0.30 per share, and expire in November 2009.

The Company issued 400,000 warrants to consultants in November 2004, in lieu of compensation, for financial advisory and business consulting services and included the value of such warrants, $37,910, in general and administrative expenses for the year ended December 31, 2004. These warrants have an exercise price of $0.25 per share, and expire in November 2009.

In 2005, 3,755,772 warrants were exercised and 27,584 warrants were forfeited by warrant holders. Net proceeds of $677,134 were received by the Company (at an average exercise price of $0.18 per warrant).

The Company issued 922,500 warrants to bridge loan holders in July 2006. These warrants have an exercise price of $0.0025 per share, and expire in July 2011.

In 2006, 2,014,195 warrants were exercised and 1,475 warrants were forfeited by warrant holders. Net proceeds of $443,455 were received by the Company (at an average exercise price of $0.22 per warrant).

As of December 31, 2006, the Company has reserved 48,071,472 shares of Common Stock for the exercise and conversion of the warrants described above.

Note 5 - Stockholders' Equity

The stockholders' equity information presented in these financial statements reflects the retroactive recognition of the effects of the Merger (see Note 1), and of the two recapitalizations of the Company's capital structure, the "1996 Recapitalization", which became effective in March, 1996 and the "2001 Recapitalization", which became effective in November, 2001. The 1996 Recapitalization consisted of (i) the conversion of each share of outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company into one share of Common Stock, (ii) a 1.0-for-10.6 reverse split of the outstanding shares of Common Stock, and (iii) a reduction in the number of authorized shares of Common Stock and Preferred Stock from 50,000,000 to 20,000,000 and 35,000,000 to 15,000,000, respectively. The 2001 Recapitalization consisted of (i) the conversion of each share of outstanding Series C Convertible Preferred Stock of the Company into two shares of Common Stock, (ii) the conversion of each share of outstanding Series D Convertible Preferred Stock of the Company into three and one-third shares of Common Stock, (iii) the conversion of convertible debt plus accrued interest into five shares of

Common Stock for each $1.50 of convertible debt, and (iv) an increase in the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 (See Note 13).

Pursuant to the terms of the General Corporation Law of the State of Delaware, the Company's Restated Certificate of Incorporation and the Certificates of Designation of the Series C and Series D Convertible Preferred Stock, the increase in authorized shares in the 2001 Recapitalization was approved by the consent of a majority of the aggregate voting power of the holders of the outstanding Common Stock and the Series C and Series D Convertible Preferred Stock. The conversion of the Series C and Series D Convertible Preferred Stock was approved by a majority of the respective holders of such shares voting separately as a class. The conversion of the convertible debt was approved by the individual debt holder.

In conjunction with the Merger, each outstanding share of MGC Common Stock was exchanged for .658394 shares of APNS Common Stock and each outstanding MGC warrant and stock option was exchanged for .658394 APNS warrant and stock option.

In December 2002, the Board of Directors approved an increase in the number of authorized shares from 50,000,000 to 205,000,000, consisting of 200,000,000 Common Shares and 5,000,000 Preferred Shares. Shareholder approval for this increase was obtained in 2003. See note 13 for an explanation of the Company’s authorized shares.

In the Consolidated Statements of Stockholders’ Equity / (Deficit), the Company has elected to present each issuance of Preferred Stock, which was subsequently converted to Common Stock, as Common Stock as of the date of each issuance of Preferred Stock.

Original Issuances of Preferred Stock

In July 1993, the Company issued 2,671,478 shares of Series A Convertible Preferred Stock (“Series A”). These shares were subsequently converted to 165,936 shares of Common Stock.

In September through December 1993, the Company issued 12,269,000 shares of Series B Convertible Preferred Stock (“Series B”). These shares were subsequently converted to 762,066 shares of Common Stock.

In March through May 1994, the Company issued 8,581,400 shares of Series B. These shares were subsequently converted to 533,020 shares of Common Stock.

In December 1995, the Company issued 375,000 shares of Series C Convertible Preferred Stock (“Series C”). These shares were subsequently converted to 493,801 shares of Common Stock.

In December 1995, the Company issued 523,371 shares of Series C. These shares were subsequently converted to 689,179 shares of Common Stock.

In March through July 1996, the Company issued 3,764,550 shares of Series C. These shares were subsequently converted to 4,957,145 shares of Common Stock.

In January through May 2000, the Company issued 668,202 shares of Series D Convertible Preferred Stock (“Series D”). These shares were subsequently converted to 1,466,495 shares of Common Stock.

Current Issuances of Common Stock

In November 2001, as part of the 2001 Recapitalization, $2,038,881 of convertible debt, including accrued interest, was converted to 4,474,649 shares of Common Stock.

In January through June 2002, the Company issued 3,846,692 shares of common stock through a private placement, and upon conversion of bridge loans, plus accrued interest.

In June 2002, the Company issued 3,355,279 shares of Common Stock to Company officers, consultants and vendors in exchange for a reduction of $750,000 of amounts due.

In June 2002, the Company issued 156,859 shares of Common Stock to certain warrant holders in exchange for the conversion of 650,139 warrants.

In September 2002, the Company repurchased 23,294 shares of Common Stock.

In September 2002, certain shareholders of a predecessor of the Company were issued, in exchange for past services, 1,562,258 seven-year warrants exercisable at $0.0001 to purchase shares of Common Stock.

In September 2002, an entity controlled by the two largest shareholders of the Company prior to the merger were issued, in lieu of compensation, 800,000 five year warrants exercisable at $0.20 to purchase shares of Common Stock. Expense of $159,934 was included in general and administrative expense for the issuance of these warrants.

In September 2003, a director of the Company and an advisor were issued, in lieu of compensation for fund raising activities, 1,250,000 five-year warrants exercisable at $0.15 to purchase shares of Common Stock. Expense of $119,053 was included in general and administrative expenses for the issuance of these warrants.

In September 2003, two entities were issued, in lieu of compensation, 850,000 five-year warrants exercisable at $0.20 to purchase shares of Common Stock. Expense of $74,077 was included in general and administrative expenses for the issuance of these warrants.

In February 2004, the Company completed an $8,000,000 private placement (net proceeds of $7,354,054) in February. The private placement included accredited institutional investors and accredited individuals. In conjunction with this financing, the Company issued an aggregate of 32 million units priced at $0.25 per unit to investors. Each unit consisted of one share of common stock of the Company and a five-year warrant exercisable to purchase one share of common stock of the Company at an exercise price of $0.30. The warrants issued to investors were immediately exercisable.

Pursuant to the terms of the Registration Rights Agreement entered into in connection with the transaction, within seven calendar days following the date that the Company filed its Annual Report on Form 10-KSB, the Company was required to file, and did file, with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended, covering the resale of all of the common stock purchased and the common stock underlying the warrants, including the common stock underlying the placement agents’ warrants.

The Registration Rights Agreement further provided that if a registration statement was not filed, or did not become effective, within 150 days from the closing date of the private placement, then in addition to any other rights the holders may have, the Company would be required to pay each holder an amount in cash, as liquidated damages, equal to 1.5% per month of the aggregate purchase price paid by such holder in the private placement for the common stock and warrants then held, prorated daily. The registration statement was filed within the allowed time, however it was declared effective July 28, 2004 under SEC File Number 333-113821, resulting in the Company incurring certain liquidated damages in accordance with the terms of the private placement. Liquidating damages of $84,000 were paid to the unit holders in the private placement in the third quarter 2004.

In accordance with Emerging Issues Task Force (EITF) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed To, and Potentially Settled In a Company’s Own Stock,” the terms of the warrants and the transaction documents, the fair value of the warrants was accounted for as a liability, with an offsetting reduction to additional paid-in capital at the closing date (February 6, 2004). The warrant liability, net of the liquidated damages, was reclassified to equity on July 28, 2004, when the registration statement became effective.

The fair value of the warrants was estimated using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of five years and volatility of 75%. The fair value of the warrants was estimated to be $8,754,068 on the closing date of the transaction. The difference between the fair value of the warrants of $8,754,068 and the gross proceeds from the offering was classified as a non-operating expense in the Company’s statement of operations, and included in “Gain on derivative instrument, net”. The fair value of the warrants was then re-measured at March 31, 2004, June 30, 2004 and July 28, 2004 (the date the registration statement became effective) and estimated to be $3,105,837 at July 28, 2004, with the decrease in fair value since February 6, 2004 due to the decrease in the market value of the Company’s common stock. The decrease in fair value of the warrants of $5,648,231 from the transaction date to July 28, 2004 was recorded as non-operating income in the Company’s statement of operations, and included in “Gain on derivative instrument, net”. The fair value of the warrants at July 28, 2004 was reclassified to additional paid in capital as of July 28, 2004.

The Company used $315,783 of the proceeds from the private placement to reimburse officers of the Company for expenses, including compensation that was incurred but unpaid, as of January 31, 2004.

The Company paid the placement agent and its sub-agents $560,000 in cash as fees for services performed in conjunction with the private placement. The Company also incurred $85,946 in other legal and accounting fees. The Company also issued a five-year warrant to purchase 3.2 million shares of common stock of the Company at an exercise price of $0.30 per share to the placement agent and its sub-agents in the private placement. The warrants issued to the placement agent are exercisable commencing on February 6, 2005. The fair value of the warrants was computed as $875,407 based on the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of five years and volatility of 75%. The Company allocated $1,521,353 between issuance costs offsetting the liability for common stock warrants and equity based on a relative fair value allocation of the stock issued and warrants issued to the unit holders. As a result, the Company initially recorded $621,171 of issuance costs as an offset to the liability for common stock warrants related to these fund raising activities in the Company’s consolidated balance sheet. The Company further recorded $62,582 of amortization expenses from these issue costs as “Costs of fund raising activities” in the statement of operations for the year ended December 31, 2004.

The adjustments required by EITF Issue No. 00-19 were triggered by the terms of the Company’s agreements for the private placement it completed in February 2004, specifically related to the potential penalties if the Company did not timely register the common stock underlying the warrants issued in the transaction. The adjustments for EITF Issue No. 00-19 had no impact on the Company’s working capital, liquidity, or business operations.

All of the warrants issued in the transaction provide a call right in favor of the Company to the extent that the price per share of the Company’s common stock exceeds $1.00 per share for 20 consecutive trading days, subject to certain circumstances.

Concurrent with the closing of the private placement, bridge investors, who had made loans to the Company over the past 18 months, agreed to convert the $2,610,179 of loans and unpaid interest into units on substantially the same terms as the investors in the private placement. The conversion terms accepted by the bridge investors were substantially different than the initial conversion terms of the bridge loans. As a result, the Company accounted for the change in conversion terms as a substantial modification of terms in accordance with EITF Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”. As a result, the Company recorded a $4,707,939 loss on debt extinguishment in the three month period ended March 31, 2004 for the difference between the carrying value of the bridge loans on the date the conversion terms were modified ($2,610,179) and the fair value of the equity issued under the new conversion terms ($7,318,118). Upon conversion, the Company issued the bridge investors 10,440,714 shares of common stock and 11,484,788 warrants to purchase shares of common stock on the same terms as the unit holders. The fair value of the common stock was computed as $4,176,286 based on the closing price of the Company’s stock on February 6, 2004. The fair value of the warrants was determined to be $3,141,832 using the Black-Scholes option-pricing model with the following assumptions: no dividends; risk-free interest rate of 3.20%; the contractual life of five years and volatility of 75%. Upon conversion, the $7,318,118 adjusted value of the bridge loans was reclassified as $26,102 of common stock and $7,292,016 of additional paid-in-capital.

In February 2004, the Company issued 400,000 shares of common stock and 400,000 warrants to consultants, in lieu of compensation, for financial advisory and business consulting services valued at $269,426. Consulting expense related to the issuance of the shares of common stock was $160,000 in 2004 based on the closing price of the Company’s stock on the date of issuance. Expense related to the issuance of the warrants of $109,426 was included in general and administrative expenses. These warrants have an exercise price of $0.30 per share, and expire in February 2009.

In February 2004, the Company issued 100,000 shares of common stock to a consultant, in lieu of compensation, for financial advisory and business consulting services. Expense of $40,000 was included in general and administrative expenses.

In November 2004, the Company issued 100,000 shares of common stock to a consultant, in lieu of compensation, for scientific consulting services. Expense of $25,000 was included in research and development expenses.

During 2005, The Company issued 3,755,772 shares of common stock to warrant holders upon exercise of warrants.

In October 2006, the Company issued 271,845 shares of common stock to a consultant, in lieu of compensation, for executive search services. Expense of $62,524 was included in general and administrative expenses.

In November 2006, the Company sold 1,116,071 shares of common stock to Eli Lilly and Company for $500,000 (see Note 2).

During 2006, the Company issued 2,014,195 shares of common stock to warrant holders upon exercise of warrants.

During 2006, the Company issued 510,206 shares of common stock to option holders upon exercise of options.

In the event of any liquidation, dissolution or winding up of the affairs of the Company, either voluntary or involuntary, the holders of Preferred Stock are entitled to receive a liquidation preference, adjusted for combinations, consolidations, stock splits or certain issuances of Common Stock. After payment has been made to the holders of Preferred Stock of the full amounts to which they shall be entitled, the holders of the Common Stock shall be entitled to receive ratably, on a per share basis, the remaining assets. As of December 31, 2006, no Preferred Stock is outstanding. The Company has reserved 48,071,472 shares of Common Stock for the exercise and conversion warrants, and 20,452,531 shares of Common Stock for the exercise and conversion of stock options.

Note 6 - Stock Option Plan

As of December 31, 2002, the Board of Directors approved the Hemoxymed, Inc. (now called Applied NeuroSolutions, Inc.) Stock Option Plan. This plan is identical to the MGC pre-merger plan (discussed below), with an increase in the number of options in the plan to 12,000,000. Shareholder approval was obtained in 2003.

In conjunction with the Merger in September 2002, each outstanding MGC stock option was exchanged for .658394 APNS stock options.

In April 2001, management issued non-qualifying stock options to two former employees to replace the incentive stock options previously granted. All terms of these options remained the same. Compensation expense of $64,033 was recorded to reflect the fair value of these options.

In April 2001, the Board of Directors granted 13,168 options to a non-employee exercisable at $1.50 per share, which vest monthly over a twenty-four month period. Compensation expense of $24,170 was recorded to reflect the fair value of these options.

In July 2001, the Board of Directors granted 6,584 options to an employee exercisable at $1.50 per share, which vest one-fourth per year beginning July 2002. These options were forfeited during 2002.

In November 2001, the Board of Directors granted 2,050,904 options exercisable at $0.30 per share which vest one-fourth immediately and one-fourth per year beginning November 2002. Non-employees were granted 144,847 of these options, which were vested immediately. Compensation expense of $53,174 was recorded to reflect the fair value of options issued to non-employees.

In June 2002, the Board of Directors granted 434,172 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in June 2003. Non-employees were granted 33,430 of these options. Compensation expense of $6,136 was recorded to reflect the fair value of options issued to non-employees.

In June 2002, the Board of Directors approved adjusting the exercise price of 4,399,052 options to $0.15 per share. This changed the accounting treatment for these stock options to variable accounting until they are exercised. For the year ended December 31, 2003, the Company recorded compensation expense under variable accounting equal to $604,100 related to these modified options. For the year ended December 31, 2002, no compensation expense had been recorded related to these modified options as the Company’s stock price was below $0.15 as of December 31, 2002.

In September 2003, the Board of Directors granted 5,337,000 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in September 2004. Non-employees were granted 752,000 of these options. Compensation expense of $80,975 was recorded to reflect the fair value of options issued to non-employees.

In November 2004, the Board of Directors granted 120,000 options exercisable at $0.17 per share which vest one-fourth immediately and one-fourth per year beginning in November 2005.

In April 2005, the Company granted 4,045,136 stock options to employees, officers, independent directors and a consultant, of which 3,302,565 options were granted to executive officers and directors, 542,571 options were granted to employees, and 200,000 options were granted to a consultant. Compensation expense of $31,870 was recorded to reflect the fair value of options issued to the consultant. In addition, the Company granted 300,000 stock options to independent directors in the second half of 2005. The 3,602,565 stock options granted to executive officers and independent directors in 2005 were not approved by the Company’s stockholders at the Company’s Annual Stockholder Meeting on June 20, 2006 and were cancelled and not reissued. Included in general and administrative expense and research and development expense in the quarter ended June 30, 2006 was a non-cash expense of $80,165 and $117,460, respectively, to record unrecognized compensation costs on these options.

In January 2006, 94,041 options were exercised at an average exercise price of $0.15, and 676,674 options with exercise prices ranging from $0.15 to $5.30 expired, unexercised. In May 2006, 42,796 options with an exercise price of $0.15 expired, unexercised.

On June 20, 2006, at the Company’s Annual Stockholder Meeting, the stockholders voted against increasing the maximum allowable shares of common stock issuable under the Company’s 2003 stock option plan from 12,000,000 shares to 20,000,000 shares and voted against ratification of the 3,602,565 options granted to executive officers and independent directors in 2005. Thus, these 2005 stock options were cancelled and not reissued, and consequently, became available for future grants under the Company’s 2003 stock option plan.

On June 27, 2006, The Board of Directors approved a grant of 600,000 stock options to independent directors of the Company.

On June 27, 2006, the Board of Directors also approved a grant of 4,000,000 stock options to the Company’s new Chairman. This option grant was not made under the Company’s 2003 stock option plan, but was made in consideration of the engagement of the new Chairman.

On August 29, 2006, The Board of Directors approved a grant of 6,000,000 stock options to the Company’s newly appointed President and CEO. This option grant was made pursuant to the terms of the new CEO’s employment and was not made under the Company’s 2003 stock option plan. The Board of Directors also approved a grant to the Company’s new CEO of 400,000 restricted shares of common stock, which grant was made (i) on the same day as the new CEO’s option grants and (ii) pursuant to the terms of the new CEO’s employment. In addition, the Board of Directors approved a grant to the Company’s new CEO of $100,000 of restricted shares of common stock on both the first and second anniversaries of her employment (August 29, 2007 and 2008).

On September 7, 2006, the Board of Directors approved a grant of 300,000 stock options to an outside director of the Company.

The Company calculates expected volatility for stock options using historical volatility. The starting point for the historical period used is September 2002, the timing of the Merger (see Note 1). The Company currently estimates the forfeiture rate for stock options to be minimal.

The risk-free rates for the expected terms of the stock options and awards and the employee stock purchase plan is based on the U.S. Treasury yield curve in effect at the time of the grant.

As of December 31, 2006, the Company had 10,452,531 outstanding stock options granted under its 2003 stock option plan and had 10,000,000 outstanding stock options granted outside the 2003 stock option plan. As of December 31, 2006 there was approximately $676,678 of total unrecognized non-cash compensation costs related to the outstanding stock options, which is expected to be recognized over a weighted-average period of 2.5 years.

As of December 31, 2006, 20,452,531 options were outstanding (11,746,246 were fully vested and exercisable) at prices ranging from $0.15 to $2.00 per share.

A summary of the status of, and changes in, the Company’s stock options as of and for the years ended December 31, 2006 and 2005, is presented below for all stock options issued to employees, directors and non-employees:

	2006		2005
	Options	Weighted- Average-Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	14,384,772	$$0.22	10,039,636	$0.19
Granted	10,900,000	0.22	4,345,136	0.29
Voted against at annual stockholders meeting	3,602,565	0.29	-	-
Exercised	510,206	0.15	-	-
Forfeited	719,470	0.55	-	-
Outstanding at end of year	20,452,531	$0.20	14,384,772	$0.22
Options exercisable at end of year	11,746,246		9,856,670

The intrinsic value of options outstanding and options exercisable at December 31, 2006 was $2,620,012 and $1,793,267, respectively. The intrinsic value of options exercised during 2006 was $90,750. The intrinsic value at December 31, 2006 of options expected to vest was $826,745.

Stock Options as of December 31, 2006
Exercise Price	Number Outstanding at December 31, 2006	Weighted-Average Remaining Contractual Life	Number Exercisable at December 31, 2006
$0.15	8,650,127	5.3 years	8,650,127
0.17	120,000	7.8 years	85,000
0.20	4,600,000	9.5 years	2,400,000

0.23	6,000,000	9.7 years	-
0.275	300,000	9.7 years	200,000
0.285	742,571	8.3 years	371,286
1.50	14,814	4.1 years	14,814
2.00	25,019	0.9 years	25,019
	20,452,531		11,746,246

Note 7 - Employee Savings Plan

The Company sponsors a defined contribution benefit plan (the “Savings Plan”) which qualifies under Section 401(k) of the Internal Revenue Code. The Savings Plan covers all eligible employees who are at least eighteen years of age and have completed six months of service with the Company. Employee contributions to the Savings Plan are based on percentages of employee compensation plus a discretionary matching contribution by the Company. Vesting in the Company’s contributions is based on length of service over a five-year period. The Company amended the Savings Plan, effective January 1, 2001, to increase the Company match from 50% to 100% of the first 5% of an employee’s deferral, subject to certain limitations. Contributions by the Company for the years ended December 31, 2006 and 2005 were $42,506 and $48,410, respectively.

Note 8 - Income Taxes

No Federal or state income taxes have been provided for in the accompanying consolidated financial statements because of net operating losses incurred to date and the establishment of a valuation allowance equal to the amount of the Company's deferred tax assets. At December 31, 2006, the Company has net operating loss and research and development credit carry-forwards for Federal income tax purposes of approximately $38,800,000 and $970,000, respectively. These carry-forwards expire between 2007 and 2026. Changes in the Company's ownership may cause annual limitations on the amount of loss and credit carry-forwards that can be utilized to offset income in the future. Net operating loss and research and development credit carry-forwards, as of December 31, 2006, expiring over the next five years are as follows:

Year Expiring	Net Operating Loss	Research and Development Credit
2007	$892,112	$23,863
2008	4,655,901	121,653
2009	6,039,518	208,148
2010	2,100,609	31,522
2011	2,003,368	21,454
Total	$15,691,508	$406,640

The net deferred tax assets as of December 31, 2006 and 2005 are summarized as follows:

	December 31, 2006	December 31, 2005

Deferred tax assets:

Depreciation	$190,000	$210,000
Net operating loss carry-forwards	15,500,000	14,200,000
Tax credit carry-forwards	970,000	890,000
	16,660,000	15,300,000
Valuation allowance	(16,660,000)	(15,300,000)
Net deferred income taxes	$-	$-

The net change in the valuation allowance during 2006 and 2005 was an increase of $1,360,000 and $945,000, respectively.

Note 9 - Commitments and Contingencies

Operating Lease
The Company operates out of a laboratory and office facility in Vernon Hills, Illinois. The original lease term was for sixty-three months through May 14, 2002 and included a renewal option for two additional five-year periods. In May 2002, the lease was extended for a five-year period, through May 2007. The Company is currently negotiating an extension of this lease.

Future minimum lease payments as of December 31, 2006, under the terms of the operating lease for the facility in Vernon Hills, Illinois are as follows:

Year ending December 31,	Amount

2007	$34,000

Rental expense, including allocated operating costs and taxes, was $125,995 and $123,308 for the years ended December 31, 2006 and 2005, respectively.

Capital Lease
The Company purchased a telephone system under the terms of a capital lease in March 2003. The lease called for thirty-six monthly payments of $414 through March 2006, and was fully paid in 2006.

Collaboration, Consulting and Licensing Agreements
Under the terms of various license and collaborative research agreements with Albert Einstein College of Medicine (“AECOM”) the Company is obligated to make semi annual maintenance payments and quarterly funding payments. In addition, the agreements call for royalty and revenue sharing agreements upon the sale and/or license of products or technology licensed under the agreements. In March 2002, September 2002 and October 2006 the Company renegotiated various terms of the AECOM agreements.

Total expense for these outside research, collaboration and license agreements, included in research and development expenses, was $450,000 and $375,074 for the years ended December 31, 2006 and 2005, respectively.

The Company has a consulting agreement with Dr. Peter Davies, its founding scientist, which has been renewed through November 2008, but in some instances, may be terminated at an earlier date by the Company and the consultant. Expense for the consulting agreement, included in research and development expenses, was $108,000 and $108,000 for the years ended December 31, 2006 and 2005, respectively.

Future minimum payments, as of December 31, 2006, under the above agreements are as follows:

Year ending December 31,	Collaborations	Consulting

2007	$475,000	$108,000
2008	500,000	99,000
2009	500,000	-
2010	500,000	-
2011	500,000	-
Total	$2,475,000	$207,000

The Company is obligated to pay AECOM $500,000 each year that the Agreements are still in effect. In addition, the Company is obligated to pay AECOM a percentage of all revenues received from selling and/or licensing aspects of the AD technology licensed from AECOM that exceeds the minimum obligations reflected in the annual license maintenance payments. The Company can terminate the Agreement at any time with sixty days written notice, but would be required to reimburse AECOM for any salary obligations undertaken by AECOM for the research projects covered by the Agreements for up to one year from the termination date.

Executive Letter Agreement
Under the terms of her employment, Ellen R. Hoffing, the President and CEO, receives a minimum base salary of $300,000 per year, plus a bonus of up to 40% of Ms. Hoffing’s base salary upon attainment of performance objectives established by the Company’s Board of Directors and acceptable to Ms. Hoffing. The Company granted Ms. Hoffing a stock option to purchase 6,000,000 shares of the Company’s common stock at an exercise price of $0.23 (which was the closing price of the common stock on the over-the-counter market on the date of grant). The option vests as to 1,000,000 shares of common stock on the sixth month anniversary of the grant, and then will vest as to an additional 166,667 shares for each month thereafter until the option is vested in full (which will be on the third anniversary of the date of grant). The Company also granted 400,000 shares of restricted stock, which vests as to 133,334 shares on the first anniversary of the date of grant and 133,333 shares on the second and third anniversaries of the date of grant. In addition, Ms. Hoffing will receive $100,000 worth of shares of restricted stock on her one-year anniversary and her two-year anniversary with the Company (August 29, 2007 and August 29, 2008). If Ms. Hoffing’s employment is terminated by the Company without cause, she is entitled to her base salary and benefits for a period of 12 months after such termination, and the portion of her options and restricted stock that would have vested during the 12 months following such termination will immediately vest. If Ms. Hoffing’s employment is terminated upon or in connection with a change of control of the Company, then Ms. Hoffing will be paid the equivalent of one year’s base salary and any unvested shares of restricted stock and stock options will immediately vest in full upon such change in control. The Company expects to enter into a definitive agreement with Ms. Hoffing by the end of the second quarter 2007.

Employment Agreements
David Ellison, the Chief Financial Officer and Corporate Secretary, is employed pursuant to an agreement through October 31, 2007 that provides for a minimum base salary of $174,000 per year, with an annual cost of living increase. Mr. Ellison has not received an increase in his base salary since April 2005. Included in 2006 general and administrative expense is $4,529 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Mr. Ellison’s agreement also provides a minimum monthly non-accountable allowance of $300 for automobile and cell phone expenses. This allowance was increased to $400 per month in April 2005. If the Company terminates Mr. Ellison’s employment without cause or upon or in connection with a change in control or Mr. Ellison terminates his employment for cause, then Mr. Ellison will receive severance consisting of (i) a lump sum payment from the Company equal to the greater of (A) the total base salary otherwise payable through the expiration of the term of Mr. Ellison’s employment agreement or (B) twelve months’ base salary and bonus (based on the prior year’s base salary plus bonus), (ii) health, disability and life insurance provided to Mr. Ellison for up to twelve months following the effective date of such termination and (iii) continued exercisability of all options held by Mr. Ellison. If the Company fails to give Mr. Ellison at least 90 days notice that his employment agreement is not being renewed for any reason other than cause, then Mr. Ellison will receive severance payments equal to his base salary then in effect, plus the amount of the bonus earned by Mr. Ellison for the year, if any. Such severance payment shall be payable over a one (1) year period.

Daniel J. Kerkman, Ph.D., the Vice President of Research and Development, is employed pursuant to an agreement through October 31, 2007 that provides for a minimum base salary of $189,000 per year, with an annual cost of living increase. Dr. Kerkman has not received an increase in his base salary since April 2005. Included in 2006 research and development expense is $4,901 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Dr. Kerkman’s agreement also provides a minimum monthly non-accountable allowance of $300 for automobile and cell phone expenses. This allowance was increased to $400 per month in April 2005. If the Company terminates Dr. Kerkman’s employment without cause or Dr. Kerkman terminates his employment for cause, then Dr. Kerkman will receive severance consisting of (i) a lump sum payment from the Company equal to the greater of (A) the total base salary otherwise payable through the expiration of the term of Dr. Kerkman’s employment agreement or (B) twelve months’ base salary and bonus (based on the prior year’s base salary plus bonus), (ii) health, disability and life insurance provided to Dr. Kerkman for up to twelve months following the effective date of such termination and (iii) continued exercisability of all options held by Dr. Kerkman. If the Company fails to give Dr. Kerkman at least 90 days notice that his employment agreement is not being renewed for any reason other than cause, then Dr. Kerkman will receive severance payments equal to his base salary then in effect, plus the amount of the bonus earned by Dr. Kerkman for the year, if any. Such severance payment shall be payable over a one (1) year period.

John F. DeBernardis, Ph.D., Senior Advisor to the Company’s Chief Executive Officer, is employed pursuant to an agreement through October 31, 2007 that provides for a minimum base salary of $282,000 per year, with an annual cost of living increase. Dr. DeBernardis has not received an increase in his base salary since April 2005. Included in 2006 research and development expense is $7,326 accrued as of December 31, 2006, representing his earned, but not yet paid, cost of living increase since April 2006. Dr. DeBernardis’s agreement also provides a minimum monthly non-accountable allowance of $1,000 for automobile and cell phone expenses. This allowance was increased to $1,150 per month in April 2005. In addition, the Company also provides Dr. DeBernardis, at the Company’s expense, a term life insurance policy in the amount of $600,000. If the Company terminates Dr. DeBernardis’ employment without cause or upon or in connection with a change in control or Dr. DeBernardis terminates his employment for cause, then Dr. DeBernardis will receive severance consisting of (i) a lump sum payment from the Company equal to the greater of (A) the total base salary otherwise payable through the expiration of the term of Dr. DeBernardis’ employment agreement or (B) twelve months’ base salary and bonus (based on the prior year’s base salary plus bonus), (ii) health, disability and life insurance provided to Dr. DeBernardis for up to twelve months following the effective date of such termination and (iii) continued exercisability of all options held by Dr. DeBernardis. If the Company fails to give Dr. DeBernardis at least 90 days notice that his employment agreement is not being renewed for any reason other than cause, then Dr. DeBernardis will receive severance payments equal to his base salary then in effect, plus the amount of the bonus earned by Dr. DeBernardis for the year, if any. Such severance payment shall be payable over a one (1) year period. Dr. DeBernardis and the Company entered into an amendment to Dr. DeBernardis’ employment agreement in July 2006. Pursuant to this amendment, the parties agreed that Dr. DeBernardis’ employment agreement stays in full force and effect until its expiration (October 31, 2007) after Dr. DeBernardis’ resignation as President and CEO became effective. Other than the title held by Dr. DeBernardis, no other term of his employment agreement was changed by the amendment except that upon a termination of his employment all of Dr. DeBernardis’ incentive stock options will be converted into non-qualified options.

Contingencies
The Company does not maintain any product liability insurance for products in development. The Company believes that even if product liability insurance were obtained, there is no assurance that such insurance would be sufficient to cover any claims. The Company is unaware of any product liability claims.

The ability to develop the Company’s technologies and to commercialize products will depend on avoiding patents of others. While the Company is aware of patents issued to competitors, as of December 31, 2006, the Company was not aware of any claim of patent infringement against it.

In March 2004, the Company was notified by email from Innogenetics, a Belgian biopharmaceutical company involved in specialty diagnostics and therapeutic vaccines, that it believes the CSF diagnostic test the Company has been developing uses technology that is encompassed by the claims of its’ U.S. patents. Innogenetics also informed the Company that it could be amenable to entering into a licensing arrangement or other business deal with the Company regarding its patents. The Company had some discussions with Innogenetics concerning a potential business relationship, however no further discussions have been held since the second quarter of 2006.

The Company has reviewed these patents with its patent counsel on several occasions prior to receipt of the email from Innogenetics and subsequent to receipt of the email. Based on these reviews, the Company believes that its CSF diagnostic test does not infringe the claims of these Innogenetics patents. If the Company is unable to reach a mutually agreeable arrangement with Innogenetics, it may be forced to litigate the issue. Expenses involved with litigation may be significant, regardless of the ultimate outcome of any litigation. An adverse decision could prevent the Company from possibly marketing a future diagnostic product and could have a material adverse impact on its business.

Note 10 - Bridge Funding

On July 10, 2006, the Company entered into a Note and Warrant Purchase Agreement with private investors pursuant to which the Company sold to the investors 12% senior unsecured notes due January 10, 2007 in the aggregate principal amount of $500,000 (“Bridge Funding”), and five year warrants (the “Warrants”) exercisable to purchase an aggregate of 922,500 shares of the Company’s common stock at an exercise price of $.0025 per share. The Notes, plus accrued interest, were paid in full as of January 10, 2007. The Notes were not guaranteed by any third party, and not secured by the Company, and were senior to all of the Company’s indebtedness and were non-transferable. The Warrants are immediately exercisable, however, the shares of common stock to be issued upon exercise of the warrants have not yet been registered.

The Company has adopted EITF 05-4, “The Effect of Liquidated Damages Clause on a Freestanding Financial Instrument Subject to Issue No. 00-19”, View C to account for its registration rights agreements. The holders of the warrants have a piggy-back registration right in association with the Note and Warrant Purchase Agreement. View C of EITF 05-4 takes the position that the registration rights should be accounted for separately from the financial instrument as the payoff of the financial instruments is not dependent on the payoff of the registration rights agreement, and according to DIG K-1, registration rights agreements and the financial instruments do not meet the combining criteria as they relate to different risks. The Financial Accounting Standards Board (FASB) has postponed further discussion on EITF 05-4. Since the FASB has not reached a consensus, the Company’s accounting for the registration rights may change when the FASB reaches a consensus.

The Company accounted for the warrants issued based on guidance from SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities and Emerging Issues Task Force (“EITF”) No. 00-19. Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own stock. Accordingly, the warrants are classified as equity.

The Company allocated the proceeds from the Bridge Funding of $500,000 between the debt and the warrants based upon the fair value of the debt and warrants at the transaction date. The warrants were valued using the Black-Scholes pricing model. This resulted in an increase in additional paid-in capital at the transaction date related to the warrants in the amount of $200,866. The carrying value of the debt was reduced by the $200,866 and the discount is being amortized over the life of the loan (6 months). During 2006, $189,707 of the discount was recognized as interest expense. Included in current liabilities as of December 31, 2006, is a bridge loan balance of $488,841, comprised of the $500,000 Bridge Funding proceeds received, net of the unamortized debt discount of $11,159.

The fair value of the warrants issued was determined using the Black-Scholes option pricing model based on the following assumptions: volatility of 75%, expected life of two years, risk free interest rate of 5.14% and no dividends.

Note 11 - Accounts Receivable

Included in accounts receivable at December 31, 2006 is one signed contract for $250,000. The revenues from this agreement have not yet been recognized, and are included in deferred revenues at December 31, 2006, as performance of the agreement has not been completed by either party.

Note 12 - Research Agreement with Nanosphere, Inc.

In January 2006, the Company entered into a research agreement with Nanosphere, Inc., a nanotechnology-based molecular diagnostics company, to assist the Company in the development of serum-based diagnostic tests for AD. The Company is currently working on developing additional tools that may enable us to best utilize Nanosphere’s proprietary technology to further evaluate and develop serum-based diagnostic tests.

Note 13 - Authorized Shares

The Company discovered in the first quarter of 2006 that three prior amendments to its certificate of incorporation were approved by written consent of the stockholders. The first amendment, approved in October 2001 and filed in November 2001, increased the Company's authorized common stock from 22.4 million shares to 50 million shares, and the second amendment, approved in June 2003 and filed in September 2003, increased the authorized common stock to 200 million shares. The third amendment to the Company's certificate of incorporation was approved and filed in October 2003 to change the name of the Company to “Applied NeuroSolutions, Inc.” For each of these amendments, the Company filed an information statement and duly mailed it to stockholders 20 days prior to effective date of the stockholders' written consents becoming effective, all in accordance with the Exchange Act and its applicable rules.

In January 2006, in preparation of the proxy statement for the Company’s annual meeting, the Company discovered that the certificate of incorporation of its predecessor entity, Ophidian Pharmaceuticals, Inc., limited stockholders from taking action by written consent. That provision is still in effect. Consequently, the 2001 and 2003 amendments to the certificate of incorporation, while approved by the Board of Directors and approved by a majority of the then-outstanding shares of common stock in the manner described above, were technically not adopted properly under Delaware law. Such shares may be deemed issued in excess of the Company's 22,400,000 authorized and outstanding shares of common stock.

To remedy this technical error, the Company corrected its certificate of incorporation by means of a subsidiary-parent merger approved by the stockholders, with a new “corrected” certificate of incorporation resulting from such merger.

To assure that this correction would be made, thereby preserving the status quo for the Company's existing common stockholders, the Company created a new class of “super voting” Series A preferred stock, which is permitted by the “blank check” provisions of the current certificate of incorporation that was approved by the stockholders of the Company's predecessor at an annual meeting held in 1999. The shares of this Series A preferred stock were issued solely to the members of the Company's Audit Committee, in trust for the benefit of the Company's common stockholders. The members of the Audit Committee agreed to vote the shares in favor of the curative merger transaction. Following the merger transaction and the correction of the certificate of incorporation to affirm the previous actions of the Company's stockholders, the Company redeemed and canceled the shares of the Series A preferred stock at a nominal cost of $250.

The Board of Directors unanimously approved the Merger Agreement and the approach outlined above.
The Company’s annual meeting was held on June 20, 2006 and the parent-subsidiary merger, as described above, was approved and the Company immediately filed a certificate of merger to effect the technical correction to its certificate of incorporation. The Company’s authorized common stock under Article IV of the amended and restated certificate of incorporation is now 200 million shares.

Because the holders of the Series A preferred stock had informed the Company of their agreement with each other to vote the Series A preferred shares in favor of the Merger Agreement, the Company continued to treat the over-issued shares of common stock in the same manner as the remaining outstanding shares of the Company’s common stock.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Applied NeuroSolutions’s Certificate of Incorporation, as amended, contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors. Applied NeuroSolutions believes that these provisions will assist Applied NeuroSolutions in attracting or retaining qualified individuals to serve as Directors.

Item 25. Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by APNS for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$3,828.05
Printing and reproduction costs	5,000.00
Legal and accounting fees and expenses	30,000.00
Total	$38,828.05

Item 26. Recent Sales of Unregistered Securities.

The securities of APNS that were issued or sold by APNS since March 15, 2001 and were not registered with the SEC are described below. All these issuances were made in reliance upon the exemption set forth in section 4 (2) of the Securities Act of 1933.

In April 2001, the Board of Directors granted 13,168 options to a consultant of the Company exercisable at $1.50 per share which vest monthly over a twenty-four month period.

In April 2001, management issued non-qualifying stock options to two former employees to replace the incentive stock options previously granted. All terms of these options remained the same.

In November 2001, the Board of Directors granted 2,050,898 options exercisable at $0.30 per share which vest one-fourth immediately and one-fourth per year beginning November, 2002. A consultant of the Company was granted 144,847 of these options, which were vested immediately.

In November 2001, we issued to accredited investors 4,474,649 shares of common stock upon conversion by such accredited investors of $2,038,810 of convertible bridge loans and accrued interest at a post-merger adjusted rate of $0.456 per share.

In November 2001, we issued 580,726 shares of common stock for $212,500 to accredited investors in a private placement.

In June 2002, we issued to accredited investors 7,201,971 shares of common stock upon conversion by such accredited investors of $1,810,883 of convertible bridge loans and accrued interest at a post-merger adjusted rate of $0.251 per share.

In June 2002, the Company issued 156,859 shares of common stock to certain pre-merger Molecular Geriatrics Corporation warrant holders in exchange for conversion of 650,139 warrants.

In June 2002, the Board of Directors granted to employees 434,168 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in June, 2003. A consultant of the Company was granted 33,430 of these stock options.

In June 2002, the Board of Directors approved adjusting the exercise price of 4,399,052 stock options held by employees and consultants to $0.15 per share. This changed the accounting treatment for these stock options to variable accounting until they are exercised. For the year ended December 31, 2003, the Company recorded compensation expense under variable accounting equal to $604,100 related to these modified options. For the year ended December 31, 2002 no compensation expense had been recorded related to these modified options as the Company’s stock price was below $0.15 as of December 31, 2002.

Prior to the merger with Molecular Geriatrics, in September 2002, the Company issued to certain of its shareholders, in exchange for past services, 1,737,164 five-year warrants exercisable at $0.0001 to purchase shares of Common Stock.

Prior to the merger with Molecular Geriatrics, in September 2002, the Company issued to Prism Ventures, an entity controlled by the Company’s two largest shareholders, in lieu of compensation, 800,000 five year warrants exercisable at $0.20 to purchase shares of Common Stock. These warrants were issued to Prism Ventures in exchange for general consulting relative to financings and other transactions of the Company or its affiliates, which services were valued at $119,934.

In September 2002, in connection with our merger with Molecular Geriatrics, each share of Molecular Geriatrics stock was exchanged for .658394 shares of our common stock. Each stock option of Molecular Geriatrics was exchanged for .658394 stock options of the Company. Each warrant to purchase common stock of Molecular Geriatrics was exchanged for .658394 warrants to purchase common stock of the Company.

In September 2003, the Board of Directors granted to employees 5,337,000 options exercisable at $0.15 per share which vest one-fourth immediately and one-fourth per year beginning in September, 2004. Our Board of Directors also granted to consultants 752,000 of these options.

In September 2003, we issued to Richard Stone, a director of the Company, and to David Stone, a consultant and the brother of Richard Stone, 750,000 and 500,000 five-year warrants, respectively, exercisable at $0.15 to purchase shares of Common Stock. These warrants were issued to Mr. Richard Stone and to Mr. David Stone in lieu of compensation for financial advisory activities, which services were valued at $71,432 and $47,621, respectively.

In September 2003, we issued to Equity Communications LLC 800,000 five-year warrants and to MCC Securities (“MCC”) 50,000 five-year warrants, all of which are exercisable at $0.20 to purchase shares of common stock. We issued these warrants to Equity Communications in lieu of compensation for investor relation and public relations consulting services, which services were valued at $69,315. We issued these warrants to MCC as compensation for financial advisory services that was in addition to the monthly consulting fees we paid to MCC pursuant to a consulting agreement, and not as underwriting compensation nor for services as placement agent, in connection with capital raising activities. The warrants issued to MCC for the financial advisory services provided by MCC to the Company were valued at $4,762.

In February 2004, the Company issued to accredited investors 32,000,000 shares of common stock and warrants to purchase an additional 32,000,000 shares of our common stock exercisable at $0.30 per share for $8,000,000 ($7,354,054 proceeds, net of commissions and legal fees). Upon closing the private placement, accredited investors holding convertible bridge loans, converted those loans including accrued interest, at a conversion ratio of $0.25 per share and 1.1 warrants, into 10,440,714 shares of common stock and 11,484,788 warrants to purchase shares of common stock at an exercise price of $0.30 per share. The placement agent, and selected dealers, received commissions of $560,000 in cash and warrants to purchase 3,200,000 shares of common stock at $0.30 per share.

The Company issued 200,000 warrants to Equity Communications LLC in January 2004, in lieu of compensation, for investor relations and business consulting services valued at $42,705. These warrants have an exercise price of $0.20 per share, and expire in January 2009. The Company's issuance of the warrants to Equity Communications was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

The Company issued 400,000 shares of common stock and 400,000 warrants to Sunrise Securities in February 2004, in lieu of compensation, for financial advisory and business consulting services valued at $269,426. These warrants have an exercise price of $0.30 per share, and expire in February 2009. The Company's issuance of the shares of common stock and the warrants to these consultants was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

The Company issued 100,000 shares of common stock to Virtual Concepts in February 2004, in lieu of compensation, for financial advisory and business consulting services valued at $40,000. The Company's issuance of the shares of common stock to these consultants was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

In November 2004, we issued 100,000 shares of common stock to Dr. Peter Davies, our founding scientist, in lieu of compensation, for scientific consulting services valued at $25,000. The Company's issuance of the shares of common stock to Dr. Davies was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

In November 2004, we issued 500,000 warrants to Equity Communications, LLC, in lieu of compensation, for investor relations and business consulting services valued at $44,160. These warrants have an exercise price of $0.30 per share, and expire in November 2009. . Our issuance of these warrants to Equity Communications, LLC was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

In November 2004, we issued 200,000 warrants to David Stone and 200,000 warrants to Edward Benjamin, in lieu of compensation, for investor relations and business consulting services valued at $37,910. These warrants have an exercise price of $0.25 per share, and expire in November 2009. Our issuance of these warrants to David Stone and Edward Benjamin was made pursuant to an exemption under Section 4(2) of the Securities Act of 1933.

In April 2005, our Board of Directors granted to officers and directors an aggregate of 3,302,565 ten-year stock options exercisable at $0.285 per share which vest one-fourth immediately and one-fourth per year beginning in April 2006.

On July 10, 2006, in connection with the sale of 12% senior unsecured notes due January 10, 2006 in the aggregate principal amount of $500,000 under a Note and Warrant Purchase Agreement we entered into with private investors, we issued five year warrants exercisable to purchase an aggregate of 922,500 shares of the Registrant’s common stock at an exercise price of $.0025 per share. These warrants are immediately exercisable.

In October 2006, the Company issued 271,845 shares of common stock to a consultant, in lieu of compensation, for executive search services. Expense of $62,524 was included in general and administrative expenses.

In November 2006, the Company sold 1,116,071 shares of common stock to Eli Lilly and Company for $500,000. See Note 2 to the consolidated financial statements that are included in the part I of this registration statement.

During 2006, the Company issued 2,014,195 shares of common stock to warrant holders upon exercise of warrants.

During 2006, the Company issued 510,206 shares of common stock to option holders upon exercise of options.

In April 2007, the Company issued 9,782,805 shares of common stock to warrant holders upon the exercise of warrants.

In May 2007, the Company issued warrants exercisable to purchase 300,000 shares of our common stock at an exercise price of $0.305 per share.

Item 27. Exhibits.

Exhibits required by Item 601 of Regulation S-B. The following exhibits are filed as a part of, or incorporated by reference into, this Report:

Number	Description

3.1	Certificate of Incorporation, filed as Exhibit C to the Company Proxy Statement on Schedule 14A filed on February 23, 1999 (the “Proxy Statement”) and incorporated herein by reference
3.1.1	Certificate of Amendment of Certificate of Incorporation, filed as Exhibit A to the Company’s Proxy Statement on Schedule 14A, filed June 29, 1999 and incorporated herein by reference.

3.1.2

Certificate of Amendment of Certificate of Incorporation, filed as Exhibit 3.1.2 to the Company’s Registration Statement on Form SB-2 SEC File Number 333-84412, filed on March 15, 2002 (the “March 2002 Registration Statement”) and incorporated herein by reference.

3.1.3	Amended and Restated Certificate of Incorporation, filed as Exhibit B to the Company’s Proxy Statement on Schedule 14A filed on May 15, 2006 and incorporated herein by reference.
3.1.4

Certificate of Designation of Series A Preferred Stock, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, dated April 25, 2006, filed on May 1, 2006 and incorporated herein by reference.

3.2	Company Bylaws, filed as Exhibit D to the Company’s Proxy Statement filed on Schedule 14A, SEC File Number 001-13835, on February 23, 1999 and incorporated herein by reference.
4.1

Specimen Common Stock Certificate filed as Exhibit 4.1 to the Company's Registration Statement on Amendment No. 3 to Form S-1, Registration Number 333-33219, (the "1998 Registration Statement") filed on January 27, 1998, and incorporated herein by reference.

4.1.1

Specimen Common Stock Certificate, identifying the Company name change from Ophidian Pharmaceuticals, Inc. to Hemoxymed, Inc., filed as Exhibit 4.1.1 to the Company’s Registration Statement on Form SB-2, SEC File Number 333-84412, filed on March 15, 2002 (the “March 2002 Registration Statement”) and incorporated herein by reference.

4.2	Specimen Warrant Certificate, filed as Exhibit 4.2 to Amendment No. 4 to the Registration Statement filed on January 30, 1998, and incorporated herein by reference.
4.3

Form of Representatives' Warrant Agreement, including Specimen Representatives' Warrant, filed as Exhibit 4.3, to Amendment No. 4 to the 1998 Registration Statement filed on January 30, 1998, and incorporated herein by reference.

4.4	Form of Warrant Agreement, filed as Exhibit 4.4, to Amendment No. 4 to the 1998 Registration Statement filed on January 30, 1998 and incorporated herein by reference.
4.5	Specimen Unit Certificate, filed as Exhibit 4.5 to Amendment No. 5 to the 1998 Registration Statement filed on February 5, 2004, and incorporated herein by reference.
4.6

Applied NeuroSolutions, Inc. 2003 Stock Option Plan, filed as Appendix B to the Company’s definitive revised information statement on Schedule 14C filed on August 29, 2003 and incorporated herein by reference. #

5.1	Opinion of Eilenberg & Krause LLP. **
10.1

Agreement and Plan of Merger made as of April 16, 2001, by and among the Company, Ophidian Holdings, Inc., a wholly owned subsidiary of the Company, and Hemoxymed, Inc., filed as Exhibit A to the Company's Information Statement on Schedule 14f-1, SEC File No. 005-55419, filed on August 8, 2001, and incorporated herein by reference.

10.2

Agreement and Plan of Merger made as of September 10, 2002, by and among the Company, Molecular Geriatrics Acquisition, Inc., a wholly owned subsidiary of the Company, and Molecular Geriatrics Corporation, filed as Exhibit 2.1 to the Company's Current Report on Form 8-K, SEC File No. 001-13835, filed on September 23, 2002, and incorporated herein by reference.

10.3

License and Collaborative Research Agreement, dated October 1, 1992 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine, including Amendment Agreement dated July 1, 1993, filed as Exhibit 10.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, SEC File No. 001-13835, filed on March 31, 2003 (the “2002 10-KSB”) and incorporated herein by reference.

10.4

License and Collaborative Research Agreement, dated February 1, 1994 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine filed as Exhibit 10.4 to the Company’s 2002 10-KSB, and incorporated herein by reference.

10.5

Amendment Agreement, dated March 24, 2002 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine filed as Exhibit 10.5 to the Company’s 2002 10-KSB, and incorporated herein by reference.

10.6

Second Amendment Agreement, dated September 21, 2002 between Molecular Geriatrics Corporation and Albert Einstein College of Medicine filed as Exhibit 10.6 to the Company’s 2002 10-KSB, and incorporated herein by reference.

10.7	Consulting Agreements with Dr. Peter Davies, dated October 13, 1992, October 13, 1992, and January 31, 1994 filed as Exhibit 10.7 to the Company’s 2002 10-KSB, and incorporated herein by reference.
10.8

Lease Agreement, dated November 22, 1996, along with First Amendment to Lease, dated May 2, 1997, and Lease Extension, dated March 18, 2002 between Molecular Geriatrics Corporation and Arthur J. Rogers & Co filed as Exhibit 10.10 to the Company’s 2002 10-KSB, and hereby incorporated by reference.

10.9	Consulting Agreement with Prism Ventures LLC, dated September 10, 2002, filed as Exhibit 10.11 to the Company’s 2002 10-KSB and incorporated herein by reference.
10.10

Consulting Agreement with Equity Communications, LLC, dated June 20, 2003 filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003, SEC File No. 001-13835, filed on March 19, 2004 (the “2003 10-KSB”) and incorporated herein by reference.

10.11

Amendment “A”, dated December 30, 2003, to Consulting Agreement with Equity Communications, LLC, dated June 20, 2003 filed as Exhibit 10.11 to the Company’s 2003 10-KSB and incorporated herein by reference.

10.12

Purchase Agreement, dated as of January 28, 2004, by and between the Registrant and Special Situations Private Equity Fund L.P., filed as Exhibit 4.1 to the Company's Current Report on Form 8-K, SEC File No. 001-13835, filed on February 13, 2004 (“February 2004 8-K”), and incorporated herein by reference.

10.13	Form of Unit Purchase Agreement, filed as Exhibit 4.2 to the February 2004 8-K, and incorporated herein by reference.
10.14	Bridge Loan Holder Consent, filed as Exhibit 4.3 to the February 2004 8-K, and incorporated herein by reference.
10.15	Form of Registration Rights Agreement, filed as Exhibit 4.4 to the Company's February 2004 8-K, and incorporated herein by reference.
10.16	Form of Warrant, filed as Exhibit 4.5 to the Company’s February 2004 8-K, and incorporated herein by reference
10.17	Placement Agent Warrant, filed as Exhibit 4.6 to the Company’s February 2004 8-K, and incorporated herein by reference.
10.21

Employment Agreement, dated November 1, 2004, between Applied NeuroSolutions, Inc. and John F. DeBernardis filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004 filed on March 25, 2005 (the “2004 10-KSB”), and incorporated herein by reference.#

10.22	Employment Agreement, dated November 1, 2004, between Applied NeuroSolutions, Inc. and Daniel J. Kerkman filed as Exhibit 10.12 to the 2004 10-KSB, and incorporated herein by reference.#
10.23	Employment Agreement, dated November 1, 2004, between Applied NeuroSolutions, Inc. and David Ellison filed as Exhibit 10-13 to the 2004 10-KSB, and incorporated herein by reference.#
10.24

License Agreement, dated December 13, 2004, between the Company and bioMerieux, SA, filed as Exhibit 10.14 to the 2004 Form 10-KSB, and incorporated herein by reference. (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

10.25

Agreement and Plan of Merger, dated as of April 27, 2006, by and between Applied NeuroSolutions, Inc. and APNS Merger Corp. filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated April 25, 2006, filed on May 1, 2006 and incorporated herein by reference.

10.26

Form of Note and Warrant Purchase Agreement filed as Exhibit 10.1 to the Company’s Report on Form 8-K, dated July 10, 2006, filed on July 13, 2006 (“July 2006 Form8-K”) and incorporated herein by reference.

10.27	Form of Bridge Note filed as Exhibit 10.2 to the July 2006 Form8-K and incorporated herein by reference.
10.28	Form of Warrant filed as Exhibit 10.3 to the July 2006 Form8-K and incorporated herein by reference.
10.29

Collaboration Agreement, dated November 27, 2006, between Applied NeuroSolutions, Inc. and Eli Lilly and Company filed as Exhibit 10.22 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 (the “2006 Form 10-KSB”) (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)

10.30

Amendment to Employment Agreement, dated July 14, 2006, between Applied NeuroSolutions, Inc. and John F. DeBernardis filed as Exhibit 10.23 to the 2006 Form 10-KSB and incorporated herein by reference.#

10.31	Employment Agreement, dated January 1, 2005 between Applied NeuroSolutions, Inc. and Bruce N. Barron filed as Exhibit 10.25 to the 2006 Form 10-KSB and incorporated herein by reference. #
10.32	Letter Agreement, dated as of January 25, 2007, between Applied NeuroSolutions, Inc. and Bruce N. Barron filed as Exhibit 10.26 to the 2006 Form 10-KSB and incorporated herein by reference. #
10.33

Third Amendment Agreement, dated October 30, 2006 between Applied NeuroSolutions, Inc. and Albert Einstein College of Medicine filed as Exhibit 10.27 to the 2006 Form 10-KSB and incorporated herein by reference.

16.1

Letter from KPMG to the SEC dated October 25, 2004, filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, dated October 25, 2004, filed on October 25, 2004 and incorporated herein by reference.

16.2

Letter from KPMG to the SEC dated November 5, 2004, filed as Exhibit 16.2 to Amendment No. 1 to the Company’s Current Report on Form 8-K/A, dated October 25, 2004, filed on November 5, 2004 and incorporated herein by reference.

23.1	Consent of Virchow Krause & Company, LLP.*
23.3	Consent of Eilenberg & Krause LLP (included in Exhibit 5.1). **
24.1	Power of Attorney (included in signature page of this Registration Statement).**

* Exhibit filed herewith.
** Previously filed with this registration statement.
# Management contract or compensatory plan or arrangement.

(b) Reports on Form 8-K filed by the Company during the last quarter covered by this Report.

Item 28. Undertakings.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Vernon Hills, State of Illinois, on June 21, 2007.

APPLIED NEUROSOLUTIONS, INC.

By:/s/ David Ellison
--------------------------------------
David Ellison,
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature --------------	Title -------	Date --------

/s/ Robert S. Vaters*	Chairman	June 21, 2007
Robert S. Vaters

/s/ Ellen R. Hoffing	President, CEO and Director	June 21, 2007
Ellen R. Hoffing	(Principal Executive Officer)

/s/ David Ellison	Chief Financial Officer	June 21, 2007
David Ellison	(Principal Financial and Accounting Officer)

/s/ Jay B. Langner*	Director	June 21, 2007
Jay B. Langner

/s/ Bruce N. Barron*	Director	June 21, 2007
Bruce N. Barron

/s/Alan L. Heller*	Director	June 21, 2007
Alan L. Heller

* By: /s/ / David Ellison   June 21, 2007
Attorney-in-Fact

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form SB-2 (File No. 333-113821) of Applied NeuroSolutions, Inc. of our report dated March 29, 2007, which appears on page 71 of the annual report on Form 10-KSB for the years ended December 31, 2006 and 2005, filed with the Securities and Exchange Commission on April 2, 2007. We also consent to the reference to our firm under the caption “Experts" on Page 33 of the Registration Statement.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Chicago, Illinois
June 21, 2007